As filed with the U.S. Securities and Exchange Commission on September 3, 2024

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HITEK GLOBAL INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	7372	98-1551601
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 304, No. 30 Guanri Road, Siming District,

Xiamen City, Fujian Province, People’s Republic of China
+86 592-5395967

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Bradley A. Haneberg, Esq. Haneberg Hurlbert PLC 1111 East Main Street, Suite 2010 Richmond, VA 23219 (804) 814-2209	Mengyi “Jason” Ye, Esq. Ortoli | Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10022-5616 (212) 588-0022

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2024

Hitek Global Inc.

Minimum Offering:   $8,000,000

Maximum Offering:   $20,000,000

We are offering a minimum of $8,000,000 of Class A ordinary shares, par value $0.0001 per share (each a “Class A Ordinary Share” and, collectively, the “Class A Ordinary Shares”) and a maximum of $20,000,000 of Class A Ordinary Shares of Hitek Global Inc. (the “Company,” “we,” “our,” or “us”) at an offering price of US$_____ per Class A Ordinary Share.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “HKIT”. On August 30, 2024, the last reported sales price of our Class A Ordinary Shares on the Nasdaq Capital Market was $1.63 per share.

The securities will be offered at a fixed price and are expected to be issued in a single closing. We have engaged AC Sunshine Securities LLC as our exclusive placement agent (the “Placement Agent”) to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent must sell the Minimum Offering and up to the Maximum Offering, if any securities are sold. We expect this offering to be completed not later than two business days following the commencement of sales in this offering (the effective date of the registration statement of which this prospectus forms a part).

Because this is a best-efforts offering, the placement agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities, and, as a result, there is a possibility that we may not be able to sell the minimum offering amount. If we do not receive a minimum of $8,000,000 by ____, 2024, unless mutually extended by us and the Placement Agent for up to an additional ____ days, all funds will be returned to the investors in this offering promptly after the termination of the offering, without charge, deduction or interest. Prior to ____, 2024, in no event will funds be returned to the investors unless the offering is terminated.

The proceeds from the sale of securities in this offering will be deposited in a separate (limited to funds received on behalf of us) non-interest bearing bank account at ____ established by our escrow agent (the “Escrow Account”) until the minimum offering amount is raised. If we complete this offering, net proceeds will be delivered to us on the closing date (such closing date being the above mutually acceptable date, provided the minimum offering amount has been sold).

The offering may close or terminate, as the case may be, because there is a Minimum Offering required as a condition to closing in this offering. The actual public offering amount, placement agent’s fee and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agent the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

We are an offshore holding company incorporated in the Cayman Islands as an exempted company. As a holding company with no material operations, our operations are conducted in China by our subsidiaries and through contractual arrangements, also known as VIE Agreements, with a variable interest entity (“VIE”), Xiamen Hengda Hitek Computer Network Co., Ltd., and its subsidiaries. Neither we nor our subsidiaries own any equity interests in VIE. The VIE Agreements enable us to consolidate the financial results of the VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”), and the structure involves unique risks to investors. The VIE structure provides contractual exposure to foreign investment in China-based companies.

This is an offering of the Class A Ordinary Shares of the offshore holding company in Cayman Islands, instead of shares of the VIE in China. Therefore, you are not investing in and may never hold equity interests in the VIE. The VIE Agreements by and among Tian Dahai (Xiamen) Information Technology Co. Ltd. (the “WFOE”), Hitek, and Hitek’s shareholders include (i) power of attorney agreements and an equity interest pledge agreement, pursuant to which shareholders of Hitek pledged all of their equity interests in Hitek to WFOE to guarantee the performance of Hitek’s obligations under the exclusive technical consulting and service agreement; (ii) an exclusive technical consulting and service agreement which allows WFOE to receive substantially all of the economic benefits from Hitek; and (iii) exclusive equity interest purchase agreements which provide WFOE with an exclusive option to purchase all or part of the equity interests in and/or assets of Hitek when and to the extent permitted by PRC laws. Through the VIE Agreements among WFOE, Hitek and Hitek’s shareholders, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it meets the conditions under U.S. GAAP to consolidate the VIE.

However, the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us. Because we do not hold equity interests in the VIE, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements as they have not been tested in a court of law. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and the value of Class A Ordinary Shares may depreciate significantly or become worthless.

The VIE Agreements may not be effective in providing control over Hitek. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission (the “CSRC”) if we fail to comply with their rules and regulations. See “Risk Factors — Risks Relating to Our Corporate Structure”, “Risk Factors — Risks Relating to Doing Business in the PRC” and “Risk Factors — Risks Relating to This Offering and Our Class A Ordinary Shares” for more information.

We are subject to certain legal and operational risks associated with the VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIE’s operations, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

Pursuant to the PRC Cybersecurity Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and Important Data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the Cyberspace Administration of China (“CAC”). Due to the lack of further interpretations, the exact scope of “critical information infrastructure operator” remains unclear. On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures (the “CAC Revised Measures”) to replace the original Cybersecurity Review Measures. The CAC Revised Measures took effect on February 15, 2022. Pursuant to the CAC Revised Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. On November 14, 2021, CAC published the Administration Measures for Cyber Data Security (Draft for Public Comments), or the “Cyber Data Security Measure (Draft)”, which requires cyberspace operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, Important Data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas. The CAC solicited comments on this draft and the deadline for feedback was December 31, 2021, but there is no timetable as to when it will be enacted. Pursuant to the Measures for Security Assessment for Outbound Data Transfer, which was promulgated on July 1, 2022 and took effect on September 1, 2022, where a data handler transfers data abroad under any of the following circumstances, it shall, through the local Cyberspace Administration at the provincial level, apply to the State Cyberspace Administration for security assessment for the outbound data transfer: (i) a data handler who transfers Important Data abroad; (ii) a critical information infrastructure operator, or a data handler processing the personal information of more than 1 million individuals, who, in either case, transfers personal information abroad; (iii) a data handler who has, since January 1 of the previous year cumulatively transferred abroad the personal information of more than 100,000 individuals, or the sensitive personal information of more than 10,000 individuals, or (iv) other circumstances where the security assessment for the outbound data transfer is required by the State Cyberspace Administration.

As confirmed by our PRC counsel, Jingtian & Gongcheng, we are not subject to cybersecurity review with the CAC in accordance with the CAC Revised Measures and security assessment for outbound data, because (i) we are not in possession of or otherwise holding any Important Data, (ii) we are not in possession of or otherwise holding personal information of over one million users and it is also very unlikely that it will reach such threshold in the near future; and (iii) as of the date of this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a PRC company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. In addition, on February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. As of the date of this prospectus, as advised by Jingtian & Gongcheng, our PRC counsel, we have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to the initial offering. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined that we are subject to the Trial Measures for the listing of the Class A Ordinary Shares on the Nasdaq, we may fail to obtain required approval, complete required filing or meet such requirements in a timely manner or at all, or completion could be rescinded. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

Furthermore, as auditors of companies that are registered with the SEC and publicly traded in the United States and firms registered with the PCAOB, our auditors, Wei, Wei & Co., LLP and UHY LLP are headquartered in the United States and are required under the laws of the United States to undergo regular inspections by the U.S. Public Company Accounting Oversight Board (“PCAOB”) to assess their compliance with the laws of the United States and professional standards. Although we operate through Hitek in mainland China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities, our auditor is currently inspected fully by the PCAOB. Inspections of other auditors conducted by the PCAOB outside mainland China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality.

Even though our auditors are based in United States and under full inspection by the PCAOB and we believe that they are not currently subject to the determinations announced by the PCAOB on December 16, 2021, if  any PRC law relating to the access of the PCAOB to auditor files were to apply to a company such as Hitek or its auditor, the PCAOB may be unable to fully inspect our auditor, which may result in our securities being delisted or prohibited from being traded “over-the-counter” pursuant to the Holding Foreign Companies Accountable Act and materially and adversely affect the value and/or liquidity of your investment. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), and if it were enacted, would require foreign companies to comply with the PCAOB audits within two consecutive years instead of three consecutive years, which would reduce the time before our securities may be prohibited from trading or be delisted. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Furthermore, UHY LLP and Wei, Wei & Co., LLP are not among the auditor firms listed on a Holding Foreign Companies Accountable Act (“HFCA Act”) Determination List, which includes all of the auditor firms that the PCAOB is not able to inspect. There are risks and uncertainties which we cannot foresee for the time being, and rules and regulations in the PRC can change quickly with little or no advance notice. The PRC government may intervene or influence Hitek’s future operations in the PRC at any time, or may exert more control over offerings conducted overseas and/or foreign investment in companies like us. The PRC government may intervene or influence Hitek’s future operations in the PRC at any time, or may exert more control over offerings conducted overseas and/or foreign investment in companies like us. In the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause trading in our securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our securities.

On August 26, 2022, the China Securities Regulatory Commission, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.  See “Risk Factors—Risks Related to Doing Business in the PRC” for a detailed description of risks related to the PRC.

Our management monitors the cash position of each entity within our organization regularly and prepare budgets on a monthly basis  to ensure each entity has the necessary funds to fulfill its obligation for the foreseeable future and to ensure adequate liquidity. As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiary in Hong Kong, Hitek HK, and the consolidated VIE in mainland China, Hitek, for our cash and financing requirements. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. In order for us to pay dividends to our shareholders, we will rely on payments made from Hitek to WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to Hitek HK as dividends from WFOE. Certain payments from our Hitek to WFOE are subject to PRC taxes, including business taxes and VAT. We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, there has been no distribution of dividends or assets among the holding company, the subsidiary or the consolidated VIE.  In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to the consolidated VIE via capital contribution or shareholder loans, as the case may be. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus. For more information, please see “Prospectus Summary - Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE”, “Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries”, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations - Consolidation”, and our consolidated financial statements starting on page F-1 of this prospectus for more information.

We are an “emerging growth company” and a “foreign private issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see “Prospectus Summary - Implications of Being an Emerging Growth Company and Implications of Being a Foreign Private Issuer.”

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share, and holders of Class B Ordinary Shares are entitled to 15 votes per one Class B Ordinary Share. As of the date of this prospectus, we had 21,107,000 Class A Ordinary Shares and 8,192,000 Class B Ordinary Shares issued and outstanding. Mr. Shenping Yin, our Chairman of the Board, and his wife, Ms. Xiaoyang Huang, our chief executive officer, beneficially all of our issued Class B Ordinary Shares, representing approximately 85.3% of the voting rights in our company.

Furthermore, we are, and following the completion of this offering, will continue to be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Shenping Yin and Ms. Xiaoyang Huang will be able to exercise _____% of our total voting power assuming a minimum offering and ____% of our total voting power assuming a maximum offering. Therefore, we may elect not to comply with certain corporate governance requirements of Nasdaq. Currently, we have not and do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 23 to read about factors you should consider before buying our Class A Ordinary Shares.

	Per Class A Ordinary Share (2)	Total (Minimum Offering)	Total (Maximum Offering)

Public offering price
Placement Agent fee (1)
Proceeds to us, before expenses

(1)

Under the Placement Agreement, the Placement Agent will receive a commission equal to $320,000 in the case of a minimum offering and $800,000 in the case of a maximum offering, representing 4% of the gross proceeds. See “Plan of Distribution” for additional information regarding Placement Agent compensation.

(2)	Based on an assumed offering price of $_____ per Class A Ordinary Share. The final offering price per share will be determined by the Company, the Placement Agent and the investors in this offering and may be a discount to the market price of the Class A Ordinary Shares

We expect our total cash expenses for this offering (including cash expenses payable to our Placement Agent for its out-of-pocket expenses) to be approximately $_______, exclusive of the above the Placement Agent fee. The Placement Agent must sell the minimum number of securities offered ($8,000,000 of Class A Ordinary Shares) if any are sold. The Placement Agent is only required to use its best efforts to sell the maximum number of securities offered ($20,000,000 of Class A Ordinary Shares). The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our Placement Agent after which at least the minimum number of our Class A Ordinary Shares are sold (the minimum offering); or (ii) __________. If we complete this offering, net proceeds will be delivered to our Company on the closing date.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We anticipate delivery of the Class A Ordinary Shares against payment therefor will be made on or before _____, 2024.

Prospectus dated ________, 2024

i

ABOUT THIS PROSPECTUS

Neither we nor the Placement Agent has authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or any related free writing prospectus. Neither we nor the Placement Agent takes responsibility for, and provide no assurance about the reliability of, any information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We are incorporated under Cayman Island law. Under the rules of the Securities and Exchange Commission (the “SEC”), we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, or Exchange Act. We are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act.

For investors outside the United States: Neither we nor the Placement Agent has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares and the distribution of this prospectus outside the United States.

PRESENTATION OF FINANCIAL INFORMATION

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them, and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Our financial year ends on December 31 of each year. References in this prospectus to a financial year, such as “financial year 2023”, relate to our financial year ended December 31 or that calendar year.

MARKET AND INDUSTRY DATA

Certain market data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, reports of governmental and international agencies and industry publications and surveys. Industry publications and third-party research, surveys and reports generally indicate that their information has been obtained from sources believed to be reliable. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ii

INTRODUCTORY NOTES

Except as otherwise indicated by the context and for the purposes of this prospectus only, references in this prospectus to:

●	“affiliated entities” are to our subsidiaries and variable interest entities;

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan for the purposes of this prospectus only;

●	“Class A Ordinary Shares” are to the Class A Ordinary Shares of Hitek Global Inc., par value $0.0001 per share.

●	“Class B Ordinary Shares” are to the Class B Ordinary Shares of Hitek Global Inc., par value $0.0001 per share.

●	“Haitian Weilai” are to Xiamen Haitian Weilai Technology Co., Ltd., a limited liability company organized under the laws of the PRC that is wholly-owned by Tian Dahai;

●	“Hitek HK” are to the Company’s wholly-owned subsidiary, Hitek Hong Kong Ltd., a Hong Kong corporation;

●	“Hitek”, or “VIE entity”, are to Xiamen Hengda Hitek Computer Network Co., Ltd., a limited liability company organized under the laws of the PRC, that we control via a series of contractual arrangements between WFOE and Hitek;

●	“Huasheng” are to Xiamen Huasheng Hitek Computer Network Co., Ltd., a limited liability company organized under the laws of the PRC that functions as Hitek’s operating subsidiary;

●	“Huoerguosi” are to Huoerguosi Hengda Information Technology Co., Ltd., a limited liability company organized under the laws of the PRC that functions as Hitek’s operating subsidiary;

●	“we”, “us” or the “Company” are to Hitek Global Inc.; and

●	“WFOE” are to Tian Dahai (Xiamen) Information Technology Co. Ltd. (“Tian Dahai”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), which is wholly-owned by us through Hitek HK.

Our business is conducted via Hitek, a VIE entity in the PRC, using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars (“USD”). In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements (“CFS”) in USD. These dollar references are based on the exchange rate of RMB to USD, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of USD which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets.

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and our financial statements and related notes, included elsewhere in this prospectus before deciding whether to buy our Class A Ordinary Shares.

We are an offshore holding company incorporated in the Cayman Islands as an exempted company. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through contractual arrangements (the “VIE Agreements”) with Xiamen Hengda Hitek Computer Network Co., Ltd., a variable interest entity (“VIE”) and its subsidiaries. The VIE Agreements enable us to consolidate the financial results of the VIE in our consolidated financial statements. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of the Company. As such, under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. This is an offering of the Class A Ordinary Shares of the offshore holding company in Cayman Islands. You are not investing in securities of the VIE. Neither we nor our subsidiaries own any share in Hitek.

Our corporate structure as of the date of this prospectus is as follows:

Business Overview

We are an information technology (“IT”) consulting and solutions service provider focusing on delivering services to business in various industry sectors in China. As of the date of this prospectus, we have two lines of businesses— 1) services to small and medium businesses (“SMEs”), which consists of Anti-Counterfeiting Tax Control System (“ACTCS”) tax devices, including Golden Tax Disk (“GTD”) and printers, ACTCS services, and IT services, and 2) services to large businesses, which consists of hardware sales and software sales. We expect to actively develop our system integration services and online service platform in the near future. Our vision is to become a one-stop consulting destination for holistic IT and other business consulting services in China.

Value added tax (“VAT”) reporting is mandatory for all business companies in China. The ACTCS is one of the two major VAT control systems that a business entity may choose to comply with the VAT reporting requirements. Developed by the PRC government, ACTCS was intended to effectively eliminate counterfeit invoices, providing accurate and complete tax information for the regional and national audit system. We provide our customers with the necessary ACTCS for their VAT reporting, collection and processing. The VIE entity, Hitek, is authorized to carry out the sales of GTD. We are authorized by the State Taxation Bureau, Xiamen Branch, as one of the first ACTCS service providers in the Xiamen metropolitan area. GTD is an ACTCS device necessary for normal operation of ACTCS software. The purchase of GTD is allowed only in conjunction with the use of the ACTCS software and its supporting services. Currently, there are three ACTCS service providers for Xiamen businesses, including us.

While we are confident that our competitive strengths will continue improving our business, we are aware of the challenges that our business faces, especially the challenges in our services to SMEs which are exempted from the ACTCS services. The services provided to the SMEs are restricted in the Xiamen metropolitan areas since authorization by the State Taxation Bureau, Xiamen Branch to provide ACTCS services is required. Prices of GTD and ACTCS annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. We are not able to adjust such pricing and as such our profit margin is limited. The Chinese tax regulators have been rolling out electronic invoicing starting from 2018. The electronic invoices enable companies to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of the Chinese Tax authority. Electronic invoices are very useful in helping business entities reduce operating costs and streamline service process, since they do not involve printing, storage and postage procedures. From January 21, 2021, new taxpayers can receive an electronic tax control key for free from the Tax authority. Increased use of electronic invoices and the free distribution of GTD will reduce our annual service fee revenue and thus negatively affect our total revenue. Our client base growth may be limited in spite of our marketing efforts, since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

Complementing our physical service center, we started developing our online service platform in 2018 to enable businesses in the Xiamen metropolitan area to securely process VAT reporting and payment from their desktop virtually anytime and anywhere. Currently, our customers range from small, medium to large companies across industries in the Xiamen metropolitan area. We plan to offer business management service, such as agent accounting services and online IT outsourcing services, to the SME clients using our ACTCS services. We also plan to expand our service to large businesses to other geographic regions.

In April 2021, WFOE established a wholly-owned subsidiary, Haitian Weilai under the laws of the PRC to integrate tax invoicing management services from Hitek to Haitian Weilai.

As part of the services provided to large businesses, Hitek currently sells Communication Interface System (“CIS”), its self-developed software which provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes.

As part of our services to large businesses, Huasheng sold hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. After we launched CIS sales, we also introduced our hardware products to our CIS users. Our major business strategy is to connect and source, through exclusive relationships with manufacturers, so that Huasheng can offer competitively priced hardware. From the beginning of 2022, Huasheng transferred the above business to the VIE. We plan to market large scale hardware integration systems such as router for commercial use, industrial switch, server, large internet firewall etc. in the future. We established our online support system in the beginning of 2018. The online system further enhances our customer experience, which is complemented by our highly trained professionals and attractive physical store environment.

Contractual Arrangements between WFOE and Hitek

Due to PRC legal restrictions on foreign ownership in the telecommunications sector, neither we nor our subsidiaries own any equity interest in Hitek. As a result, neither we nor our subsidiaries own any share in Hitek. This is an offering of the Class A Ordinary Shares of the offshore holding company in Cayman Islands. You are not investing in Hitek, the VIE.

WFOE, Hitek and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on March 31, 2018, which have not been tested in a court of law. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of the Company. As such, through the VIE Agreements among WFOE, Hitek and Hitek’s shareholders, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. However, the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us. The VIE structure has its inherent risks that may affect your investment, including less effectiveness and certainties than direct ownership and potential substantial costs to enforce the terms of the VIE Agreements. We, as a Cayman Islands exempted company, may have difficulty in enforcing any rights we may have under the VIE Agreements with the VIE, its founders and owners, in PRC because all of the VIE Agreements are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, where legal environment in the PRC is not as developed as in the United States. Furthermore, these VIE Agreements may not be enforceable in China if PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. We may face challenges to enforce the VIE Agreements due to legal uncertainties and jurisdictional limits. Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus. It may also be difficult for the investor or overseas regulators to conduct investigations or collect evidence within China.

Each of the VIE Agreements is described in detail below:

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement between Hitek and WFOE, WFOE provides Hitek with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to Hitek by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be paid per quarter in accordance with the consulting and service actually provided by WFOE. WFOE has the right, solely at its discretion, to determine the amount of the fees to be paid, and both parties agree to, at WFOE’s discretion, amend or enter into supplementary agreement in respect of the provisions under this agreement regarding consulting fees. The consulting fees could be 100% of Hitek’s quarterly profit.

The Exclusive Technical Consulting and Service Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both WFOE and Hitek before expiration. Otherwise, this agreement shall be extended by another ten years. Hitek does not have the right to terminate the agreement unilaterally.

The legal representative of WFOE, Mr. Shenping Yin, is currently managing Hitek pursuant to the terms of the Exclusive Technical Consulting and Service Agreement. WFOE has absolute authority relating to the management of Hitek, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Exclusive Technical Consulting and Service Agreement does not prohibit related party transactions. Upon establishment of the audit committee at the consummation of this offering, the audit committee of the registrant will be required to review and approve in advance any related party transactions, including transactions involving WFOE or Hitek.

Equity Interest Pledge Agreement

Under the Equity Interest Pledge Agreement between WFOE and Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd. and Baotou Zhongzhe Hengtong Technology Co., Ltd., together holding 100% shares of Hitek (“Hitek Shareholders”), the Hitek Shareholders pledged all of their equity interests in Hitek to WFOE to guarantee the performance of Hitek’s obligations under the Exclusive Technical Consulting and Service Agreement. Under the terms of the agreement, in the event that Hitek breaches its contractual obligations under the Exclusive Technical Consulting and Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The Hitek Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Interest Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Hitek Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Equity Interest Pledge Agreement shall be effective until all payments due under the Exclusive Technical Consulting and Service Agreement have been paid by Hitek. WFOE shall cancel or terminate the Equity Interest Pledge Agreement upon Hitek’s full payment of fees payable under the Exclusive Technical Consulting and Service Agreement.

The purposes of the Equity Interest Pledge Agreement are to (1) guarantee the performance of Hitek’s obligations under the Exclusive Technical Consulting and Service Agreement, (2) ensure the Hitek Shareholders do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent and (3) provide WFOE control over Hitek. Under the Equity Interests Purchase Agreement, WFOE may be able to acquire the equity interests in Hitek any time to the extent permitted by the PRC Law. In the event Hitek breaches its contractual obligations under the Exclusive Technical Consulting and Service Agreement, WFOE will be entitled to foreclose on the Hitek Shareholders’ equity interests in Hitek and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in Hitek and in this situation, WFOE may terminate the Exclusive Technical Consulting and Service Agreement, Equity Interest Pledge Agreement and Exclusive Equity Interests Purchase Agreement after acquisition of all equity interests in Hitek or form new VIE structure with the third parties designated by WFOE; or (2) dispose the pledged equity interests and be paid in priority out of proceed from the disposal in which case the VIE structure will be terminated.

Exclusive Equity Interests Purchase Agreement

Under the Exclusive Equity Interests Purchase Agreement, the Hitek Shareholders irrevocably granted WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests in Hitek held by the Hitek Shareholders. The purchase price is equal to the capital paid in by the Hitek Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this prospectus, if WFOE exercised such exclusive right, the total purchase price that would be paid to all of the Hitek Shareholders would be approximately $990,069, which is the aggregate registered capital of Hitek.

Under the Exclusive Equity Interests Purchase Agreement, WFOE may at any time under any circumstances, purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholders’ equity interests in Hitek. of Hitek’s obligations under the exclusive technical consulting and service agreement.

The agreement remains effective for a term of ten years and may be extended by another ten years at WFOE’s election.

Powers of Attorney

Under each Power of Attorney, each Hitek Shareholder authorizes WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) the attendance of the shareholder’s meeting and the execution of relative Shareholder Resolution(s) of Hitek; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of Hitek.

Although it is not explicitly stipulated in the Powers of Attorney, the term of the Powers of Attorney shall be the same as the term of that of the Exclusive Equity Interests Purchase Agreement.

The Powers of Attorney are coupled with an interest and shall be irrevocable and continuously valid from the date of their execution, so long as the relevant Hitek Shareholder is a shareholder of Company.

Permission or Approval Required from the PRC Authorities for The VIE’s Operation and this Offering

To operate our general business activities currently conducted in China, the consolidated VIE is required to obtain a business license from the State Administration for Market Regulation (“SAMR”). Hitek has a valid business license from the SAMR, and no application for any such license has been denied.

We are aware, however, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice.

On December 28, 2021, the CAC published the CAC Revised Measures, which further restates and expands the applicable scope of the cybersecurity review. The CAC Revised Measures took effect on February 15, 2022. Pursuant to the CAC Revised Measures, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review. In addition, operators of critical information infrastructure purchasing network products and services are also obligated to apply for the cybersecurity review for such purchasing activities. In July 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer, which became effective on September 1, 2022. These measures outline the requirements and procedures for security assessments on export of Important Data or personal information collected or generated within the territory of mainland China. Furthermore, these measures provide that the security assessment shall combine pre-assessment and continuous supervision, and risk self-assessment and security assessment to prevent data export security risks. Specifically, security assessment is required before any cross-border data can be transferred out of mainland China if: (i) the data transferred out of mainland China is Important Data; (ii) the data processor is a critical information infrastructure operator or data processor that processes personal information of more than one million individuals; (iii) cross-border data transfer of personal information by a data processor who has made cross-border transfer of aggregately more than 100,000 individuals’ personal information or more than 10,000 individuals’ sensitive personal information since January 1st of the previous year; or (iv) otherwise required by the CAC.

Although the CAC Revised Measures provides no further explanation on the extent of “network platform operator” and “foreign” listing, we do not believe we are obligated to apply for a cybersecurity review pursuant to the CAC Revised Measures and security assessment for outbound data, considering that (i) we are not in possession of or otherwise holding any Important Data; (ii) we are not in possession of or otherwise holding personal information of over one million users and it is also very unlikely that we will reach such threshold in the near future; (iii) as of the date of this this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator.

That said, the CAC Revised Measures empowers the cybersecurity review office to initiate cybersecurity review when it believes any particular data processing activities “affect or may affect national security”. In addition, on November 14, 2021, the CAC promulgated the Regulations on the Administration of Cyber Data Security (Draft for Comments) (the “Draft CAC Regulations”). The CAC solicited comments on this draft and the deadline for feedback was December 13, 2021, but there is no timetable as to when it will be enacted. According to the Draft CAC Regulations, any data processors shall, in accordance with relevant state provisions, apply for a cybersecurity review when carrying out, among other things, “other data processing activities that affect or may affect national security”. However, neither the CAC Revised Measures nor the Draft CAC Regulations provides for any further explanation or interpretation over what constitutes activities that “affect or may affect national security”. Therefore, if any competent government authorities deem that Hitek’s data processing activities may affect national security, we may be subject cybersecurity review, and in that scenario, failure to pass such cybersecurity review and/or to comply with the data privacy and data security requirements raised during such cybersecurity review could subject Hitek to penalties, damage its reputation and brand, and harm its business and results of operations. See risk factor titled “in light of recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering” for more information.

In summary, we, our subsidiaries, and the VIE are not required to obtain permission or approval from the PRC authorities including CSRC or CAC for the VIE’s operation, nor have we, our subsidiaries, or VIE received any denial for the VIE’s operation. We are subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that we inadvertently conclude that the permission or approvals discussed here are not required, that applicable laws, regulations or interpretations change such that we or Hitek is required to obtain approvals in the future, or that the PRC government could disallow our holding company structure, which would likely result in a material change in our operations, including our ability to continue our existing holding company structure, carry on our current business, accept foreign investments, and continue to offer securities to our investors. These adverse actions could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. We may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the CSRC, if we fail to comply with such rules and regulations, which would likely adversely affect the ability of our securities to be listed on the U.S. exchange, which would likely cause the value of our securities to significantly decline or become worthless.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. See “Regulations—M&A Rules and Overseas Listings.”

On February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

Any failure or perceived failure by the Company, the Company’s subsidiaries in China or the VIE to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime. As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities. Notwithstanding the foregoing, as of the date of this prospectus, we are not aware of any Chinese laws or regulations in effect requiring that we obtain permission from any Chinese authority to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction or any regulatory objection to our initial public offering from the CSRC.

As advised by Jingtian & Gongcheng, our PRC counsel, as we completed our initial public offering and listing prior to September 30, 2023, we were not required to complete the filing procedures pursuant to the Trial Measures for our initial public offering. However, as we are planning to conduct further public offerings in the U.S., we are now required to complete the filing procedures with the CSRC pursuant to the requirements of the Trial Measures. If in the future we are going to conduct any offering or financing in the U.S., we will complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. Based on the above and our understanding of the Chinese laws and regulations currently in effect as of the date of this prospectus, we are not aware of any PRC laws or regulations in effect requiring that we obtain permission or approval from any PRC authorities for our subsidiaries or the VIE’s operations, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to our offerings from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.  However, there remains uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. Any failure to obtain or delay in obtaining such approval, complete required filing or procedures, or a rescission of any such approval or filing obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory agencies may impose fines and penalties on our operations in mainland China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from our initial public offering into mainland China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the Class A Ordinary Shares. In addition, if the CSRC, or other regulatory agencies later promulgate new rules requiring that we obtain their approvals for our initial public offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of the Class A Ordinary Shares.

Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, there has been no distribution of dividends or assets among the holding company, the subsidiary or the consolidated VIE.  Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Hitek HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Class A Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Hitek to WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to Hitek HK as dividends from WFOE. Certain payments from our Hitek to WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Hitek HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Hitek HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Hitek HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Our Competitive Strengths

We believe we have significant advantages that will enable us to continue our market leadership in ACTCS tax device services and continue our business prosperity:

●	First Mover Advantage. We are one of the first ACTCS service providers in the Xiamen metropolitan area. We have accumulated our client base and maintained our business edge since 1996. Since inception, Hitek has invested approximately $300,000 in research and development to build our ACTCS supporting software, which are free and complement our ACTCS services. Over the past 28 years, we have built a strong reputation amongst tax/finance professionals in the Xiamen metropolitan area. According to the Xiamen Province Taxation Bureau’s statistics, we had approximately 23.6% of Xiamen’s tax device service market shares as of June 30, 2024. We have relied upon referrals from tax or accounting professionals that we have worked with or served, leveraging our client base to expand our business.

●	Sufficient practical experience. We have a full understanding of tax control software and network equipment to provide customers with better tax invoicing management services

●	Visionary Management Team. We have a sophisticated and long-serving management team who has led us through multiple business breakthroughs. Most of our senior management team has served us for around 20 years and possesses significant experience in many influential engineering and IT projects in China.

●	Highly Capable Employees. As of June 30, 2024, we had 45 full-time research and development professionals; 76% of our employees held bachelor’s degrees and 22% of our employees held master’s or doctorate degrees.

●	Carefully Planned Referral Network. Our carefully planned and implemented marketing efforts have led to a strong referral base, better networking opportunities, increased customer volume, and improved client satisfaction through frequent in-person shop visits near governmental tax agencies by our loyal customers and local tax officials.

While we are confident that our competitive strengths will continue improving our business, we are keenly aware of the challenges that our business faces, especially the challenges in our services to SMEs, which are dependent on our ACTCS services. The services provided to the SMEs are restricted in the Xiamen metropolitan areas since we are only authorized by the State Taxation Bureau, Xiamen Branch to provide ACTCS services that is the cornerstone of our services to the SMEs. Prices of GTD and ACTCS annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. We are not able to adjust such pricing and as such our profit margin is limited. In recent years, the Chinese tax regulators have been rolling out its own electronic invoicing system. Increasing use of electronic invoices will reduce our SME client base by around 5% per year in the future since electronic invoicing system will enable some of our existing clients to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese Tax authority. Our client base growth may be limited despite our diligent marketing efforts since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

Our Business Strategies

We intend to drive the growth of our business by executing on the following strategies:

●	Leveraging our existing ACTCS client base to deepen our relationship with our ACTCS clients and expanding our service and hardware sales offerings. As an ACTCS devices and service provider, we currently work with approximately 53,000 ACTCS clients based in Xiamen that we believe have a wide range of organizational service needs and needs for various hardware products and systems to support their organizations. We expect such service needs to include, without limitation, technology- and finance-related organization needs. Leveraging our existing well-recognized service reputation in the ACTCS industry, we believe that we can deepen our relationship with existing ACTCS clients to provide expanded service offerings to respond to their business, finance, technology and organizational needs.

●	Broadening our geographic coverage with our online service platform to become a full-service platform with national coverage. In May 2018, we launched our online service platform capable of servicing the needs of our ACTCS customers primarily through online customer and technical support, and covering various aspects of the VAT filing process, we intend to support more service offerings for our customers. We are having various software programs in progress and setting up online customer support processes, which combined together are expected to provide full-service support with respect to tax, finance and IT services. We intend to offer our clients connection to other local, third-party service providers through our online platform, so that they are able to seek business, technology and operational support via our online service platform. We believe this will enable our expansion beyond the Xiamen market to reach national service coverage.

●	Completion of our full-service platform. In the next few years, we plan to complete our full-service platform and aim to transfer 60% of our clients onto the platform. We plan to offer business management service, such as agent accounting services and online IT outsourcing services to the SME clients using our ACTCS services. We also plan to expand our service to large businesses to other geographic regions.

Summary of Risk Factors

Risks Related to Our Business Operations

Risks and uncertainties related to our business include, but are not limited to, the following:

●	We face risks related to health epidemics such as the COVID-19, and other outbreaks, which could significantly disrupt our operations and adversely affect our business, financial condition and results of operations.

●	Increased use of electronic invoice will reduce the number of customers using our ACTCS services.

●	Our IT services and hardware and software sales rely on evolving information technologies to maintain our competitiveness.

●	A significant portion of our revenue is concentrated on a few large customers, and we do not have long-term service agreements with our key customers but we rely upon our longstanding relationship with them.

●	Extended payment terms may cause deferred payments or bad debts, which could negatively affect our business operations.

●	We source our retail hardware primarily from a limited number of suppliers.

●	We may not be able to adequately protect our intellectual property rights, and our competitors may be able to offer similar products and services.

●	We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

●	Our future revenues and growth prospects depend on the ACTCS pricing model mandated by the PRC government.

●	There may be changes in the regulations of PRC government bodies and agencies relating to VAT collection procedure and ACTCS business.

Risks Relating to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but are not limited to, the following:

●	We do not have direct ownership of our operating entities in China, but have the control rights and the rights to the assets, property, and revenue of Hitek and its subsidiaries in China through VIE Agreements, which may not be effective in providing us with control over Hitek.

●	Because we are an offshore holding company and our business was conducted through VIE Agreements with Hitek, the VIE in China, if we fail to comply with applicable PRC laws, we could be subject to severe penalties and our business could be adversely affected.

●	We may have difficulty in enforcing any rights we may have under the VIE Agreements in PRC.

●	PRC laws and regulations governing our current business operations are sometimes vague and uncertain.

●	Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

●	Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

●	Any actions by Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Risks Relating to Doing Business in the PRC

We are based in China and having the majority of our operations in China, and therefore, we face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

●	Although our auditors are currently inspected by the Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Furthermore, Wei, Wei & Co., LLP and UHY LLP, our auditors, are not among the auditor firms listed on an HFCA Act Determination List, which includes all of the auditor firms that the PCAOB is not able to inspect.

●	On December 16, 2021, SEC announced the PCAOB designated China and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCA Act. The Company’s auditors, Wei, Wei & Co., LLP and UHY LLP, are headquartered in United States, and therefore are not currently subject to the determinations announced by the PCAOB on December 16, 2021. Furthermore, although we operate through Hitek in mainland China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities, our auditor is currently inspected fully by the PCAOB. While the our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the Holding Foreign Companies Accountable Act, and ultimately result in a determination by a securities exchange to delist the our securities.

●	The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

●	Because we are a Cayman Islands exempted company and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain.

●	Nasdaq may apply additional and more stringent criteria for our continued listing because our insiders hold a large portion of our listed securities.

●	It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

●	Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

●	China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations, are uncertain could have a material adverse effect on our business and the value of our Class A Ordinary Shares.

●	Because our business is conducted in RMB and the price of our Class A Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

●	Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

●	We are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

●	In light of recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering.

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

●	We face exposure to foreign currency exchange rate fluctuations.

Risks Relating to this Offering and Our Class A Ordinary Shares

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and our Class A Ordinary Shares, including, but not limited to, the following:

●	We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Ordinary Shares.

●	You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

●	We do not intend to pay dividends for the foreseeable future.

●	We cannot assure you that our plans to rase capital will be successful.

●	The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

●	Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

●	Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A Ordinary Shares.

●	Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.

●	Since Mr. Shenping Yin, our Chairman, and his wife, Ms. Xiaoyang Huang, chief executive office of the Board will be able to exercise more than ___% of the total voting power of our issued and outstanding share capital following the offering. Mr. Yin will have the ability to elect directors and approve matters requiring shareholder approval.

●	Following this offering, we will be a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Our History and Corporate Structure

We were incorporated in the Cayman Islands as an exempted company on November 3, 2017. Hitek Hong Kong Limited (“Hitek HK”), our wholly-owned subsidiary, was incorporated in Hong Kong on November 20, 2017. Tian Dahai (Xiamen) Information Technology Co. Ltd. (“WFOE”), Hitek HK’s wholly owned subsidiary, was organized pursuant to PRC laws on March 15, 2018. In April 2021, Xiamen Haitian Weilai Technology Co., Ltd. (“Haitian Weilai”), a fully owned subsidiary of WFOE was incorporated under the laws of the PRC. The variable interest entity, Xiamen Hengda Hitek Computer Network Co., Ltd., which we refer to as Hitek, was established on January 18, 1996 in Xiamen, Fujian Province, PRC pursuant to PRC laws. Hitek’s shareholders include certain PRC residents and corporate entities controlled by PRC residents.

On March 31, 2018, the Company consummated a reorganization pursuant to which, WFOE, Hitek and Hitek’s shareholders entered into a series of contractual arrangements. Such agreements are described under “Prospectus Summary — Contractual Arrangements between WFOE and Hitek. Hitek Global Inc. is a holding company with no business operation other than holding the shares in Hitek HK and Hitek HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of Hitek.

Corporate Information

Our principal executive offices are located at Unit 304, No. 30 Guanri Road, Siming District, Xiamen City, Fujian Province, People’s Republic of China, and our phone number is +86 592-5395967. We maintain a corporate website at http://www.xmHitek.com/. The information contained in or accessible from, our website or any other website does not constitute a part of this prospectus.

We are and, following the closing of this offering, will be a “controlled company” as defined under the NASDAQ Stock Market Rules because Shenping Yin and Xiaoyang Huang, who are husband and wife, will beneficially own more than 50% of voting power for the election of directors.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer, a Controlled Company, and a China-based company.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	an exemption from implementation of new or revised accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

●	reduced disclosure obligations regarding executive compensation arrangements; and

●	no requirement to seek nonbinding advisory votes on executive compensation or golden parachute arrangements.

We elected to avail ourselves of the extended transition period for implementing new or revised financial accounting standards. We may take advantage of some or all of the other provisions described above until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier to occur of (1) (a) the last day of the fiscal year following the fifth anniversary of the closing of this offering, (b) the last day of the fiscal year in which our annual gross revenue is $1.235  billion or more, or (c) the date on which we are deemed to be a “large accelerated filer,” under the rules of the SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the prior July 1st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands as an exempted company, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. Following this offering, we intend to rely on home country practice to be exempted from corporate governance requirements that we:

●	have a majority of independent directors on our board of directors;

●	the audit committee of our board of directors has a minimum of three members;

●	obtain shareholder approval prior to an issuance of our securities in connection with certain acquisitions of the stock or assets of another company;

●	obtain shareholder approval prior to an issuance of our securities in connection with equity-based compensation of our officers, directors, employees or consultants; and

●	obtain shareholder approval prior to an issuance of our securities, other than in a public offering, equal to 20% or more of our voting power outstanding at a price less than the lower of: (a) the Nasdaq Official Closing Price immediately preceding the signing of the binding agreement; or (b) the average Nasdaq Official Closing Price for the five trading days immediately preceding the signing of the binding agreement.

As a result, we will not have a majority of independent directors and our audit committee will consist of two independent directors instead of three members. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.

We are, and after this offering will continue to be, a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Shenping Yin, our founder, the chairman of our board of directors and his wife, Ms. Xiaoyang Huang, our chief executive officer, will be able to exercise ____% of our total voting power. Under the Nasdaq Stock Market Rules, a “controlled company” may elect not to comply with certain corporate governance requirements. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering.

In addition, we are an offshore holding company incorporated in the Cayman Islands as an exempted company. As a holding company with no material operations, our operations are conducted in China by our subsidiaries and through VIE Agreements, with Hitek and its subsidiaries. This is an offering of the Class A Ordinary Shares of the offshore holding company in Cayman Islands. You are not investing in Hitek, the VIE. Neither we nor our subsidiaries own any share in Hitek. Through the VIE Agreements among WFOE, Hitek and Hitek’s shareholders, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. However, the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us. Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. The VIE Agreements may not be effective in providing control over Hitek. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations.

Furthermore, our Class A Ordinary Shares may be prohibited to trade on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. The AFCAA was passed by the U.S. Senate and if enacted, would require foreign companies to comply with the PCAOB audits within two consecutive years instead of three consecutive years, which would reduce the time before our securities may be prohibited from trading or be delisted. On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Therefore, if our auditor cannot be inspected by PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the China Securities Regulatory Commission, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

Our auditor is not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor.

However, these recent developments could add uncertainties to this offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or the sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in our securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our securities.

Transfers of Cash to and from Our Subsidiaries and VIE

Hitek Global Inc. is permitted under the laws of the Cayman Islands to provide funding to Hitek HK through loans or capital contributions without restrictions on the amount of the funds. Hitek HK is permitted under the respective laws of Hong Kong to provide funding to Hitek Global Inc. through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividends transfers from Hong Kong to the Cayman Islands.

To transfer cash from Hitek HK to WFOE, Hitek HK can increase the WFOE’s registered capital, which requires reporting to the local commerce department, or through a shareholder loan, which requires a registration with the PRC State Administration of Foreign Exchange or its local bureau. Aside from the registration with the State Administration of Foreign Exchange, there is no restriction or limitations on such cash transfer or earnings distribution. In practice, under the condition that WFOE is prepared with complete materials, the local AMR will generally approve the application within several business days, and the local bank’s approval for the inward remittances of registered capital can be also completed within a few business days.

To make loans to WFOE or the VIE, according to Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC 379 promulgated by the People’s Bank of China (“PBOC”), the total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit shall be calculated as capital or assets (for enterprises, net assets shall apply) multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter. The macro-prudential regulation parameter of companies is currently 1, which may be adjusted by the People’s Bank of China and the State Administration of Foreign Exchange in the future, and the cross-border financing leverage ratio is 2 for enterprises. Therefore, the upper limit of the loans that a PRC company can borrow from foreign companies shall be calculated at 2 times the borrower’s net assets. With regards to our WFOE, the upper limit of borrowing from foreign companies shall be 2 times of its net assets, or, as an alternative, the difference between its total investment amount and registered capital, subject to its choice and acceptance by the competent governmental authority.

As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, WFOE is restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to Hitek HK as a dividend. We note the following:

1.	PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations;

2.	WFOE is required to set aside at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital; in addition, it may, subject to a resolution of its shareholder, draw a discretionary common reserve from its after-tax profits;

3.	Those reserves may not be distributed as cash dividends and may be used to cover losses made in past years, to enhance the company’s productivity and expand its business or to increase its registered capital; and

4.	The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay shareholder dividends or make other cash distributions.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, the VIE has not remitted any consulting fee to WFOE. However, the VIE is obligated to pay a consulting fee equivalent to 100% of VIE’s net income after deduction of certain tax and operational expenses. As of the date of this prospectus, none of our subsidiaries or VIE have made any dividends or distributions to us and we have not made any dividends or distributions to our shareholders.

Subject to the Companies Act (As Revised) of Cayman Islands, which we refer to as the “Companies Act” below, and our memorandum and articles of association, as amended and restated from time to time, our board of directors has discretion as to whether to declare and pay dividends. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from Hitek Global Inc. to Hitek HK or from Hitek HK to Hitek Global Inc. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S. investors.

Current PRC regulations permit WFOE to pay dividends to Hitek HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of shareholders. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our securities.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. In order for us to pay dividends to our shareholders, we will rely on payments made from WFOE and Hitek HK. Certain payments from WFOE to Hitek HK are subject to PRC taxes, including income taxes and VAT. As of the date of this prospectus, our PRC subsidiary, VIE and its subsidiaries have not made any transfers or distributions.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by WFOE to its immediate holding company, Hitek HK.

As of the date of this prospectus, WFOE does not have plan to declare and pay dividends to Hitek HK and we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Hitek HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Hitek HK.

Dividend Policy

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends again in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. As of the date of this prospectus, we have not paid any dividends or distributions to our shareholders, there have not been any such dividends, transfers or other distributions among Hitek Global Inc., Hitek HK, WFOE or their respective shareholders.

Selected Condensed Consolidating Financial Statements of Hitek Global, Subsidiaries, VIE and its Subsidiaries

The following tables present Selected condensed consolidating financial data of the Hitek Global Inc., Hitek HK (Hitek Hong Kong Limited), WFOE and its subsidiaries (Tian Dahai (Xiamen) Information Technology Co. Ltd. and Xiamen Haitian Weilai Technology Co., Ltd.), the VIE (Xiamen Hengda Hitek Computer Network Co., Ltd.) and its subsidiaries (Xiamen Huasheng Hitek Computer Network Co., Ltd and Huoerguosi Hengda Information Technology Co., Ltd). Such financial data include condensed consolidating balance sheets data as of December 31, 2023 and 2022 and the related condensed consolidating statements of operations and cash flows data for the years ended December 31, 2023, 2022 and 2021. We record our investments in our subsidiaries under the equity method of accounting. Such investments are presented in our selected condensed consolidating balance sheets as “investments in non-VIE subsidiaries” and net assets of the VIE and its subsidiaries through the VIE agreements” and the profit of the subsidiaries is presented as “Income for Non-VIE subsidiaries” and “Income for VIE and its subsidiaries” in the selected condensed consolidating statements of operations.

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2023
	Parent	Hitek HK	WFOE and its Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated

Revenues	$36,402	$-	$191,738	$4,335,591	$-	$4,563,731
Cost of revenues	$-	$-	$(46,768)	$(2,595,723)	$-	$(2,642,491)
Income from Non-VIE subsidiaries	$1,222,415	$1,224,590	$-	$-	$(2,447,005)	$-
Income from VIE and its subsidiaries (1)	$-	$-	$1,098,946	$-	$(1,098,946)	$-
Net income	$1,047,641	$1,222,415	$1,224,590	$1,098,946	$(3,545,951)	$1,047,641
Comprehensive income	$1,047,641	$1,222,415	$1,222,759	$770,661	$(3,545,951)	$717,525

	For the Year Ended December 31, 2022
	Parent	Hitek HK	WFOE and its Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated

Revenues	$-	$-	$353,836	$6,228,595	$(153,823)	$6,428,608
Cost of revenues	$-	$-	$(212,995)	$(2,832,393)	$153,823	$(2,891,565)
Income from Non-VIE subsidiaries	$1,798,894	$1,801,042	$-	$-	$(3,599,936)	$-
Income from VIE and its subsidiaries (1)	$-	$-	$1,684,992	$-	$(1,684,992)	$-
Net income	$1,415,745	$1,798,894	$1,801,042	$1,684,992	$(5,284,928)	$1,415,745
Comprehensive income	$1,415,745	$1,798,894	$1,803,198	$667,389	$(5,284,928)	$400,298

	For the Year Ended December 31, 2021
	Parent	Hitek HK	WFOE and its Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated

Revenues	$-	$-	$53,344	$6,473,638	$(65,819)	$6,461,163
Cost of revenues	$-	$-	$(104,115)	$(2,542,922)	$65,819	$(2,581,218)
Income from Non-VIE subsidiaries	$1,994,595	$1,997,821	$-	$-	$(3,992,416)	$-
Income from VIE and its subsidiaries (1)	$-	$-	$2,061,517	$-	$(2,061,517)	$-
Net income	$1,669,357	$1,994,595	$1,997,821	$2,061,517	$(6,053,933)	$1,669,357
Comprehensive income	$1,669,357	$1,994,595	$1,996,896	$2,352,849	$(6,053,933)	$1,959,764

Note:

(1)	It represents the technical consultation and service (“Consulting Fees”) income received from the VIE and its subsidiaries pursuant to the Exclusive Technical Consulting and Service (the “Agreement”).

SELECTED CONDENSED CONSOLIDATING BALANCE SHEETS

	As of December 31, 2023
	Parent	Hitek HK	WFOE and its Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$8,236,065	$4,282	$29,281	$1,041,909	$-	$9,311,537
Due from inter companies (1)	-	-	10,846,775	-	(10,846,775)	-
Total current assets	$14,077,640	$4,282	$147,902	$11,941,416	$(1,384,641)	$24,786,599
Investments in non-VIE subsidiaries	$14,621,943	$14,686,108	$-	$-	$(29,308,051)	$-
Net assets of the VIE and its subsidiaries through the VIE Agreements	$-	$-	$14,509,197	$-	$(14,509,197)	$-
Total non-current assets	$15,621,943	$14,686,108	$14,509,493	$9,641,441	$(43,817,544)	$10,641,441
Total Assets	$29,699,583	$14,690,390	$14,657,395	$21,582,857	$(45,202,185)	$35,428,040
Due to inter companies (1)	-	-	-	10,846,775	(10,846,775)	-
Total Liabilities	$1,361,997	$20,000	$(28,713)	$7,073,660	$(1,336,490)	$7,090,454
Total Shareholders’ Equity	$28,337,586	$14,670,390	$14,686,108	$14,509,197	$(43,865,695)	$28,337,586
Total Liabilities and Shareholders’ Equity	$29,699,583	$14,690,390	$14,657,395	$21,582,857	$(45,202,185)	$35,428,040

	As of December 31, 2022
	Parent	Hitek HK	WFOE and its Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$226,578	$6,457	$126,420	$843,705	$-	$1,203,160
Due from inter companies (1)	10,000	-	9,747,829	1,383,988	(11,141,817)	-
Total current assets	$586,420	$6,457	$242,429	$12,747,913	$(1,481,061)	$12,102,158
Investments in non-VIE subsidiaries	$14,299,036	$14,399,652	$-	$-	$(28,698,688)	$-
Net assets of the VIE and its subsidiaries through the VIE Agreements	$-	$-	$14,346,554	$-	$(14,346,554)	$-
Total non-current assets	$14,299,036	$14,399,652	$14,350,741	$9,102,933	$(43,049,429)	$9,102,933
Total Assets	$14,885,456	$14,406,109	$14,593,170	$21,850,846	$(44,530,490)	$21,205,091
Due to inter companies (1)	1,358,930	20,000	15,058	9,747,829	(11,141,817)	-
Total Liabilities	$1,358,930	$20,000	$193,518	$7,504,292	$(1,398,175)	$7,678,565
Total Shareholders’ Equity	$13,526,526	$14,386,109	$14,399,652	$14,346,554	$(43,132,315)	$13,526,526
Total Liabilities and Shareholders’ Equity	$14,885,456	$14,406,109	$14,593,170	$21,850,846	$(44,530,490)	$21,205,091

Note:

(1)	As of December 31, 2023 and 2022, VIE and its subsidiaries owed WFOE and its subsidiaries technical consulting and service fees of $10,846,775 and $9,747,829, respectively. For the fiscal years ended December 31, 2023, 2022 and 2021, VIE and its subsidiaries owed WFOE and its subsidiaries Consulting Fees of $1,098,946, $1,684,992 and $2,061,517 million, respectively. The Consulting Fees have not been paid since 2018, and are planned to be paid in fiscal 2024.

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2023
	Parent	Hitek HK	WFOE and its Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(862,825)	$(2,175)	$(94,106)	$897,257	$(63)	$(61,912)
Net cash used in investing activities	$(6,270,591)	$-	$-	$(675,964)	$-	$(6,946,555)
Net cash provided by financing activities	$15,142,902	$-	$-	$-	$-	$15,142,902

	For the Year Ended December 31, 2022
	Parent	Hitek HK	WFOE and its Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(283,149)	$(2,148)	$47,909	$4,061,438	$-	$3,824,050
Net cash (used in) provided by investing activities	$-	$-	$-	$(7,349,231)	$-	$(7,349,231)
Net cash provided by financing activities	$-	$-	$-	$2,749,498	$-	$2,749,498

	For the Year Ended December 31, 2021
	Parent	Hitek HK	WFOE and its Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(276,777)	$(3,226)	$69,801	$(278,773)	$274,400	$(214,575)
Net cash (used in) provided by investing activities	$(10,000)	$-	$-	$392,254	$17,752	$400,006
Net cash provided by financing activities	$280,300	$10,000	$7,752	$-	$(298,052)	$-

For the year ended December 31, 2023 and 2022, net cash provided by financing activities of Hitek Global Inc., or the “parent”, was $15,142,902 and $nil, which was mainly because that parent received fund from issuance of ordinary shares and sales collection dominated in USD on behalf of the VIE and its subsidiaries.

LONG-TERM INVESTMENTS ROLL-FORWARD

Investments in Non-VIE subsidiaries and VIE and its subsidiaries
As of December 31, 2021	$13,515,589
Equity pick-up during the year	1,798,894
Foreign currency translation adjustment	(1,015,447)
As of December 31, 2022	14,299,036
Equity pick-up during the year	1,222,415
Deferred offering cost	(569,392)
Foreign currency translation adjustment	(330,116)
As of December 31, 2023	$14,621,943

THE OFFERING

Issuer	Hitek Global Inc.

Class A Ordinary Shares offered by us

A minimum of $8,000,000 of Class A Ordinary Shares at an offering price of US $___ per Class A Ordinary Share

A maximum of $20,000,000 of Class A Ordinary Shares at an offering price of US $___ per Class A Ordinary Share

Class A Ordinary Shares outstanding prior to completion of this offering	21,107,364 Class A Ordinary Shares

Class A Ordinary Shares outstanding immediately after this offering	_________ Class A Ordinary Shares (assuming a minimum offering) and _________ Class A Ordinary Shares (assuming a maximum offering)

Listing	Our Class A Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “HKIT”

Transfer Agent	Vstock Transfer, LLC

Use of proceeds	We plan to devote the net proceeds of this offering to (i) potential acquisitions, (ii) research and development, (iii) recruitment of additional employees and (iv) general working capital. See “Use of Proceeds.”

Risk factors	The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

Lock-Up	We, each of our directors, officers and certain holders of our outstanding Class A Ordinary Shares as of the effective date of the registration statement related to this offering, agreed, for 180 days after the date of this prospectus, not to, except in connection with this offering, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Class A Ordinary Shares or any other securities convertible into or exercisable or exchangeable for Class A Ordinary Shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A Ordinary Shares. See “Shares Eligible for Future Sale” and “Plan of Distribution—Lock-Up Agreements”.

Reasonable Best Efforts	We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution”.

Escrow Account

The proceeds from the sale of the securities in this offering will be payable to “______” and will be deposited in an escrow account (limited to funds received on our behalf) until the minimum offering amount is raised. No interest will be available for payment to either us or the investors (since the funds are being held in a non-interest-bearing account). All subscription funds will be held in escrow pending the raising of the minimum offering amount and no funds will be released to us until the completion of the offering. We have appointed ____, an independent third party, as our escrow agent (the “Escrow Agent”). See “Plan of Distribution.”

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all other information contained in this prospectus, including the matters discussed under the headings “Forward-Looking Statements” and “Operating and Financial Review and Prospects” before you decide to invest in our Class A Ordinary Shares. We are a holding company with substantial operations in China and are subject to a legal and regulatory environment that in many respects differs from the United States. If any of the following risks, or any other risks and uncertainties that are not presently foreseeable to us, actually occur, our business, financial condition, results of operations, liquidity and our future growth prospects could be materially and adversely affected.

Risks Related to Our Business Operations

We face risks related to health epidemics such as the COVID-19, and other outbreaks, which could significantly disrupt our operations and adversely affect our business, financial condition and results of operations.

Our business could be materially and adversely affected by health epidemics such as the COVID-19 and other outbreaks affecting the PRC. Health epidemics may give rise to severe interruptions to public transportation and usual business operations, which could severely disrupt our operations. Our business operations depend on overall economy and demand for IT consulting and solutions service in Xiamen area, which could be disrupted by health epidemics. For example, our office had to shut down from February 3, 2020 to February 23, 2020. Public transportation services in Xiamen city were curtailed over COVID-19 concerns. For our tax devices and Services sector, we have to collect the service fee on-site from those customers who have not used our online payment platform, which may lead to a delay in collection. The number of our new customers decreased in February 2020. The COVID-19 outbreak may have the same impact on our IT services sector. As of the date of this prospectus, there is no clear sign of slow-down in our hardware and software sales.  In early December 2022, China announced a nationwide loosening of its zero-COVID policy, and the country may face a wave in infections after the lifting of these restrictions. The impact of COVID-19 pandemic still depends on the future developments of the pandemic, including new information concerning the global severity of and actions taken to contain the pandemic, or the appearance of new or more severe strains of the virus, which are highly uncertain and unpredictable. Therefore, while we do not expect the COVID-19 pandemic to negatively impacting our business, results of operations, and financial position, the related financial impact cannot be reasonably estimated at this time.

Our future revenues and growth prospects depend on the ACTCS pricing model mandated by the PRC government. If the PRC government continues to reduce the annual fee per user we are allowed to charge, our operations and revenues may be negatively impacted.

We sell ACTCS tax devices and provide ACTCS supporting services to our clients. The prices of GTD and annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. In the past 20 years, the annual service fee has undergone three major adjustments -- from RMB 450 per year per user to RMB 370 per year per user, and then further reduced to RMB 330 per year per user. Most recently, the ACTCS annual service fee was again reduced to RMB 280 per year per user, according to the “Notice of the National Development and Reform Commission on Relevant Issues Concerning the Reduction of ACTCS Products and Maintenance Service Fee” (Development and Reform Commission Case [2017] No. 1243). According to relevant notice, the small-scale taxpayers for which sales amount did not exceed RMB 100,000 ($14,000) for each month are exempt from ACTCS or GTD technical service fee since 2019. Besides, the Company provides tax invoicing management services and charges service fee on an annual basis. The tax invoicing management service period is usually one year for RMB299. Tax invoicing management services is to host customers’ tax devices, provide training service on using Nuonuo, complete tax declaration automatically and back up data online. Since we do not control the pricing of the ACTCS services, we cannot guarantee our profit margin will be stable or we will make a profit on such services at all. We cannot guarantee that the annual service fee will not be further reduced, and therefore our revenues to be derived from ACTCS supporting services may be subject to significant fluctuation.

Our future revenues and growth prospects depend on the growth of new business entities in the Xiamen metropolitan areas, which is not within our control and the growth rate may decrease. As such, our operations and revenues may be negatively impacted.

The willingness of people to establish business entities in the Xiamen metropolitan areas is beyond our control. There are multiple reasons people may find appealing to establish a particular business in the Xiamen metropolitan areas, such as personal belief and volatility in the Chinese capital markets. To the extent that people are unwilling to establish new businesses in the Xiamen metropolitan area either due to political or economic climate, we will not be able to acquire new customers to our ACTCS services. Thus, our ability to generate revenue or operate profitably may be negatively impacted.

Increased use of electronic invoice will reduce the number of customers using our ACTCS services.

From 2018, the Chinese tax regulators have been rolling out the electronic invoicing system. Currently, electronic invoices are mostly used by businesses in the Fast Moving Consumer Goods (“FMCG”) industry such as fast food restaurants and coffee shops. The electronic invoices enable FMCG companies to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese tax authorities. Electronic invoices are very useful in helping business entities reduce operating costs and streamline service process, since they do not involve printing, storage and postage procedures. Businesses who use electronic invoices still need to purchase tax reporting devices such as GTD. But they will not need maintenance services. Currently, approximately 1.5% of our SME clients are FMCG business entities. According to relevant notice, small-scale taxpayers with sales amount not in excess of RMB 100,000 for each month are exempt from ACTCS or GTD technical service fee since 2019. From January 2021, new taxpayers in Xiamen could receive free tax Ukeys from the Tax authorities. The increased use of electronic invoices, the exemption of ACTCS technical service fee for small-scale taxpayers and free tax Ukeys for new taxpayers will reduce our annual service fee revenue and thus negatively affect our total revenue.

Future inflation in China may inhibit our ability to conduct business in China.

During the past ten years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 3.3% and as low as 1.1%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

The war in Ukraine and the Israel-Hamas war could materially and adversely affect our business and results of operations.

The war in Ukraine and the Israel-Hamas war have already affected global economic markets, including a dramatic increase in the price of oil and gas, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s war in Ukraine and the Israel-Hamas war have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia and the Hamas-aligned fundraising network. Russia’s military incursion, the escalation of the Israel-Hamas war and the resulting sanctions could adversely affect global energy and financial markets and thus could affect our customers’ businesses and our business, even though we do not have any direct exposure to Russia, Israel, Palestine or the adjoining geographic regions. The extent and duration of the wars, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by these wars or resulting sanctions may magnify the impact of other risks described herein. We cannot predict the progress or outcome of the situation in Ukraine, Israel, Palestine or the adjoining geographic regions, as the conflicts and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities or more extensive sanctions impacting these regions could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on our business, financial condition, results of operations and prospects.

Increasing competition within our industry could have an impact on our business prospects.

While the VAT reporting service industry in China is a heavily regulated industry where new players must obtain approval by the relevant PRC government agencies before entering this industry, it is still highly possible that new competitors will enter into the market and have significantly greater financial and other resources than we have and may offer services that is more attractive and more advanced that we can provide for large business companies and SMEs. Thus, we anticipate increasing competition, which may have a negative impact on both our revenues and our profit margins.

Our IT services and hardware and software sales rely on evolving information technologies to maintain our competitiveness, and any failure to adapt to technological developments or industry trends could harm our business.

We depend upon the use of sophisticated information technologies and systems, including technologies and systems utilized for communications, procurement and administrative systems. As our operations grow in both size and scope, we continuously need to improve and upgrade our systems and infrastructure to offer an increasing number of clients enhanced products, services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure. Our future success in IT services and hardware and software sales also depends on our ability to adapt to rapidly changing technologies, particularly the increasing use of internet-based products and services, to change our services and infrastructure so they address evolving industry standards and to improve the performance, features and reliability of our services in response to competitive service and product offerings in the Chinese software markets and the evolving demands of the IT service markets. If there are technological impediments to introducing new technological products or maintaining current technologies or other products and services, or if these products and services do not meet the requirements of our clients’ evolving needs, our business, financial condition or results of operations may be adversely affected.

In addition, the emergence of competitors which may be able to optimize products, services or strategies that use advanced computing such as cloud computing, as well as other technological changes and developing technologies, such as machine learning and artificial intelligence, have, and will mandate us to make new and costly investments. Transitioning to new technologies may be disruptive to our resources and the services we provide, and may increase our reliance on third party service providers. We may not be successful or may be less successful than our current or new competitors, in developing technology that operates effectively across multiple devices and platforms and that is appealing to our customers, either of which would negatively affect our business and financial performance.

It is possible that, if we are not able to maintain existing systems, obtain new technologies and systems, or replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner, our business and operations could be materially adversely affected. Also, we may not achieve the benefits anticipated or required from any new technology or system or be able to devote financial resources to new technologies and systems in the future.

We are dependent upon software, equipment and services provided by third parties.

We are dependent upon software, equipment and services provided and/or managed by third parties in the operation of our business. In the event that the performance of such software, equipment or services provided and/or managed by third parties deteriorates or our arrangements with any of these third parties related to the provision and/or management of software, equipment or services are terminated, we may not be able to find alternative services, equipment or software on a timely basis or on commercially reasonable terms, or at all, or be able to do so without significant cost or disruptions to our business, and our relationships with our customers may be adversely impacted.

A significant portion of our revenue is concentrated on a few large customers, and we do not have long-term service agreements with our key customers and rely upon our longstanding relationship with them. If we lose one or more of our customers, our results of operations may be adversely and materially impacted.

For the year ended December 31, 2023, one customer accounted for 18% of total Hitek’s revenues. For the year ended December 31, 2022, two customers accounted for 49% of total Hitek’s revenues, the larger of which accounted for 36%. Since we do not have long-term customer supply agreements with large customers and rely primarily upon our goodwill and reputation to sustain the business relationship, our results of operations may be adversely and materially impacted if one or more of these customers stop purchasing from us.

Extended payment terms may cause deferred payments or bad debts, which could negatively affect our business operations.

The Company gave a two-year credit period to large customers such as large-scale oil and coal mining groups. Their collection period is usually longer than other medium or small-sized companies. An extended credit period will have a potential risk of causing deferred payments or bad debts, which could negatively affect our business operations.

We source our retail hardware primarily from a limited number of suppliers. If we lose one or more of the suppliers, our operation may be disrupted, and our results of operations may be adversely and materially impacted.

For the year ended December 31, 2023, one supplier accounted for 12% of our total purchases. For the year ended December 31, 2022, four suppliers accounted for 16%, 15%, 13% and 11% of our total purchases, respectively. If we lose suppliers and are unable to swiftly engage new suppliers, our operations may be disrupted or suspended, and we may not be able to deliver hardware products to our customers on time. We may also have to pay a higher price to source from a different supplier on short notice. While we are actively searching for and negotiating with new suppliers, there is no guarantee that we will be able to locate appropriate new suppliers or supplier merger targets in our desired timeline. As such, our results of operations may be adversely and materially impacted.

We face the risk that a third party borrower may not repay the loans we made to it. An event of default could have a material adverse effect on our cash flow, results of operations and financial condition.

On January 21, 2022, March 28, 2022, and June 14, 2022, Hitek and Hitek, Beijing Baihengda Petroleum Technology Co., Ltd. (“Beijing Baihengda,” together with Hitek, the “Lenders”) and Guangxi Beihengda Mining Co., Ltd. (“Guangxi Beihengda,” or the “Borrower”) entered into three loan agreements with similar terms, pursuant to which the Lenders loaned RMB 40 million (approximately US$5.98 million with an exchange rate of 0.1494 as of June 30, 2022) (collectively, the “Loans”) to the Borrower at monthly interest of 1%. Each of Hitek and Baihengda funded RMB 20 million of the Loans (approximately US$2.99 million with an exchange rate of 0.1494 as of June 30, 2022).  As of the date of this prospectus, the aggregate outstanding principal amount of the Loans is RMB 37 million (approximately US $5.2 million with an exchange rate of 0.1409 as of December 31, 2023). All of the Loans have a two-year term. The Borrower can pre-pay the outstanding loan amount after 12 months without penalty. Pursuant to a mining right pledge agreement dated August 5, 2022 between Hitek, as representative of the Lenders, and the Borrower, the Loans are secured by the Borrower’s coal mining permit, issued by Bobai County Natural Resources Bureau, which grants the Borrower a 20-year mining rights for certain building granite mine in Daguang Village, Shuiming Town, Bobai County, Guangxi Province, for a production of 1.306 million cubic meters per year.

In the event the Borrower is unable to make full and timely payments of interest and principal on the Loans when due, our cash flow, results of operations and financial conditions may be adversely affected. In addition, there is risk that the mining property may decrease in value during the term of the Loans. In the event the underlying collateral value is less than the loan amount at the time of default, we will suffer a loss.

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned expansion and marketing efforts, which may reduce our revenue.

We believe our existing working capital and cash available from operations will enable us to meet our working capital requirements for at least the next 12 months. However, if cash from future operations is insufficient, or if cash is used for acquisitions or other currently unanticipated uses, we may need additional capital. As a result, we could be required to raise additional capital. To the extent we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of the shares held by existing shareholders. If additional funds are raised through the issuance of debt or equity securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of shareholders holding Class A Ordinary Shares, and the terms of any such debt securities could impose restrictions on our operations. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

If we are unable to manage our anticipated growth effectively, our business could be adversely affected.

To develop our business, we need to hire and retain key managers and executives in all areas of our operations. Our future operating results depend largely on our ability to develop and manage expansion and growth successfully. For us to manage such growth, we must put in place legal and accounting systems, and implement human resource management and other tools. We have taken preliminary steps to put this structure in place. However, there is no assurance that we will be able to expand our business or successfully manage any growth that may result. Failure to expand our operations or manage our growth effectively could materially and adversely affect our ability to market our services in multiple venues.

Because we rely upon a third party to perform the payment processing for our clients, the failure or inability of the third party to provide these services could impair our ability to operate.

Because we do not possess an internal payment method, all payments by participants or customers are processed by third parties such as Alipay and WeChat Pay. The payment processing business is highly regulated, and subject to a number of risks that could materially and adversely affect their abilities to provide payment processing and escrow services to us, including:

●	increased regulatory focus and the requirement that it comply with numerous complex and evolving laws, rules and regulations;

●	increases in the costs to the third party, including fees charged by banks to process funds through the third parties, which could result in increased costs to us and to our participants;

●	dissatisfaction with the third parties’ services;

●	a decline in the use of the third parties’ services generally which could result in increases in costs to users such as us and our participants;

●	the ability of the third parties to maintain adequate security procedures to prevent the hacking or other unauthorized access to account and other information provided by us and the participants who use the system;

●	system failures or failure to effectively scale the system to handle large and growing transaction volumes;

●	the failure or inability of the third parties to manage funds accurately or the loss of funds by the third parties, whether due to employee fraud, security breaches, technical errors or otherwise; and

●	the failure or inability of these third parties to adequately manage business and regulatory risks.

We rely on the convenience and ease of use that third party’s payment methods provide to our users. If the quality, utility, convenience or attractiveness of these payment services declines for any reason, the attractiveness of our services could be materially impaired. If we need to migrate to other third-party payment services for any reason, the transition could require considerable time and management resources, and the third-party payment services may not be as effective, efficient or well-received by our clients. Further, our clients may be reluctant to use a different payment system.

Our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth and execute our business strategy.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. While we depend on the abilities and participation of our current management team generally, we rely particularly upon Mr. Shenping Yin, Chairman of the Board and Ms. Xiaoyang Huang, our Chief Executive Officer who is responsible for the development and implementation of our business plan. The loss of the services of Mr. Yin for any reason could significantly adversely impact our business and results of operations. Competition for senior management and senior technology personnel in the PRC is intense and the pool of qualified candidates is very limited. We cannot assure you that the services of our senior executives and other key personnel will continue to be available to us, or that we will be able to find a suitable replacement for them if they were to leave.

We may not be able to adequately protect our intellectual property rights, and our competitors may be able to offer similar products and services, which would harm our competitive position.

Our success depends in part upon our intellectual property rights. We rely primarily on copyright, trade secret laws, confidentiality procedures, license agreements and contractual provisions to establish and protect our proprietary rights over our products, procedures and services. Other persons could copy or otherwise obtain and use our technology without authorization or develop similar IP independently. We may also pursue the registration of our domain names, trademarks, and service marks in other jurisdictions, including the United States. However, the intellectual property laws in China are not considered as strong as comparable laws in the United States or the European Union. We cannot assure you that we will be able to protect our proprietary rights. Further, our competitors may be able to independently develop similar or more advanced technology, duplicate our products and services or design around any intellectual property rights we hold. Further, our intellectual property rights may be subject to termination or expirations. The loss of intellectual property protections or the inability to timely regain intellectual property protections could harm our business and ability to compete.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We entered into a number of transactions with related parties, including our significant shareholder and director. For example, we entered into several transactions with Beijing Zhongzhe Yuantong Technology Co., Ltd. which is under common control with one minority shareholder of Hitek or business entities affiliated with or owned by Chairman, Shenping Yin, where we have sales revenues or have advances from these entities. See “Related Party Transactions”. We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests.

Transactions with related parties present potential for conflicts of interest, as the interests of related party may not align with the interests of our shareholders. Although we believe these transactions were in our best interests, we cannot assure you that these transactions were entered into on terms as favorable to us as those that could have been obtained in an arms-length transaction. We may also engage in transactions with related parties in the future. Conflicts of interests arise when we transact business with related parties. These transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.

Risks Relating to Our Corporate Structure

We do not have direct ownership of our operating entities in China, but have control rights and the rights to the assets, property, and revenue of Hitek and its subsidiaries through VIE Agreements, which may not be effective in providing control over Hitek.

We do not have direct ownership of our operating entities in China but have control rights and the rights to the assets, property, and revenue of Hitek and its subsidiaries through VIE Agreements. All of our current revenue and net income is derived from Hitek, the VIE in China. Foreign ownership of internet technology businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2020 Version) promulgated on June 23, 2020 and effective on July 23, 2020, respectively, and other applicable laws and regulations.

To comply with PRC laws and regulations, we do not intend to have an equity ownership interest in Hitek but rely on VIE Agreements with Hitek to control and operate its business. However, as discussed above, these VIE Agreements may not be effective under PRC laws in providing us with the necessary control over Hitek and its operations. Any deficiency in these VIE Agreements may result in our loss of control over the management and operations of Hitek, which will result in a significant loss in the value of an investment in our company. Because of the practical restrictions on direct foreign equity ownership imposed by the Fujian provincial government authorities, we must rely on contractual rights through the VIE structure to effect control over and management of Hitek, which exposes us to the risk of potential breach of contract by the shareholders of Hitek. In addition, as our Chairman of the Board Mr. Yin and his wife Ms. Xiaoyang Huang, our Chief Executive Officer, holds 29.83% and 44.74% of Hitek’s outstanding equity, it may be difficult for us to change our corporate structure if such shareholders refuse to cooperate with us.

Because we are an offshore holding company and our business was conducted through VIE Agreements with Hitek, the VIE in China, if we fail to comply with applicable PRC law, we could be subject to severe penalties and our business could be adversely affected.

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through VIE Agreements with Hitek, the VIE in China, the equity of which is owned by Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd. and Baotou Zhongzhe Hengtong Technology Co., Ltd. through VIE Agreements, as a result of which, under United States generally accepted accounting principles, the assets and liabilities of Hitek are treated as our assets and liabilities and the results of operations of Hitek are treated in all respects as if they were the results of our operations. There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the VIE Agreements between WFOE and Hitek.

The Provisions Regarding Mergers and Acquisitions of Domestic Projects by Foreign Investors (the “M&A Rules”) requires an overseas special purpose vehicle that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicle or held by its shareholders as considerations to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required for future public offerings in the U.S., it is uncertain whether it would be possible for us to obtain such approval. Any failure to obtain or delay in obtaining CSRC approval for future public offerings in the U.S. would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Furthermore, regulatory requirements on cybersecurity, data security and data privacy in China are evolving and are subject to varying interpretations or significant changes, resulting in uncertainties about the scope of Hitek’s responsibilities in that regard. On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the PRC Data Security Law, which took effect September 1, 2021. The Data Security Law provides for a security review procedure for the data activities that may affect national security. Furthermore, Measures for Cybersecurity Review, which became effective on June 1, 2020, set forth the cybersecurity review mechanism for critical information infrastructure operators, and provided that critical information infrastructure operators who intend to purchase internet products and services that affect or may affect national security shall be subject to a cybersecurity review. On December 28, 2021, the CAC published the CAC Revised Measures which further restates and expands the applicable scope of the cybersecurity review. The CAC Revised Measures took effect on February 15, 2022. Pursuant to the CAC Revised Measures, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review, and operators of critical information infrastructure purchasing network products and services are also obligated to apply for the cybersecurity review for such purchasing activities. In July 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer, which became effective on September 1, 2022. These measures outline the requirements and procedures for security assessments on export of Important Data or personal information collected or generated within the territory of mainland China. Furthermore, these measures provide that the security assessment shall combine pre-assessment and continuous supervision, and risk self-assessment and security assessment to prevent data export security risks. Specifically, security assessment is required before any cross-border data can be transferred out of mainland China if: (i) the data transferred out of mainland China is Important Data; (ii) the data processor is a critical information infrastructure operator or data processor that processes personal information of more than one million individuals; (iii) cross-border data transfer of personal information by a data processor who has made cross-border transfer of aggregately more than 100,000 individuals’ personal information or more than 10,000 individuals’ sensitive personal information since January 1st of the previous year; or (iv) otherwise required by the CAC.

Although the CAC Revised Measures provides no further explanation on the extent of “network platform operator” and “foreign” listing, we do not believe we are obligated to apply for a cybersecurity review pursuant to the CAC Revised Measures and security assessment for outbound data, considering that (i) we are not in possession of or otherwise holding any Important Data; (ii) we are not in possession of or otherwise holding personal information of over one million users and it is also very unlikely that we will reach such threshold in the near future; and (iii) as of the date of this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator. That being said, considering that the CAC Revised Measures empowers the cybersecurity review office to initiate cybersecurity review when they believe any particular data processing activities “affect or may affect national security”, and it is uncertain whether the competent government authorities will deem that Hitek’s data processing activities may affect national security and thus initiating the cybersecurity review against Hitek’s businesses. Failure of cybersecurity, data privacy and data security compliance could subject Hitek to penalties, damage its reputation and brand, and harm its business and results of operations.

If WFOE, Hitek or their ownership structure or the VIE Agreements are determined to be in violation of any existing or future PRC laws, rules or regulations, or WFOE or Hitek fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses of WFOE or Hitek;

●	discontinuing or restricting the operations of WFOE or Hitek;

●	imposing conditions or requirements with which we, WFOE, or Hitek may not be able to comply;

●	requiring us, WFOE, or Hitek to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Class A Ordinary Shares in the equity of Hitek;

●	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; and

●	imposing fines.

We cannot assure you that the PRC courts or regulatory authorities may not determine that our corporate structure and VIE Agreements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, the VIE Agreements will become invalid or unenforceable, and Hitek will not be treated as a VIE entity and we will not be entitled to treat Hitek’s assets, liabilities and results of operations as our assets, liabilities and results of operations, which could effectively eliminate the assets, revenue and net income of Hitek from our balance sheet, which would most likely require us to cease conducting our business and would result in the delisting of our Class A Ordinary Shares from Nasdaq Capital Market and a significant impairment in the market value of our Class A Ordinary Shares.

We may have difficulty in enforcing any rights we may have under the VIE Agreements in PRC.

As all of the VIE Agreements with Hitek are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these VIE Agreements. Furthermore, these VIE Agreements may not be enforceable in China if PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these VIE Agreements, we may not be able to exert effective control over Hitek, and our ability to conduct our business may be materially and adversely affected.

The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with the offering of our securities in the U.S., and, if required, we cannot predict whether we will be able to obtain such approval. As a result, both you and we face uncertainty about future actions by PRC regulatory authorities that could significantly affect the operating company’s financial performance and the enforceability of the VIE Agreements.

The Provisions Regarding Mergers and Acquisitions of Domestic Projects by Foreign Investors (the “M&A Rules”) require an overseas special purpose vehicle that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicle or held by its shareholders as considerations to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required for any of our future offerings in the U.S., it is uncertain whether it would be possible for us to obtain the approval. Any failure to obtain or delay in obtaining CSRC approval for our future offerings in the U.S. would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As of the date of this prospectus, we have not received or denied any permission from the PRC authorities regarding our listing on the Nasdaq Capital Market.  As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. We face uncertainty about future actions by the PRC government that could significantly affect the operating company’s financial performance and the enforceability of the VIE Agreements.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. See “Regulations—M&A Rules and Overseas Listings.”

On February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

Any failure or perceived failure by the Company, the Company’s subsidiaries in China or the VIE to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime. As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities. Notwithstanding the foregoing, as of the date of this prospectus, we are not aware of any Chinese laws or regulations in effect requiring that we obtain permission from any Chinese authority to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction or any regulatory objection to our initial public offering from the CSRC.

As advised by Jingtian & Gongcheng, our PRC counsel, as our post-effective amendment to the registration statement on Form F-1 for our IPO was declared effective on March 30, 2023 and we completed our IPO and listing prior to September 30, 2023, we were not required to complete the filing procedures pursuant to the Trial Measures for our initial public offering. However, as we are planning to conduct further public offerings in the U.S., we are now required to complete the filing procedures with the CSRC pursuant to the requirements of the Trial Measures. Based on the above and our understanding of the Chinese laws and regulations currently in effect as of the date of this prospectus, we are not aware of any PRC laws or regulations in effect requiring that we obtain permission or approval from any PRC authorities for our subsidiaries or the VIE’s operations and to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to our initial offerings from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.  However, there remains uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. Any failure to obtain or delay in obtaining such approval, complete required filing or procedures, or a rescission of any such approval or filing obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory agencies may impose fines and penalties on our operations in mainland China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from our initial public offering into mainland China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the Class A Ordinary Shares. In addition, if the CSRC, or other regulatory agencies later promulgate new rules requiring that we obtain their approvals for our initial public offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of the Class A Ordinary Shares.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitable.

There are uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this document is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us.

Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In July 2014, State Administration of Foreign Exchange, or SAFE, promulgated the Circular on Issues Concerning Foreign Exchange Administration Over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents Via Special Purpose Vehicles, or Circular 37, which replaced Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75. Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, referred to in Circular 37 as a “special purpose vehicle” for the purpose of holding domestic or offshore assets or interests. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. Under these regulations, PRC residents’ failure to comply with specified registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on capital inflows from the offshore entity to the PRC entity, including restrictions on its ability to contribute additional capital to Company’s subsidiaries in China or the VIE. Further, failure to comply with the SAFE registration requirements could result in penalties under PRC law for evasion of foreign exchange regulations.

Mr. Shenping Yin and Ms. Xiaoyang Huang, together with ten other PRC residents, who are our beneficial owners, filed applications for Circular 37 registration, and our PRC counsel believes there is no substantial legal impediment to the registration of the aforementioned beneficial owners’ Circular 37 registration. As the promulgation of Circular 37 is relatively recent, it is unclear how these regulations will be interpreted and implemented. We cannot assure you that our ultimate shareholders who are PRC residents will in the future provide sufficient supporting documents required by the SAFE or complete the required registration with the SAFE in a timely manner, or at all. Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject us to fines or sanctions imposed by the PRC government, including restrictions on our overseas or cross-border investment activities, restrictions on WFOE’s ability to pay dividends or make distributions to us and on our ability to increase our investment in WFOE.

Although we believe that our agreements relating to our structure are in compliance with current PRC regulations, we cannot assure you that the PRC government would agree that these VIE Agreements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law (“FIL”), which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The FIL embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties exist in relation to its interpretation and implementation. For instance, under the FIL, “foreign investment’’ refers to the investment activities directly or indirectly conducted by foreign individuals, companies or other entities in China. Though it does not explicitly classify VIE Agreements as a form of foreign investment, there is no assurance that operations conducted by foreign investors or foreign-invested companies via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the Stale Council to provide for VIE Agreements as a form of foreign investment. In any of these cases, it will be uncertain whether the VIE Agreements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing VIE Agreements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations

Risks Relating to Doing Business in the PRC

Although the audit report included in this prospectus is prepared by U.S. auditors which are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act, as Amended, if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely for two consecutive years, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities.

As an auditor of companies that are registered with the SEC and publicly traded in the U.S. and a firm registered with the PCAOB, our auditor is required under the laws of the U.S. to undergo regular inspections by the PCAOB to assess their compliance with the laws of the U.S. and professional standards.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor. However, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements

On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We would be required to comply with these rules if the SEC identifies us as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. The SEC was assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed a prospectus with an audit report issued by a registered public accounting firm located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, SEC announced that the PCAOB designated China and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCA Act.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB Board determined the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Delisting of our Class A Ordinary Shares would force holders of our Class A Ordinary Shares to sell their Class A Ordinary Shares. The market price of our Class A Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with significant operations in China that are listed in the U.S., regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on Nasdaq Capital Market, and only permit them to list on Nasdaq Global Select or Nasdaq Global Market in connection with a direct listing and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

As discussed in the previous risk factor, our Class A Ordinary Shares are subject to the risk of being delisted under the HFCA Act and the Consolidated Appropriations Act, in the event that PCAOB determines it is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction for two consecutive years. The PCAOB Board determined, on December 15, 2022, that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

As a result of this scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, became virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our offering, business and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our share.

Nasdaq may apply additional and more stringent criteria for our continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our public float is relatively small and the insiders of our Company hold a large portion of the company’s listed securities. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our continued listing.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the U.S. generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in the PRC. If U.S. regulators carry out an investigation of us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

Because we are a Cayman Islands exempted company and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain.

We are a company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and are all PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons in the Cayman Islands or in China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. See “Enforceability of Civil Liabilities.”

Shareholder claims that are common in the U.S. including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC.

In addition, our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act or the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from statutes or judicial precedent in some jurisdictions in the U.S.. In particular, the Cayman Islands has a different body of securities laws as compared to the U.S.. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a Federal court of the U.S..

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the U.S. predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Economic conditions in China could impact our business and results of operations in both lines of our business

The VIE entity and its subsidiaries’ business and operating results are impacted by Chinese economic conditions, such as a potential general reduction in net disposable income as a result of fiscal measures adopted by Chinese government to address high levels of budgetary indebtedness, which may adversely affect our business, results of operations and financial condition. The most recent global financial crisis and recession resulted in large-scale business failures and tightened credit markets in China, which directly impacts the Chinese IT service market and VAT reporting service industry. Future adverse economic developments in areas such as employment levels, business conditions, interest rates, tax rates, fuel and energy costs and other matters could reduce discretionary spending and cause the industries where we operate to contract.

There may be changes in the regulations of PRC government bodies and agencies relating to VAT collection procedure and ACTCS business

PRC laws, regulations and policies concerning VAT collection procedures and ACTCS business are evolving and the PRC government authorities may promulgate new laws, regulations and policies in the future. We cannot assure you that our practices would not be deemed to violate any PRC laws, regulations or policies either now or in the future.

Moreover, developments in the ACTCS service industry may lead to changes in PRC laws, regulations and policies or in the interpretation and application of existing laws, regulations and policies, which may limit or restrict the ACTCS hardware and services we offer. Furthermore, we cannot rule out the possibility that the PRC government will institute a new licensing regime covering services we provide in the future. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

Changes in the policies of the PRC government could have a significant impact upon our ability to operate profitably in the PRC.

We conduct all of our operations and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our ability to operate our website.

China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and could have a material adverse effect on our business and the value of our Class A Ordinary Shares.

China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Although China’s economy has been transitioning from a planned economy to a more market oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in China and could have a material adverse effect on our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us, or more specifically, we cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our Class A Ordinary Shares may depreciate quickly. China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations are uncertain and could have a material adverse effect on our business.

Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.

Although the PRC government has been pursuing a number of economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC. Because of the nature of our business, we are dependent upon the PRC government pursuing policies that encourage private ownership of businesses. Restrictions on private ownership of businesses would affect the VAT filing and collection in general and businesses using ACTCS in particular. We cannot assure you that the PRC government will pursue policies favoring a market-oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

Because our business is conducted in RMB and the price of our Class A Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in USD. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in USD. The value of the RMB against the USD and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the U.S.. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, since our Class A Ordinary Shares to be offered by our potential future financing activities will be offered in USD, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the U.S. dollar and the RMB will affect that amount of proceeds we will have available for our business.

Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

The EIT Law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation, or SAT, issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” Although our board of directors and management are located in the PRC, it is unclear if the PRC tax authorities would determine that we should be classified as a PRC “resident enterprise.”

If we are deemed a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing subsidiaries in China or the VIE and any other subsidiaries in China or the VIE which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our shareholders may be decreased as a result of the decrease in distributable profits. In addition, if we were considered a PRC “resident enterprise”, any dividends we pay to our non-PRC investors, and the gains realized from the transfer of our Class A Ordinary Shares may be considered income derived from sources within the PRC and be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty). It is unclear whether holders of our Class A Ordinary Shares would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. This could have a material and adverse effect on the value of your investment in us and the price of our Class A Ordinary Shares.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our PRC subsidiary is wholly-owned by our Hong Kong subsidiary. Moreover, under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties on October 27, 2009, which limits the “beneficial owner” to individuals, projects or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority. As of the date of this prospectus, we have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate.

Even after we obtain the Hong Kong tax resident certificate, we are required by applicable tax laws and regulations to file required forms and materials with relevant PRC tax authorities to prove we can enjoy the 5% lower PRC withholding tax rate. Hitek HK intends to obtain the required materials and file with the relevant tax authorities when it plans to declare and pay dividends, but there is no assurance that the PRC tax authorities will approve the 5% withholding tax rate on dividends received from Hitek HK.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by CSRC, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings or any of our other public pronouncements.

We operate in an emerging and evolving market. If our market does not grow as we expect, or if we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our products and solutions may become less competitive.

There are uncertainties over the size and rate at which the IT service market will grow, as well as whether our solutions and products will be widely adopted. Moreover, the ACTCS industry is subject to rapid technological change, evolving industry standards, changing regulations, as well as changing customer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. If we are unable to develop new solutions and products that satisfy our customers and provide enhancements and new features for our existing products that keep pace with rapid technological and industry change, our business, results of operations and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete effectively.

Our platform must also integrate with a variety of network, hardware, software platforms and technologies, and we need to continuously modify and enhance our products and platform to adapt to changes and innovation. For example, if customers adopt new software platforms or infrastructure, we may be required to develop new versions of our products to be compatible with those new software platforms or infrastructure. This development effort may require significant resources, which would adversely affect our business, results of operations and financial condition. Any failure of our products and platform to operate effectively with evolving or new software platforms and technologies could reduce the demand for our products. If we are unable to respond to these changes in a cost-effective manner, our products may become less marketable and less competitive or obsolete, and our business, results of operations and financial condition could be adversely affected.

In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering.

We are subject to various risks and costs associated with to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. This data is wide ranging and relates to our investors, employees, contractors and other counterparties and third parties. Our compliance obligations include those relating to the Data Protection Act (As Revised) of the Cayman Islands and the relevant PRC laws in this regard. These PRC laws apply not only to third-party transactions, but also to transfers of information between us, our WFOE, the VIE, and the VIE’s subsidiaries, and among us, our WFOE, the VIE, and the VIE’s subsidiaries, and other parties with which we have commercial relations. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

Pursuant to the PRC Cybersecurity Law, promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and Important DataImportant Data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. On July 30, 2021, the State Council issued Regulation on Protecting the Security of Critical Information Infrastructure, clarifying the definition of critical information infrastructure as “any of network facilities and information systems in important industries and fields—such as public communication and information services, energy, transportation, water conservancy, finance, public services, e-government, and science, technology and industry for national defense—that may seriously endanger national security, national economy and people’s livelihood, and public interests in the event that they are damaged or lose their functions or their data are leaked.” On December 28, 2021, the CAC published the CAC Revised Measures which further restates and expands the applicable scope of the cybersecurity review. The CAC Revised Measures took effect on February 15, 2022. Pursuant to the CAC Revised Measures, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review. In addition, operators of critical information infrastructure purchasing network products and services are also obligated to apply for the cybersecurity review for such purchasing activities. Although the CAC Revised Measures provide no further explanation on the extent of “network platform operator” and “foreign” listing, in July 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer, which became effective on September 1, 2022. These measures outline the requirements and procedures for security assessments on export of Important Data or personal information collected or generated within the territory of mainland China. Furthermore, these measures provide that the security assessment shall combine pre-assessment and continuous supervision, and risk self-assessment and security assessment to prevent data export security risks. Specifically, security assessment is required before any cross-border data can be transferred out of mainland China if: (i) the data transferred out of mainland China is Important Data; (ii) the data processor is a critical information infrastructure operator or data processor that processes personal information of more than one million individuals; (iii) cross-border data transfer of personal information by a data processor who has made cross-border transfer of aggregately more than 100,000 individuals’ personal information or more than 10,000 individuals’ sensitive personal information since January 1st of the previous year; or (iv) otherwise required by the CAC.

As confirmed by our PRC counsel, Jingtian & Gongcheng, we are not subject to cybersecurity review with the CAC and security assessment for outbound data, because (i) we are not in possession of or otherwise holding any Important Data , (ii) we are not in possession of or otherwise holding personal information of over one million users and it is also very unlikely that it will reach such threshold in the near future; and (iii) as of the date of this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator. However, we cannot guarantee that we will not be subject to cybersecurity review in the future as we offer IT services and sell hardware and software in China. During such review, we may be required to suspend our operation experience other disruptions to our operations. Cybersecurity review could also result in negative publicity with respect to our company and diversion of our managerial and financial resources.

Furthermore, if we were found to be in violation of applicable laws and regulations in China during such review, we could be subject to administrative penalties, such as warnings, fines, or service suspension. Therefore, cybersecurity review could materially and adversely affect our business, financial condition, and results of operations.

In addition, the PRC Data Security Law, promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and took effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. As the Data Security Law was recently promulgated, we may be required to make further adjustments to our business practices to comply with this law. If our data processing activities were found to be not in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits. Furthermore, the recently issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law require (i) speeding up the revision of the provisions on strengthening the confidentiality and archives management relating to overseas issuance and listing of securities and (ii) improving the laws and regulations relating to data security, cross-border data flow, and management of confidential information. As there remain uncertainties regarding the further interpretation and implementation of those laws and regulations, we cannot assure you that we will be compliant such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the regulatory authorities and become subject to fines and other sanctions. As a result, we may be required to suspend our relevant businesses, shut down our website, take down our operating applications, or face other penalties, which may materially and adversely affect our business, financial condition, and results of operations.

On August 20, 2021, the Standing Committee of the National People’s Congress of China promulgated the Personal Information Protection Law of the PRC, or the PIPL, which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court. As uncertainties remain regarding the interpretation and implementation of the PIPL, we cannot assure you that we will comply with the PIPL in all respects, we may become subject to fines and/or other penalties which may have material adverse effect on our business, operations and financial condition.

While we take measures to comply with all applicable data privacy and protection laws and regulations, we cannot guarantee the effectiveness of the measures undertaken by us and our business partners. However, compliance with any additional laws could be expensive, and may place restrictions on our business operations and the manner in which we interact with our users. In addition, any failure to comply with applicable cybersecurity, privacy, and data protection laws and regulations could result in proceedings against us by government authorities or others, including notification for rectification, confiscation of illegal earnings, fines, or other penalties and legal liabilities against us, which could materially and adversely affect our business, financial condition, results of operations and the value of our Class A Ordinary Shares. In addition, any negative publicity on our website or platform’s safety or privacy protection mechanism and policy could harm our public image and reputation and materially and adversely affect our business, financial condition, and results of operations.

We are subject to anti-corruption, anti-bribery, and similar laws, and noncompliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, and other anti-corruption, anti-bribery, anti-money laundering, and similar laws in China and the U.S.. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees and agents from promising, authorizing, making, or offering improper payments or other benefits to government officials and others in the public sector. We leverage our business partners, including channel partners, to sell our products and solutions and host many of our facilities for our network. We may also rely on our business partners to conduct our business abroad. We and our business partners may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of our business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities.

We cannot assure you that all of our employees and agents have complied with, or in the future will comply with, our policies and applicable law. The investigation of possible violations of these laws, including internal investigations and compliance reviews that we may conduct from time to time, could have a material adverse effect on our business. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from Chinese government contracts and other contracts, other enforcement actions, the appointment of a monitor, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage and other consequences. Other internal and government investigations, regulatory proceedings, or litigation, including private litigation filed by our shareholders, may also follow as a consequence. Any investigations, actions, or sanctions could materially harm our reputation, business, results of operations, and financial condition. Further, the promulgation of new laws, rules or regulations or new interpretations of current laws, rules or regulations could impact the way we do business in other countries, including requiring us to change certain aspects of our business to ensure compliance, which could reduce revenues, increase costs, or subject us to additional liabilities.

Failure to comply with laws and regulations applicable to our business in China could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various governmental agencies in China, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as value-added telecommunication laws and regulations, privacy and data protection-related laws and regulations, intellectual property laws, employment and labor laws, workplace safety, environmental laws, consumer protection laws, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in China. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

●	investigations, enforcement actions, and sanctions;

●	mandatory changes to our network and products;

●	disgorgement of profits, fines, and damages;

●	civil and criminal penalties or injunctions;

●	claims for damages by our customers or channel partners;

●	termination of contracts;

●	loss of intellectual property rights;

●	failure to obtain, maintain or renew certain licenses, approvals, permits, registrations or filings necessary to conduct our operations; and

●	temporary or permanent debarment from sales to public service organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations, and financial condition.

Additionally, companies in the technology industry have recently experienced increased regulatory scrutiny. Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new fields also could raise a number of new regulatory issues. These factors could negatively affect our business and results of operations in material ways.

Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties that we collaborate with, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, results of operations and financial condition.

The conversion of Renminbi into foreign currencies, including the USD, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the USD and other currencies, at times significantly and unpredictably. The value of Renminbi against the USD and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the USD and other currencies in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and USD in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent we need to convert USD we received from our IPO into Renminbi for our operations, appreciation of the Renminbi against the USD would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into USD for the purpose of making payments for dividends on our Class A Ordinary Shares or for other business purposes, appreciation of the USD against the Renminbi would have a negative effect on the USD amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.  While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure, or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Substantially all of our revenues and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into USD. To the extent that we need to convert USD we received from our IPO into Renminbi for our operations, appreciation of the Renminbi against the USD would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into USD for the purpose of making payments for dividends on our Class A Ordinary Shares or for other business purposes, appreciation of the USD against the Renminbi would have a negative effect on the USD amount.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our staff costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our products or services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including housing, pension, medical insurance and unemployment insurance programs to designated government agencies for the benefit of our employees. Compared with its predecessors, the current Labor Contract Law of the PRC imposes stricter requirements on employers in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts, further increasing our labor-related costs such as by limiting our ability to terminate some of our employees or otherwise change our employment or labor practices in a cost-effective manner. In addition, as the interpretation and implementation of labor-related laws and regulations are still developing, we cannot assure you that our employment practices have been or will at all times be deemed in compliance with the labor-related laws and regulations in China. If we are subject to severe penalties in connection with labor disputes or government investigations, our business, financial condition and results of operations will be adversely affected.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. Any actions by Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operation, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Substantially all of our operations are located in China. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

As such, our business may be subject to various government and regulatory interference in the provinces in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to offering securities in the U.S. in the future, and even when such permission is obtained, whether we will be denied or rescinded. Although we are currently not required to obtain permission from any of the PRC regulatory authorities to obtain such permission and has not received any denial regarding our listing on the Nasdaq Capital Market and the entry into the VIE Agreements, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

Risks Relating to this Offering and Our Class A Ordinary Shares

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

The estimates of market opportunity, forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunities are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies covered by our market opportunities estimates will purchase our products and solutions at all or generate any particular level of revenues for us. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

We cannot assure you that our plans to raise capital will be successful.

The offering may close or terminate, as the case may be, because there is a minimum offering amount of $8,000,000 required as a condition to closing in this offering As of December 31, 2023, we had working capital of approximately $21,413,847 million. While we currently have sufficient working capital, if we are not successful in raising capital, it could have an adverse effect on our continued and future growth. Management’s plans to address this need for capital are discussed in the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We cannot assure you that our plans to raise capital will be successful.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The price for our Class A Ordinary Shares may vary from the market price of our Class A Ordinary Shares in this offering. If you purchase our Class A Ordinary Shares in this offering, you may not be able to resell those shares at or above the offering price. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Share prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The dual-class structure of our ordinary shares has the effect of concentrating voting control with our Chairman and our chief executive officer, and their interest may not be aligned with the interests of our other shareholders.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share, and holders of Class B Ordinary Shares are entitled to 15 votes per one Class B Ordinary Share, which may cause the holders of Class B Ordinary Shares to have an unbalanced, higher concentration of voting power. As of the date of this prospectus, Mr. Shenping Yin, our Chairman of the Board, and his wife, Ms. Xiaoyang Huang, our chief executive officer, beneficially owns 8,192,000, or 100%, of our issued Class B Ordinary Shares, representing approximately ____% of the voting rights in our Company assuming a minimum offering and ___% of the voting rights in our company assuming a maximum offering. As a result, until such time as Mr. Shenping Yin’s and Ms. Xiaoyang Huang’s voting power is below 50%, Mr. Shenping Yin and Ms. Xiaoyang Huang as the controlling shareholders have substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. They may take actions that are not in the best interests of us or our other shareholders. These corporate actions may be taken even if they are opposed by our other shareholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of change of control transactions that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. Future issuances of Class B Ordinary Shares may also be dilutive to the holders of Class A Ordinary Shares. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A Shares.

Several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class structure of our ordinary shares may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Ordinary Shares.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

We anticipate we will use the net proceeds from the offering for working capital and other corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from the IPO and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Class A Ordinary Shares.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A Ordinary Share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting (“ICFR”). We are subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective ICFR is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Class A Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. We do not presently have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise funds in a debt or equity financing.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.

As we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could other requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company and a smaller reporting company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

We became a public company after completion of our IPO and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As an “emerging growth company” pursuant to the JOBS Act, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costlier. After we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance increased disclosure requirements.

Upon the closing of this offering, Mr. Shenping Yin, Chairman of the Board, and his wife, Ms. Xiaoyang Huang, chief executive officer, will be able to exercise more than 50% of the total voting power of our issued and outstanding share capital, Mr. Yin will have the ability to elect directors and approve matters requiring shareholder approval.

Mr. Shenping Yin, our Chairman of the Board, and his wife, Ms. Xiaoyang Huang, the chief executive officer, are currently the beneficial owners of 8,192,000 Class B Ordinary Shares, approximately 85.3% of the voting rights in our company, which are directly held by Fortune Enterprise Holdings Limited, an entity 100% owned by Mr. Yin and Ms. Huang. Following this offering and assuming a minimum offering, Mr. Yin and Ms. Huang will control approximately ___% of the voting rights in our company. Following this offering and assuming a minimum offering, Mr. Yin and Ms. Huang will control approximately ___% of the voting rights in our company. As a result, Mr. Yin and Ms. Huang are able to exert significant voting influence over fundamental and significant corporate matters and transactions. Depending on the percentage, they may have the power to elect all directors and approve all matters requiring shareholder approval without the votes of any other shareholder. They have significant influence over a decision to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not our other shareholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Class A Ordinary Shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their Class A Ordinary Shares.

We are a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under the NASDAQ Stock Market Rules because two of our principal shareholders, Shenping Yin, our Chairman of the Board, and Xiaoyang Huang our CEO, who are husband and wife, beneficially own more than 50% of voting power for the election of directors. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and we are not required to disclose in our periodic reports all of the information that U.S. domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer, we may cease to qualify as a foreign private issuer in the future.

Anti-takeover provisions in our memorandum and articles of association may discourage, delay or prevent a change in control.

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors (“BOD”) to issue shares with preferred, deferred or other special rights or restrictions without any further vote or action by our shareholders; and

●	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings

Our board of directors may decline to register transfers of Class A Ordinary Shares in certain circumstances.

Our BOD may, in its sole discretion, decline to register any transfer of any Class A Ordinary Share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our BOD may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares conceded are free of any lien in favor of us; or (vi) a fee of such maximum sum as Nasdaq Capital Market may determine to be payable, or such lesser sum as our BOD may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our BOD may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

You may be unable to present proposals before general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow sour shareholders holding shares representing in aggregate not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. Although our articles of association does not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders, any shareholder may submit a proposal to our BOD for consideration of inclusion in a proxy statement. Advance notice of at least fifteen calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

If we are classified as a passive foreign investment company, United States taxpayers who own our Class A Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as us will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Although the law in this regard is unclear, we are treating Hitek as being owned by us for U.S. federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with Hitek, and as a result, we are treating Hitek as our wholly-owned subsidiary for U.S. federal income tax purposes. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value. Therefore, the income and assets of Hitek should be included in the determination of whether or not we are a PFIC in any taxable year.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — U.S. Federal Income Taxation — Passive Foreign Investment Company.”

Our Class A Ordinary Shares may trade under $5.00 per share and thus will be a penny stock. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our shares.

Our Class A Ordinary Shares may trade below $5.00 per share after listing. As a result, our Class A Ordinary Shares would be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our Class A Ordinary Shares could be considered to be a “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, the broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase. The broker/dealer must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities and may negatively affect the ability of holders of our Class A Ordinary Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile, and you may not be able to buy or sell the stock when you want to.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	impact of the COVID-19 pandemic on our business, results of operations, financial condition and cash flows;

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	the response of participants using ACTCS tax device or its supporting services to any difficulties encountered by companies filing VAT through these systems;

●	changes in the regulations of PRC government bodies and agencies relating to VAT collection procedure and ACTCS business;

●	our ability to provide participants in projects using our services with a secure and acceptable payment method;

●	our ability to continue to operate through the VIE structure;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of our business;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	our ability to retain the services of Ms. Xiaoyang Huang, our Chief Executive Officer;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the VAT collection and filing procedures, tax service industry, software industry, hardware retail industry and IT service industry in China. These data include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The tax service industry, software industry, hardware retail industry and IT service industry may not grow at the rate projected by industry data, or at all. The failure of these industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Class A Ordinary Shares. In addition, the rapidly changing nature of these industries subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

After deducting the estimated Placement Agent fee and offering expenses payable by us, we expect to receive net proceeds of approximately $___ million from this offering if we complete the minimum offering, or approximately $___ million if we complete the maximum offering. We intend to use the net proceeds of this offering as follows (as to such uses in China, after we complete the remittance process), and we have listed the specific uses of proceeds below. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering exceeds the size of the minimum offering but is less than the maximum offering.

Description of Use	Minimum Offering (%)	Maximum Offering (%)
Potential acquisitions	62.5	50
Research and development	12.5	17.5
Recruitment of additional employees	6.25	7.5
General working capital	18.75	25
Total	100	100

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Hitek HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Class A Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. See “Taxation — PRC Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Hitek to WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to Hitek HK as dividends from our PRC subsidiaries. Certain payments from our Hitek to WFOE are subject to PRC taxes, including business taxes and VAT. In addition, if Hitek or our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Hitek HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Hitek HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Hitek HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the issuance and sale of a minimum of $8,000,000 and a maximum of $20,000,000 of Class A Ordinary Shares by us in this offering at the offering price of US$_____ per Class A Ordinary Share, after deducting the Placement Agent fees and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2023
Shareholders’ Equity	Actual*	As adjusted
		(Maximum)	(Minimum)
		(Unaudited)
Class A Ordinary Shares, par value $0.0001 per share, 490,000,000 shares authorized; 14,392,364 shares and 10,987,679 shares issued and outstanding as of December 31, 2023 and 2022, respectively.	1,439	4,113	3,403
Additional paid-in capital	16,721,551	43,830,877	32,431,587
Statutory reserves	836,215	836,215	836,215
Retained earnings	11,387,748	11,387,748	11,387,748
Accumulated other comprehensive loss	(609,367)	(609,367)	(609,367)
Total Shareholders’ Equity	28,337,586	55,449,586	44,049,586
Total Capitalization	$28,337,586	55,449,586	44,049,586

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted for each Class A Ordinary Share you purchase to the extent of the difference between the public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Our net tangible book value as of December 31, 2023 was US$28,337,586, or US$1.97 per Class A Ordinary Share. Net tangible book value our total consolidated tangible assets, less the amount of our total consolidated liabilities and offering cost. Dilution is determined by subtracting the as adjusted net tangible book value per Class A Ordinary Share from the public offering price per Class A Ordinary Share and after deducting Placement Agent fees and the estimated offering expenses payable by us.

Dilution results from the fact that the per Class A Ordinary Share offering price is substantially in excess of the book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares. We used the closing price on August 28, 2024, $1.69, to estimate the number of shares to be offered. After giving effect to our estimated maximum issuance and sale of 11,834,320 shares in this offering at an offering price of $1.69 per share after deducting the estimated underwriting discounts and offering expenses payable by us and sale of 14,907,000 Class A Ordinary Shares in the Private Placement at price of $0.55 per share on July 29, 2024, the pro forma as adjusted net tangible book value as of December 31, 2023 would have been $55,449,586 or $1.35 per share. This represents an immediate decrease in net tangible book value to existing shareholders of $0.62 per share. The offering price per share will be significantly lower than the net tangible book value per share. Accordingly, new investors who purchase shares in this offering will suffer an immediate dilution of their investment of $0.34 per share. After giving effect to our estimated minimum issuance and sale of 4,733,728 shares in this offering at an offering price of $1.69 per share after deducting the estimated underwriting discounts and offering expenses payable by us and sale of 14,907,000 Class A Ordinary Shares in the Private Placement at price of $0.55 per share on July 29, 2024, the pro forma as adjusted net tangible book value as of December 31, 2023 would have been $44,049,586 or $1.29 per share. This represents an immediate decrease in net tangible book value to existing shareholders of $0.68 per share. The offering price per share will be significantly lower than the net tangible book value per share. Accordingly, new investors who purchase shares in this offering will suffer an immediate dilution of their investment of $0.40 per share. The following table illustrates this per share dilution to the new investors purchasing shares in this offering:

	Post-Offering(1)
	(Maximum)		(Minimum)
Offering price per Class A Ordinary Share	US$	1.69	US$	1.69
Net tangible book value per Class A Ordinary Share as of December 31, 2023	US$	1.97	US$	1.97
Decrease in pro forma as adjusted net tangible book value per Class A Ordinary Share attributable to new investors purchasing Class A Ordinary Shares in this offering and closing of private placement	US$	(0.62)	US$	(0.68)
Pro forma as adjusted net tangible book value per Class A Ordinary Share attributable to payments by new investors	US$	1.35	US$	1.29
Amount of dilution in net tangible book value per Class A Ordinary Share to new investors in the offering and closing of private placement	US$	(0.34)	US$	(0.40)

Post-Offering Ownership

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this Offering at the offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Class A Ordinary Shares purchased		Total consideration			Average price per Class A Ordinary
	Number	Percent	Amount		Percent	Share
			(US$ in thousands)
	(Maximum)		(Maximum)
Existing shareholders	14,392,364	34.99%	US$	16,723	37.23%	US$	1.16
New investors	26,741,320	65.01%	US$	28,200	62.77%	US$	1.05
Total	41,133,684	100%	US$	44,923	100%	US$	1.09

	Class A Ordinary Shares purchased		Total consideration			Average price per Class A Ordinary
	Number	Percent	Amount		Percent	Share
			(US$ in thousands)
	(Minimum)		(Minimum)
Existing shareholders	14,392,364	42.29%	US$	16,723	50.79%	US$	1.16
New investors	19,640,728	57.71%	US$	16,200	49.21%	US$	0.82
Total	34,033,092	100%	US$	32,923	100%	US$	0.97

The as adjusted information as discussed above is illustrative only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We are an offshore holding company incorporated in the Cayman Islands as an exempted company. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through VIE Agreements, with Hitek and its subsidiaries. Neither we nor our subsidiaries own any equity interests in the VIE. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of the Company. As such, through the VIE Agreements among WFOE, Hitek and Hitek’s shareholders, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. However, the VIE agreements have not been tested in a court of law, and the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us. See “Business — Contractual Arrangements between WFOE and Hitek” for a summary of these VIE Agreements.

We are an IT consulting and solutions service provider focusing on delivering services to business in various industry sectors in China. As of the date of this prospectus, we have two lines of businesses— 1) services to small and medium businesses (“SMEs”), which consists of Anti-Counterfeiting Tax Control System (“ACTCS”) tax devices, ACTCS services, and 2) services to large businesses, which consists of hardware sales and software sales. We expect to actively develop our system integration services and online service platform in the near future. Our vision is to become a one-stop consulting destination for holistic IT and other business consulting services in China.

VAT reporting is mandatory for all business companies in China. The ACTCS is one of the two major VAT control systems that a business entity may choose to comply with the VAT reporting requirements. Developed by the government-owned entity China Aerospace Science and Technology Corporation (“CASTC”), ACTCS was intended to effectively eliminate counterfeit invoices, providing accurate and complete tax information for the regional and national audit system. The VIE entity, Hitek, is authorized to carry out the sales of GTD. We provide our customers with the necessary ACTCS for their VAT reporting, collection and processing. We are authorized by the State Taxation Bureau, Xiamen Branch, as one of the first ACTCS service providers in the Xiamen metropolitan area. GTD is an ACTCS hardware necessary for normal operation of ACTCS software. The purchase of GTD is allowed only in conjunction with the use of the ACTCS software and its supporting services. Currently, there are three ACTCS services providers for Xiamen businesses, including us.

While we are confident our competitive strengths will continue improving our business, we are keenly aware of the challenges that our business faces, especially the challenges in our services to SMEs which are stemmed from the ACTCS services. The services provided to the SMEs are restricted in the Xiamen metropolitan areas since authorization by the State Taxation Bureau, Xiamen Branch to provide ACTCS services is required which is the cornerstone of our services to the SMEs. Prices of GTD and ACTCS annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. We are not able to adjust such pricing and as such our profit margin is limited. The Chinese tax regulators have been rolling out the electronic invoicing system starting from 2018. The electronic invoices enable companies to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese Tax authority. Electronic invoices are very useful in helping business entities reduce operating costs and streamline service process, since they do not involve printing, storage and postage procedures. From January 21, 2021, new taxpayers can receive an electronic tax control Ukey for free from the Tax authority. Increased use of electronic invoices and the free distribution of GTD will reduce our annual service fee revenue and thus negatively affect our total revenue. Our client base growth may be limited in spite of our diligent marketing efforts, since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

Complementing our physical service center, we started developing online service platform in 2018. As of January 2019, the online service platform enables tens of thousands of businesses in the Xiamen metropolitan area to securely process. We plan to offer business management service, such as agent accounting services and online IT outsourcing services, to the SME clients using our ACTCS services. We also plan to expand our service to large businesses to other geographic regions.

In April 2021, WFOE established a wholly-owned subsidiary, Haitian Weilai under the laws of the PRC.  The strategy purpose of establishing the new subsidiary is for the integration of tax invoicing management services from Hitek to Haitian Weilai.

As part of the services to large businesses, Hitek currently sells Communication Interface System (“CIS”), its self-developed software which provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes.

As part of our services provided to large businesses, Huasheng sold hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. After we launched CIS sales, we also introduced our hardware products to our CIS users. Our major business strategy in the market is to connect and source through exclusive relationships with manufacturers so that Huasheng can offer competitively priced hardware. From the beginning of 2022, Huasheng transferred the above business to the VIE. We plan to market large scale hardware integration systems such as router for commercial use, industrial switch, server, large internet firewall etc. in the future. We have established the online support system in the beginning of 2018. The online system further enhances our customer experience, which is complemented by highly trained professionals and attractive physical store environment.

For the year ended December 31, 2023, Hitek’s two business lines had three revenue streams. The first business line, services to large businesses, including hardware sales, representing 53% of total revenue, and the software sales, representing 17% of total revenue; and the second business line, ACTCS devices and services, represented 30% of total revenue. For the year ended December 31, 2022, Hitek’s two business lines had three revenue streams. The first business line, services to large businesses, including hardware sales, represented 39% of total revenue, and the software sales, represented 33% of total revenue, and the second business line, ACTCS devices and services, represented 28% of total revenue. In recent years, the Chinese tax regulators have been rolling out the electronic invoicing system.

Holding Company Structure

Overview

We are a holding company with no material operations of our own. We conduct substantially all of our business in China through contractual arrangements with Xiamen Hengda Hitek Computer Network Co., Ltd., the VIE, and its subsidiaries. See “Business — Contractual Agreements between WFOE and Hitek” for a summary of these VIE arrangements. As of December 31, 2023, the VIE and its subsidiaries (the “VIEs”) accounted for 57% and 100% of the Company’s total assets and total liabilities, respectively. As of December 31, 2022, the VIEs accounted for 96% and 98% of our total assets and total liabilities, respectively. As of December 31, 2021, the VIEs accounted for 93% and 100% of our total assets and total liabilities, respectively. As of December 31, 2023, 2022, and 2021, $1,041,909, $843,705 and $1,486,311 of cash was denominated in RMB, respectively.

Conducting our operations through contractual arrangements with the variable interest entities entails a risk that we may lose the power to direct the activities that most significantly affect the economic performance of the variable interest entities, which may result in our being unable to consolidate their financial results with our results and may impair our access to their cash flow from operations and thereby reduce our liquidity. See “Risk Factors — Risks Relating to Doing Business in the PRC” for more information, including the risk factors titled “Our contractual arrangements with Hitek and its shareholders may not be effective in providing control over Hitek” and “Because we conduct our business through Hitek, a VIE, if we fail to comply with applicable law, we could be subject to severe penalties and our business could be adversely affected.”

In addition, any transfer of funds from us to any of our subsidiaries in China or VIEs, either as a shareholder loan or as an increase in registered capital, is subject to certain statutory limit requirements and registration or approval of the relevant PRC governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. Our subsidiaries in China and VIEs are not permitted under PRC law to directly lend money to one another.

Therefore, it is difficult to change our capital expenditure plans once the relevant funds are remitted from our company to our subsidiaries in China or VIEs. These limitations on the free flow of funds between us and our subsidiaries in China and VIEs could restrict our ability to act in response to changing market conditions and reallocate funds internally in a timely manner.

Dividend Distributions

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares or Class B Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Hitek HK.

Current PRC regulations permit our indirect subsidiaries in China to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Class A Ordinary Shares or Class B Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares or Class B Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

For us to pay dividends to our shareholders, we will rely on payments made from Hitek to WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to Hitek HK as dividends from WFOE. Certain payments from our Hitek to WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Hitek HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Hitek HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Hitek HK. See “Risk Factors - There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Risks in relation to the VIE structure

The VIE structure through contractual arrangements has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. The MOFCOM published a discussion draft of the proposed PRC Foreign Investment Law (“FIL”) in January 2015, or the 2015 Draft FIL, according to which, variable interest entities that are controlled via contractual arrangements would also be deemed as foreign-invested entities, if they are ultimately “controlled” by foreign investors. In March 2019, the PRC National People’s Congress promulgated the PRC FIL, and in December 2019, the State Council promulgated the Implementing Rules of PRC FIL, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the PRC FIL. The PRC FIL and the Implementing Rules both became effective from January 1, 2020 and replaced the major previous laws and regulations governing foreign investments in the PRC. Pursuant to the PRC FIL, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign companies or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested companies in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of companies within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The PRC FIL and the Implementing Rules do not introduce the concept of “control” in determining whether a company would be considered as a foreign-invested enterprise, nor do they explicitly provide whether the VIE structure would be deemed as a method of foreign investment. However, the PRC FIL has a catch-all provision that includes into the definition of “foreign investments” made by foreign investors in China in other methods as specified in laws, administrative regulations, or as stipulated by the State Council, and as the PRC FIL and the Implementing Rules are newly adopted and relevant government authorities may promulgate more laws, regulations or rules on the interpretation and implementation of the PRC FIL, the possibility cannot be ruled out that the concept of “control” as stated in the 2015 Draft FIL may be embodied in, or the VIE structure adopted by us may be deemed as a method of foreign investment by, any of such future laws, regulations and rules. If our consolidated VIE was deemed as a foreign-invested enterprise under any of such future laws, regulations and rules, and any of the businesses that we operate would be in any “negative list” for foreign investment and therefore be subject to any foreign investment restrictions or prohibitions, further actions required to be taken by us under such laws, regulations and rules may materially and adversely affect our business, financial condition and results of operations. Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, business, financial condition and results of operations.

Tabular Disclosure of Contractual Obligations

Below is a table setting forth all of our contractual obligations as of December 31, 2023:

Payment Due by Period
		Less than			More than
Contractual Obligations	Total	1 year	1 – 3 years	3 – 5 years	5 years
Operating lease obligations	$3,382	$3,382	$-	$-	$-
Loan Obligations
Principal	2,606,698	493,159	2,113,539	-	-
Interest	278,283	278,283	-	-	-
Total	$2,888,363	$774,824	$2,113,539	$-	$-

Below is a table setting forth all of our contractual obligations as of December 31, 2022:

Payment Due by Period
		Less than			More than
Contractual Obligations	Total	1 year	1 – 3 years	3 – 5 years	5 years
Operating lease obligations	$6,948	$3,474	$3,474	$-	$-
Loan Obligations
Principal	2,677,628	506,578	2,171,050	-	-
Interest	285,855	285,855	-	-	-
Total	$2,970,431	$795,907	$2,174,524	$-	$-

Consolidation

The Company provides substantially all of its services to large businesses and SMEs in China via the VIE and its subsidiaries, due to PRC legal restrictions of foreign ownership in certain sectors. Substantially all of the Company’s revenues, costs and net income in China are directly or indirectly generated through the VIE and its subsidiaries. The Company has signed various agreements with the VIE and legal shareholders of the VIE to allow the transfer of economic benefits from the VIE to the Company and to direct the activities of the VIE.

Total assets and liabilities presented on the Company’s consolidated balance sheets and revenue, expense, net income presented on consolidated statement of operations and comprehensive income as well as the cash flow from operating, investing and financing activities presented on the consolidated statement of cash flows are substantially the financial position, operation and cash flow of the Company’s VIE and VIE’s subsidiaries. The Company has not provided any financial support to the VIE and the VIE’s subsidiaries for the years ended December 31, 2023, 2022 and 2021. As of December 31, 2023, the VIEs accounted for 57% and 100% of the Company’s total assets and total liabilities, respectively. As of December 31, 2022, the VIE and its subsidiaries accounted for 96% and 98% of our total assets and total liabilities, respectively. As of December 31, 2021, the VIE and its subsidiaries accounted for 93% and 100% of our total assets and total liabilities, respectively. As of December 31, 2023, 2022, and 2021, $1,041,909, $843,705 and $1,486,311 of cash was denominated in RMB, respectively. The following table sets forth the assets, liabilities, results of operations and changes in cash, cash equivalents the VIE and its subsidiaries taken as a whole, which were included in the Company’s consolidated balance sheets and statements of comprehensive income and statements of cash flows with intercompany transactions eliminated:

	As of December 31,
	2023	2022
Current assets	$10,571,775	$11,276,852
Total non-current assets	$9,641,441	$9,102,933
Total Assets	$20,213,216	$20,379,785
Total liabilities	$7,073,660	$5,329,843

	Years Ended December 31,
	2023	2022	2021
Revenues	$4,335,591	$6,228,595	$6,473,638
Net income	$1,098,947	$1,684,991	$2,061,517

	Years Ended December 31,
	2023	2022	2021
Net cash provided by (used in) operating activities	$834,596	$4,016,852	$(757,861)
Net cash (used in) provided by investing activities	$(675,964)	$(7,349,231)	$400,006
Net cash provided by financing activities	$-	$2,749,498	$-

Revenue Recognition

The Company follows ASU 2014-09, Topic 606, “Revenue from Contracts with Customers” and its related amendments (collectively referred to as “ASC 606”) for its revenue recognition accounting policy that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. In accordance with ASC 606, revenue is recognized when all of the following five steps are met: (i) identify the contract(s) with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations; (v) recognize revenue when (or as) each performance obligation is satisfied.

The Company generates its revenues primarily from three sources: (1) hardware sales, (2) software sales, and (3) tax devices and services. The Company recognizes revenue when performance obligations under the terms of a contract with its customers are satisfied. This occurs when the control of the goods and services have been transferred to the customer.

●	Hardware sales

Hardware revenues are primarily from the sale of computer and network hardware to end users. The products include computers, printers, internet cables, certain internet servers, cameras and monitors. Sales of hardware have a single performance obligation. The Company usually recognizes the revenue when ownership is transferred to end customers. The Company’s revenue from sales of hardware is reported on a gross basis since the Company is primarily obligated in the transaction, bears inventory and credit risk and has discretion to establish the prices. Hardware sales are classified as “Revenue” in the Company’s consolidated statements of operations.

●	Software sales

Hitek also does business in software sales and focuses on the perpetual license sales for one of the self-developed software Communication Interface System (“CIS”). CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal companies. The system is used to communicate the RCTX-X module, collect the work diagram, the electricity diagram, the pressure temperature and other measures, and can extract the data and import it to the software of the windows platform to display analysis.

Performance Obligations - Software contracts with customers include multiple performance obligations such as sale of software license, installation of software, operation training service and warranty. The installation and operation training are essential to the functionality of the software which are provided to the clients prior to the acceptance of the software. The Company provides one-year warranty which mainly telephone supports. The Company estimates that costs associated with warranty are de minimis to the overall contract. Therefore, the Company does not further allocate transaction price.

The Company recognizes revenue when the software is accepted by the customer. Revenues from software sales contracts are classified as “Revenue” on the Company’s consolidated statements of operations.

●	Tax Devices and Services

Before January 21, 2021, all VAT general taxpayer businesses in China were required to purchase the Anti-Counterfeiting Tax Control System (“ACTCS” or Golden Tax Disk or GTD) tax devices to issue the VAT Invoice and for quarterly VAT filing. Hitek is authorized to carry out the implementation of ACTCS specialty hardware retailing. The price of GTD and related supporting services are determined by the National Development and Reform Commission. From January 21, 2021, new taxpayers can receive electronic tax control Ukey for free from the Tax authority. Hitek could provide supporting services to the new taxpayers.

Performance Obligations - Tax devices and services contracts with customers include multiple performance obligations such as delivery of products, installation and after-sales supporting services, tax control system risk investigation service, and tax invoicing management service, such as training service on issuing electronic invoice, complete tax declaration automatically and back up data online.

Revenue from the sales of GTD devices is recognized when ownership is transferred to end customers. The Company provides the tax device after-sales supporting services and tax invoicing management service, charging the service fee on an annual basis because the service period is usually one year. Revenue from its service is recognized as the services are performed and amounts are earned, using the straight-line method over the term of the related services agreement. The Company also charges a one-time service charge for each investigation request. Revenue from tax control system risk investigation service is recognized when the services are performed. Revenue is recognized based on each performance obligation’s standalone selling price that is sold separately and charged to customers at contract inception.

The Company’s revenue from its gross billings is reported on a gross basis since the Company is primarily obligated in the transaction, is subject to inventory and credit risk and has several but not all of the indications that revenue should be recorded on the gross basis.

Revenue was comprised of the following.

	Years Ended December 31,
	2023	2022	2021
Revenues
Hardware	$2,428,592	$2,504,426	$2,434,694
Tax devices and service	1,376,323	1,803,650	1,970,363
Software	758,816	2,120,532	2,056,106
Total revenues	$4,563,731	$6,428,608	$6,461,163

●	Contract balances

Prepayments received from customers before the services are performed are recorded as deferred revenue. Deferred revenue consists of the annual service fees for Golden Tax Disk and tax invoicing management service received from customers while the services have not yet been performed. The Company recognizes service fees as revenue on a straight-line basis in accordance with the service periods.

●	Practical expedients and exemptions

The Company generally expenses sales commissions as incurred because the amortization period would have been one year or less.

Expected Credit Losses

On January 1, 2023, the Company adopted ASC 326, Credit Losses (“ASC 326”), which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods. The adoption did not have a material impact on the Company’s consolidated financial statements (“CFS”).

Upon adoption of ASC 326, the Company maintains an allowance for credit losses in accordance with ASC 326 and records the allowance for credit losses as an offset to assets such as accounts receivable, etc., and the estimated credit losses charged to the allowance are classified as general and administrative expenses in the consolidated statements of operations and comprehensive income (loss). The Company assesses collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on the size and nature of specific customers’ receivables. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Bad debts are written off as incurred.

Inventories

Inventories are stated at the lower of cost (weighted average basis) or net realizable value. The methods of determining inventory costs are used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items is lower than the cost.

Leases

On December 31, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (as amended by ASU 2018-01, 2018-10, 2018-11, 2018-20, and 2019-01, collectively “ASC 842”), using the modified retrospective method. The Company elected the transition method which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. As a result of electing this transition method, previously reported financial information has not been restated to reflect the application of the new standard to the comparative periods presented. The Company elected the package of practical expedients permitted under the transition guidance within ASC 842, which among other things, allows the Company to carry forward certain historical conclusions reached under ASC Topic 840 regarding lease identification, classification, and the accounting treatment of initial direct costs. The Company elected not to record assets and liabilities on its consolidated balance sheet for new or existing lease arrangements with terms of 12 months or less. The Company recognizes lease expenses for such lease on a straight-line basis over the lease term.

The most significant impact upon adoption relates to the recognition of Right-of-use (“ROU”) assets and lease liabilities on the Company’s consolidated balance sheets for office and warehouse space leases. At the commencement date of a lease, the Company recognizes a lease liability for future fixed lease payments and a right-of-use (“ROU”) asset representing the right to use the underlying asset during the lease term. The lease liability is initially measured as the present value of the future fixed lease payments that will be made over the lease term. The lease term includes periods for which it is reasonably certain that the renewal options will be exercised and periods for which it’s reasonably certain that the termination options will not be exercised. The future fixed lease payments are discounted using the rate implicit in the lease, if available, or the incremental borrowing rate (“IBR”). The Company will evaluate the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group. If the carrying value of the asset group is determined to not be recoverable and is in excess of the estimated fair value, the Company will record an impairment loss in other expenses in the consolidated statements of operations.

Recently issued accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires disaggregated information about an entity’s effective tax rate reconciliation and additional discloses on income taxes paid. The new requirements are effective for annual periods beginning after December 15, 2024. The guidance is to be applied prospectively, with an option for retrospective application. The Company is currently evaluating the impact of this new guidance on disclosures within its CFS.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our CFS.

Results of Operations

The following consolidated results of operations include the results of operations of the Company, its wholly owned subsidiary and consolidated VIEs.

Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Revenue

			Increase /	Percentage
	2023	2022	(Decrease)	Change
Hardware	$2,428,592	$2,504,426	$(75,834)	(3.0)%
CIS software	758,816	2,120,532	(1,361,716)	(64.2)%
Tax devices and service	1,376,323	1,803,650	(427,327)	(23.7)%
Total revenues	$4,563,731	$6,428,608	$(1,864,877)	(29.0)%

We have the following three revenue streams – hardware sales, CIS software sales, and tax devices and services sales. The hardware sales decrease was mainly due to the decrease in sales to large customers due to these large customers reducing their procurement and slowing down their repayment. CIS software sales consist of software sales and services. CIS software sales decreased mainly due to the decrease of software sales to large customers, for these large customers reduced their procurement and slowed down their repayment. Tax devices and service sales decreased due to new policies from January 2021 that new taxpayers in Xiamen could get free tax Ukeys from the Tax authorization. We expect the tax devices and service sales will be affected in the future. Our total revenues for the year ended December 31, 2023 were $4,563,731, a decrease of $1,864,877 or 29.0% from $6,428,608 for the year ended December 31, 2022. The Company expects to expand tax control system risk investigation service for SMEs and also increase orders for software and hardware sales from major customers in 2024.

Cost and Margin

			Increase /	Percentage
	2023	2022	(Decrease)	Change
Total revenues	$4,563,731	$6,428,608	$(1,864,877)	(29.0)%
Cost of revenues	2,642,491	2,891,565	(249,074)	(8.6)%
Gross profit	$1,921,240	$3,537,043	$(1,615,803)	(45.7)%
Margin %	42.1%	55.0%	(12.9)%

Cost of revenue is comprised of (i) the direct cost of our hardware products purchased from third parties; (ii) logistics-related costs, which primarily include product packaging and freight-in charges; (iii) third-party royalties paid related to the Golden Tax Disk (“GTD”), an Anti-Counterfeiting Tax Control System (“ACTCS”) tax device; (iv) compensation for the employees who handle the products and perform Tax invoicing management services and other costs that are necessary for us to provide the services to our customers; and (v) outsourcing costs, which primarily include software outsourcing service cost to the third parties.

Cost of revenues decreased to $2,642,491 for the year ended December 31, 2023 from $2,891,565 for 2022, a decrease of $249,074 or 8.6%. This decrease was mainly due to the change in revenue mix, with less revenues generated in 2023 from software sales that have a higher gross profit, which resulted in the decrease of cost of sales as a percentage of sales in 2023 compared to 2022.

Gross Profit. Our gross profit decreased to $1,921,240 for the year ended December 31, 2023 from $3,537,043 for 2022. Our gross profit as a percentage of revenue decreased to 42.1% for the year ended December 31, 2023 from 55.0% for 2022. This was mainly due to the change in revenue mix, with fewer revenues being generated in 2023 from CIS software sales that have a higher profit margin. The Company expects to continue to focus on projects with high gross profit, such as services for SMEs, and at the same time, increase the hardware and software sales of large customers.

Operating Expenses

			Increase /	Percentage
	2023	2022	(Decrease)	Change
Selling expenses	$648	$437,185	$(436,537)	(99.9)%
% of revenue	0.0%	6.8%	(6.8)%	-
General and administrative expenses	1,819,531	1,472,648	346,883	23.6%
% of revenue	39.9%	22.9%	17%	-
Operating expenses	$1,820,179	$1,909,833	$(89,654)	(4.7)%

Selling Expenses. Selling expenses consist primarily of shipping and handling costs for products sold and advertising and marketing expenses for the promotion of our products. Selling expenses decreased by 99.9% or $436,537 to $648 for the year ended December 31, 2023 from $437,185 in 2022. The decrease was mainly attributable to the decrease in the Company’s sales commissions to obtain new orders in 2023. Selling expenses were 0.01% of total revenue for the year ended December 31, 2023 and 6.8% of total revenue in 2022.

General and Administrative Expenses. General and administrative expenses consist primarily of salary and welfare for our general administrative and management staff, facilities costs, depreciation expenses, professional fees, accounting fees, directors and officers liability insurance, and other miscellaneous expenses incurred in connection with general operations. General and administrative expenses increased by 23.6% or $346,883 to $1,819,531 for the year ended December 31, 2023 from $1,472,648 in 2022. The increase was mainly due to (1) the increase of professional service fee of $233,458 resulting from financial and legal consulting in 2023, (2) other fees of $36,728 related to the Company’s initial public offering in March 2023, and (3) rent of $78,246. The increase was offset by a decrease in salary expense of $133,492 resulting from the reduction of employees for cost-effectiveness consideration. General and administrative expenses were 39.9% of total revenue for the year ended December 31, 2023 and 22.9% of total revenue in 2022.

Net Income

			Increase /	Percentage
	2023	2022	(Decrease)	Change
Operating income	$101,061	$1,627,210	$(1,526,149)	(93.8)%
Total other income	1,493,465	241,753	1,251,712	517.8%
Income before income taxes	1,594,526	1,868,963	(274,437)	(14.7)%
Income tax expense	(546,885)	(453,218)	(93,667)	20.7%
Net income	$1,047,641	$1,415,745	$(368,104)	(26.0)%
Effective tax rate	34.3%	24.2%		(10.1)%

Operating income. Operating income was $101,061 for the year ended December 31, 2023, compared to $1,627,210 for 2022. The decrease in operating income in 2022 was primarily due to the decrease in CIS software sales.

Other income. Other income includes government subsidy income, net investment income (loss), and interest income and expenses. Other income was $1,493,465 and $241,753 for years ended December 31, 2023 and 2022, respectively. The increase was primarily due to the increase in investment income of $349,915, government subsidies of $560,090 and interest income of $366,320.

Income tax expense. Income tax expense was $546,885 for the year ended December 31, 2023, compared to $453,218 for 2022. The increase in income tax expense was due primarily to the increase in deferred tax liability resulting from the increased unbilled revenue from large customers.

Effective tax rate. Effective tax rate was 34.3% for the year ended December 31, 2023, compared to 24.2% for 2022. The increase was due primarily to one PRC subsidiary with a preferential tax policy recording a loss in 2023, whereas it recorded a profit in 2022.

Net income. As a result of the factors described above, net income was $1,047,641 for the year ended December 31, 2023, a decrease of $368,104 from $1,415,745 for 2022.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Revenue

			Increase /	Percentage
	2022	2021	(Decrease)	Change
Hardware	$2,504,426	$2,434,694	$69,732	2.9%
CIS Software	2,120,532	2,056,106	64,426	3.1%
Tax devices and service	1,803,650	1,970,363	(166,713)	(8.5)%
Total revenues	$6,428,608	$6,461,163	$(32,555)	(0.5)%

We have the following three streams - hardware retail and wholesale, software sales, and ACTCS sales and services. The hardware sales increase was mainly from small retail sales. The software sales consist of software sales and software services. The sales of software increase was due to increase of maintenance service revenue. Tax devices and service sales were decreased due to the new policies carried from January 2021 that the new taxpayers in Xiamen could get free tax Ukeys from the tax authorization. We expect the tax devices and service sales will be affected in the future. Our total revenues for the year ended December 31, 2022 were $6,428,608, a decrease of $32,555 or 0.5% from $6,461,163 for the year ended December 31, 2021. The overall decrease in revenue mainly resulted from the decrease of tax device and service due to the new policy carried from January 2021.

The Company expects to expand tax control system risk investigation service for SMEs and also increase orders for software and hardware sales from major customers in 2023.

Cost and Margin

			Increase /	Percentage
	2022	2021	(Decrease)	Change
Total revenues	$6,428,608	$6,461,163	$(32,555)	(0.5)%
Cost of revenues	2,891,565	2,581,218	310,347	12.0%
Gross profit	3,537,043	3,879,945	(342,902)	(8.8)%
Margin %	55.0%	60.1%	(5.1)%

Cost of revenue is comprised of (i) the direct cost of our hardware products purchased from third parties; (ii) logistics-related costs, which primarily include product packaging and freight-in charges; (iii) third-party royalties paid related to the GTD (iv) compensation for the employees who handle the products and perform Tax invoicing management services and other costs that are necessary for us to provide the services to our customers; and (v) outsourcing costs, which primarily include software outsourcing service cost to the third parties.

Cost of revenues increased to $2,891,565 for the year ended December 31, 2022 from $2,581,218 for 2021. An increase of $310,347 or 12.0%. This increase was mainly due to cost of sales of software increased in 2022 compared to 2021.

Gross Profit. Our gross profit decreased to $3,537,043 for the year ended December 31, 2022 from $3,879.945 for 2021. Our gross profit as a percentage of revenue decreased to 55.0% for the year ended December 31, 2022 from 60.1% for 2021. This was mainly due to the increase of cost of software, for the software maintenance service from March 20, 2021 to July 31, 2021 is provided by Huoerguosi itself, which resulting in a reduction in costs and a higher GP% in 2021. The Company expects to continue to focus on projects with high gross profit such as services for SMEs, and at the same time, increase the hardware and software sales of large customers.

Operating Expenses

			Increase /	Percentage
	2022	2021	(Decrease)	Change
Selling expenses	$437,185	$76,477	$360,708	471.7%
% of revenue	6.8%	1.2%	5.6%	-
General and administrative expenses	1,472,648	1,699,934	(227,286)	(13.4)%
% of revenue	22.9%	26.3%	(3.4)%	-
Operating expenses	$1,909,833	$1,776,411	$133,422	7.5%

Selling Expenses. Selling expenses consist primarily of shipping and handling costs for products sold and advertisement and marketing expenses for promotion of our products. Selling expenses increased by 471.7% or $360,708 to $437,185 in the year ended December 31, 2022 from $76,477 in 2021. The increase was mainly because of the increase of the Company’s sales commission in connection with obtaining new orders. Selling expenses were 6.8% of total revenue for the year ended December 31, 2022 and 1.2% of total revenue in 2021. The Company expects to maintain the current ratio of selling expenses to revenue in 2023.

General and Administrative Expenses. General and administrative expenses consist primarily of costs in salary and welfare expenses for our general administrative and management staff, facilities costs, depreciation expenses, professional fees, accounting fees, and other miscellaneous expenses incurred in connection with general operations. General and administrative expenses decreased by 13.4% or $227,286 to $1,472,648 for the year ended December 31, 2022 from $1,699,934 in 2021. The decrease was mainly due to the decrease of bad debt recovery of $124,847, and offset with the decrease of depreciation expense of $333,857. General and administrative expenses were 22.9% of total revenue for the year ended December 31, 2022 and 26.3% of total revenue in 2021. The Company expected to maintain the current ratio of general and administrative expenses to revenue in 2023.

Net Income

			Increase /	Percentage
	2022	2021	(Decrease)	Change
Operating income	$1,627,210	$2,103,534	$(476,324)	(22.6)%
Total other income	241,753	108,676	133,077	122.5%
Income before income taxes	1,868,963	2,212,210	(343,247)	(15.5)%
Income tax expense	(453,218)	(542,853)	89,635	(16.5)%
Net income	$1,415,745	$1,669,357	$(253,612)	(15.2)%
Effective tax rate	24.2%	24.5%		0.3%

Operating income. Operating income was $1,627,210 for the year ended December 31, 2022, compared to $2,103,534 for 2021. The decrease in operating income in 2022 was primary due to the decrease in gross profit.

Other income. Other income includes government subsidy income, net investment income (loss), and interest income and expenses. Other income was $241,753 and $108,676 for the years ended December 31, 2022 and 2021, respectively. The increase was primarily due to the increase of interest income related to the loan receivables in the amount of $570,707 offset by the increase of interest expense for the borrowings of $285,353.

Income tax expense. Income tax expense was $453,218 for the year ended December 31, 2022, compared to $542,853 for 2021. The decrease in income tax expense was due primarily to the decrease in gross profit.

Effective tax rate. Effective tax rate was 24.2% for the year ended December 31, 2022, compared to 24.5% for 2021.

Net income. As a result of the factors described above, net income was $1,415,745 for the year ended December 31, 2022, a decrease of $253,612 from net income $1,669,357 for 2021.

Liquidity and Capital Resources

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Our principal sources of liquidity come from cash generated from operating activities, equity financing and loans. As of December 31, 2023 and 2022, we had cash of $9,311,537 and $1,203,160, respectively.

Working Capital. Working capital as of December 31, 2023 was $21,413,847 compared to $6,981,017 as of December 31, 2022. The increase was mainly due to an increase in the current portion of short-term investments of $4,547,097, loan receivable of $2,595,132, and prepaid expenses and other current assets of $257,994, which was offset by a decrease in accounts receivable of $1,551,945, inventories of $211,165 and advance to suppliers of $143,603. Current liabilities were $3,372,752 as of December 31, 2023, compared to $4,203,695 as of December 31, 2022. This increase in liabilities was attributable mainly to an increase in deferred revenue of $810,294. In addition, in April 2023, the Company received approximately $15.1 million from the public offering. We believe our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months.

Capital Resources and Capital Needs. To date, we have financed our operations primarily through cash flows from operations, third-party loans and stock offering. With the uncertainty of the current market, our management believes it is necessary to enhance the collection of outstanding accounts receivable and other receivables, and to be cautious on operational decisions and project selection. Our management believes our current operations can satisfy our daily working capital needs. We expect to incur additional capital expenditures for research and development of software, recruiting additional employees, and enhancing our information technology system. We intend to fund these planned expenditures with our operating cash flow and our cash balance, as well as net proceeds received from our initial public offering in April 2023.

The Company engages an external vendor to develop software APP. As of December 31, 2023, the Company paid product development costs of $410,509 and the total contract amount was $422,708. In March 2021, the Company signed a supplementary agreement to postpone the official launch of the software APP after the closing of the Company’s initial public offering. In August 2023, the Company signed a supplementary agreement with another external vendor who took over the unfulfilled contractual obligations from previous external vendor who was deregistered in May 2023. This software development project was restarted after August 2023. And the Company plans to conduct close beta in 2024.  In 2023, the Company signed a software upgrade and development contract (for internal use) (Interface System), which obligated the software company to perform certain specific software upgrade and development activities from May to September 2023. The development is finished and will be accepted by the Company in April 2024. As of December 31, 2023, the Company paid the software upgrade and development costs of $338,166 and the total contract amount was $676,333.

On January 21, 2022, March 28, 2022 and June 14, 2022, the Company made three loans of RMB30,000,000 ($4,272,079), RMB3,000,000 ($422,708) and RMB7,000,000 ($986,318) to a third party, which were restricted for its operating activities, carrying interest at 12%. The RMB30,000,000 loan was extended for one year and will mature on January 21, 2025. The RMB7,000,00 was extended for one year and will mature on June 14, 2025. The RMB3,000,000 loan was repaid in August 2022 with an interest of RMB120,000 ($17,368).

In 2023, the Company provided loans with interest of 1.5% per month to another third party for its operating activities. The loans are secured by their respective pledge contracts using their underlying assets. Such loans will mature within nine months from the date of issue, with loan principal, interest and handling fees to be settled immediately after the maturity date. From April to December 2023, total loans to such a third party were $9.8 million, of which $7.3 million of the principal was repaid prior to December 31, 2023.

The Company reviews accounts receivable on a periodic basis and records credit losses when there is doubt as to the collectability of balances. Our management is confident in collecting account receivables and other receivables. The accounts receivable, net and the accounts receivable from related party, net balance was $2,118,738 and nil as of December 31, 2023, respectively.

The Company gives customers different credit periods, depending on the scale of the customer and past credit experience. For large customers such as large-scale oil and coal mine customers, the Company gives a two-year credit period from March 2019 because of these customers’ long repayment cycle. Net balance of the accounts receivable was $6,451,813 as of December 31, 2023, of which $1,902,185 was collected as of the date of this prospectus.

For IT outsourcing customers, the Company gives an 18 months credit period. The accounts receivable, net balance was $nil as of December 31, 2023.

For small and medium customers, the Company gives a six months credit period. The accounts receivable, net balance was $264,139 as of December 31, 2023.

Off-Balance Sheet Arrangements.

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Cash Flows Analysis

(a)	Operating Activities

(1)	Net cash used in operating activities was $61,912 for the year ended December 31, 2023, while net cash provided by operating activities was $3,824,050 for the year ended December 31, 2022. The increase of $3,885,962 in net cash used in operating activities for the year ended December 31, 2023 was mainly due to (1) an increase of $4,115,220 in cash used in short-term investments in 2023; (2) an increase of $1,048,918 in cash used in deferred revenue, for the tax devices and service sales decreased due to the new policies carried from January 2021 that the new taxpayers in Xiamen could get free tax Ukeys from the Tax authorization. The deferred revenue from after-sales supporting services and tax invoicing management service decreased correspondingly; (3) an increase of $504,017 in cash used in accrued expenses and other liabilities, for the Company paid annual bonus of previous years; (4) an increase of $371,840 in cash used in accounts payable, for the Company paid to our vendors timely; (5) an increase of $190,134 in cash used in deferred offering cost, for the Company paid offering expenses in 2023; and (6) an increase of $102,611 in cash used in prepaid expenses and other current assets. These were partially offset by (1) an increase of $3,058,205 in cash provided by accounts receivable; (2) an increase of $252,771 in cash provided by inventory; (3) a decrease of $196,841 in cash provided by taxes payable; and (4) a decrease of $109,736 in cash provided by accounts receivable from related parties.

(b)	Investing Activities

(2)

Net cash used in investing activities was $6,946,555 and $7,349,231 for the years ended December 31, 2023 and 2022, respectively. The increase of $402,676 in net cash used in investing activities for the year ended December 31, 2023 was mainly due to (1) an increase of $9,067,920 in purchase of held-to-maturity investments; (2) an increase of $5,761,545 in loans lent to third parties; (3) an increase of $221,692 in advance payment for software development, (4) an increase of $186,499 for purchases of property, plant and equipment, and (5) an increase of $150,156 for office renovation. These were partially offset by an increase of $8,631,470 in repayment from third-party loans.

On January 21, 2022, March 28, 2022 and June 14, 2022, the Company made three loans of RMB30,000,000 ($4,272,079), RMB3,000,000 ($422,708) and RMB7,000,000 ($986,318) to a third party, which were restricted for its operating activities, carrying interest at 12%. The RMB30,000,000 loan was extended for one year and will mature on January 21, 2025. The RMB7,000,000 was extended for one year and will mature on June 14, 2025. The RMB3,000,000 loan was repaid in August 2022 with an interest of RMB120,000 ($17,368). The change in the carrying value of these outstanding loans from $5,355,257 in 2022 to $5,213,397 in 2023 was due mainly to currency translation. Pursuant to a mining right pledge agreement dated August 5, 2022 between Hitek, as representative of the Lenders, and the Borrower, these three loans are secured by the Borrower’s coal mining permit issued by Bobai County Natural Resources Bureau, which grants the Borrower a 20-year mining right for certain building granite mine in Daguang Village, Shuiming Town, Bobai County, Guangxi Province, for production of 1.306 million cubic meters per year.

In 2023, the Company provided loans with interest of 1.5% per month to another third party for its operating activities. The loans are secured by their respective pledge contracts using their underlying assets. Such loans will mature within nine months from the date of issue, with loan principal, interest, and handling fees to be settled immediately after the maturity date. From April to December 2023, total loans to such a third party were $9.8 million, of which $7.3 million of the principal was repaid prior to December 31, 2023.

(c)	Financing Activities

Net cash provided by financing activities was $15,142,902 and $2,749,498 for the years ended December 31, 2023 and 2022, respectively. For the year ended December 31, 2023, we had $15,142,902 cash inflow from the issuance of ordinary shares. For the year ended December 31, 2022, we had $2,749,498 cash inflow from borrowing from third parties.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

As of December 31, 2022 and 2021, we had cash of $1,203,160 and $2,091,308 respectively.

Working Capital. Working capital as of December 31, 2022 was $7,898,463 compared to $10,178,635 as of December 31, 2021. The decrease was mainly due to a decrease in short-term investments of $906,667, advances to suppliers of $629,154 and deferred offering cost of $109,121 which offset by an increase in accounts receivable of $914,104, loan receivable of $808,716 and inventory of $21,649. Current liabilities were $4,203,695 as of December 31, 2022, compared to $2,788,504 as of December 31, 2021. This increase of liabilities was attributable mainly to an increase in accounts payable of $177,995, deferred revenue of $192,524, loan payable of $506,578 and tax payable of $372,175.

Capital Resources and Capital Needs. To date, we have financed our operations primarily through cash flows from operations and third-party loans. With the uncertainty of the current market, our management believes it is necessary to enhance collection of outstanding accounts receivable and other receivables, and to be cautious on operational decisions and project selection. Our management believes that our current operations can satisfy our daily working capital needs.

During 2020, the Company engaged an external vendor to develop software APP. As of December 31, 2022, the Company paid product development costs of $421,679 and the total contract amount was $434,210. In March 2021, the Company signed a supplementary agreement to postpone the official launch after closing of the Company’s initial public offering. The Company had made a payment of $119,405 (VAT included) in January 2022 for the development costs and will make the final payment of $12,531 in 2023.

On January 21, 2022, March 28, 2022 and June 14, 2022, the Company made three loans of RMB 30,000,000 ($4,342,100), RMB 3,000,000 ($434,000) and RMB 7,000,000 ($1,013,157) to a third party, which were restricted for its operating activities, carrying interest at 12% per annum. The RMB 3,000,000 loan was extended for one year and will mature on June 14, 2025. The RMB 3,000,000 loan was repaid in August 2022 with interest of RMB 120,000 ($17,368).

The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. Our management is confident in collecting account receivables and other receivables. The accounts receivable, net and the accounts receivable of related party, net balance was $7,480,764 and $399,465 as of December 31, 2022, respectively. Subsequent to the filling of the annual report on Form 20-F with the SEC on April 27, 2023, the Company collected receivables of $1,145,325.

The Company gives customers different credit periods considering the scale of the customer and past credit experience. For large customers such as large-scale oil and coal mine customers, the Company gives a two-year credit period starting from March 2019 because of these customers’ long repayment cycle. Net balance of the accounts receivable was $6,802,306 and $6,171,410 as of December 31, 2022 and 2021, respectively. Subsequent to the filling of the annual report on Form 20-F with the SEC on April 27, 2023, the Company has collected receivables of $978,411.

For IT outsourcing customers, the Company gives 18 months credit period. The accounts receivable, net balance was $nil and $64,478 as of December 31, 2022 and 2021, respectively.

For small and medium customers, the Company gives six months credit period. The accounts receivable, net balance was $1,077,923 and $218,621 as of December 31, 2022 and 2021, respectively.

Off-Balance Sheet Arrangements.

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Cash Flows Analysis

(a)	Operating Activities

(1)	Net cash provided by operating activities was $3,824,050 for the year ended December 31, 2022, while, net cash used in operating activities was $214,575 for the year ended December 31, 2021. The increase of $4,038,625 in net cash provided by operating activities for the year ended December 31, 2022 was mainly due to (1) an increase of $5,043,891 in short-term investments, (2) an increase of $744,721 in advances to suppliers, (3) an increase of $218,773 in inventory, (4) an increase of $97,776 in accounts payable, (5) an increase of $249,767 in deferred revenue, and (6) an increase of $160,612 in taxes payable. These were partially offset by a decrease of $1,390,669 in account receivable, $680,330 in prepaid expenses and other current assets.

(b)	Investing Activities

(2)

Net cash used in investing activities was $7,349,231 for the year ended December 31, 2022, while, net cash provided by investing activities was $400,006 for the year ended December 31, 2021. The increase of $7,749,237 in net cash used in investing activities for the year ended December 31, 2022 was mainly due to (1) an increase of $5,142,402 in loans lent to third parties, (2) an increase of $1,705,453 in redemption of held-to-maturity investments, (3) an increase of $691,751 in purchase of held-to-maturity investments, (4) an increase of $117,596 in recovery of third-party loans and (5) an increase of $92,035 in advance payment for software development.

On January 21, 2022, March 28, 2022, and June 14, 2022, Hitek, Beijing Baihengda Petroleum Technology Co., Ltd. (“Beijing Baihengda,” together with Hitek, the Lenders) and Guangxi Beihengda Mining Co., Ltd. (“Guangxi Beihengda,” or the Borrower) entered into three loan agreements with similar terms, pursuant to which the Lenders loaned of RMB 40 million ($5.79 million with an exchange rate of 0.1447 as of December 31, 2022) (collectively, the “Loans”) to the Borrower at a monthly interest rate of 1%. Each of Hitek and Baihengda funded RMB 20 million of the Loans ($2.89 million with an exchange rate of 0.1447 as of December 31, 2022). As of the date of this prospectus, the outstanding principal of the Loans is RMB37 million ($5.36 million with an exchange rate of 0.1447 as of December 31, 2022). The RMB30 million ($4.34 million with an exchange rate of 0.1447 as of December 31, 2022) loan was extended for one year and matures on January 21, 2025. The RMB7 million ($1.02 million with an exchange rate of 0.1447 as of December 31, 2022) was extended one year and matures on June 14, 2025. The Borrower can pre-pay the outstanding loan amount after twelve months without penalty.

(c)	Financing Activities

Net cash provided by financing activities was $2,749,498 and $nil for the years ended December 31, 2022 and 2021. For the year ended December 31, 2022, we had $2,749,498 cash inflow from borrowing from third parties.

Research and Development, Patents and Licenses, etc.

We have a dedicated team of three highly skilled in-house IT specialists, which includes three full-time IT professionals responsible for controlling the direction of outsourced R&D projects. Among all the software we have developed, CIS is the only software product we are currently marketing and generated revenue.

Trend information.

Other than as disclosed elsewhere in this prospectus, we are not aware of any material recent trends in production, sales and inventory, the state of the order book and costs and selling prices since our last fiscal year. We are also unaware of any known trends, uncertainties, demands, commitments or events for the year ended December 31, 2023 that are reasonably likely to have a material adverse effect on our revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial conditions.

Critical Accounting Estimates

Our CFS are prepared in accordance with accounting principles generally accepted in the U.S., which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities. On an ongoing basis, we evaluate our estimates, including those estimates that may have a significant effect on our financial condition and results of operations. Our significant accounting policies are disclosed in Note 2 to our CFS. The following discussion of critical accounting policies addresses those policies that are both important to the portrayal of our financial condition and results of operations and require significant judgment and estimates. We base our estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Subsequent Events

On February 5, 2024, at our annual meeting of shareholders, our shareholders approved the re-designation and re-classification of our company’s then-existing 14,392,364 ordinary shares, par value of US$0.0001 per share, into 6,200,364 Class A Ordinary Shares and 8,192,000 Class B Ordinary Shares. In addition, our shareholders approved the adoption of our Second Amended and Restated Memorandum and Articles of Association reflecting our dual-class share structure and the rights and privileges of the Class A Ordinary Shares and the Class B Ordinary Shares.

As of July 29, 2024, we closed a private placement of (a) 14,907,000 Class A ordinary shares, par value $0.0001 per share, and (b) warrants to purchase up to an aggregate of 14,907,000 Class A ordinary shares (the “Private Placement”) pursuant to the Securities Purchase Agreement dated July 29, 2024, by and between our company and the purchasers named therein. The warrants are exercisable immediately upon issuance with a term of two years and an exercise price of $0.55 per share. The warrants also contain a cashless exercise provision. We issued the Class A ordinary shares at a price of $0.55 per share and the warrants for nominal consideration.

INDUSTRY

The ACTCS Industry

History and Technology of ACTCS.

According to State Administration of Taxation, in 1994 China implemented its VAT scheme as part of its national tax reform agenda. To strengthen the administration of VAT special invoices, the State Administration of Taxation (“SAT”) launched a pilot program to employ the ACTCS and computerized cross-checking system in some regions. This started the Golden Tax Project Phase I, which has played an active part in improving VAT administration. Based on the experience and lessons learned from the Golden Tax Project Phase I, the SAT started the Golden Tax Project Phase II in 1998. Four sub-systems under the ACTCS came into operation in the process for invoicing, e-certificate, cross-checking and investigation in 2001. By July 2003 all of the general VAT taxpayers (above a specified turnover threshold) across China were covered by the anti-counterfeiting tax control system. With the systematization and standardization of VAT administration, the crimes with respect to counterfeited VAT invoices have decreased and VAT administration has become more effective and efficient. Based on the Golden Tax Project Phase II, the SAT has exerted further efforts to develop an IT-based VAT administration. At present, the VAT Administration

ACTCS Information System, which is developed by the government, is a circular system composed of six sub-systems, which control invoicing, e-certificate, filing, cross-checking, verification and referral investigation, respectively. The system has helped enhancing the efficiency of VAT administration, improved the quality of the taxpayer service, reduced the cost of collection, and prevented tax loss. It has also contributed a lot to the goals of maintaining a steady stream of VAT revenues, building a level playing field and maintaining a stable growth of tax revenues in China.

The ACTCS that relates directly to our business is a patented national security product developed by China Aerospace Science and Technology Corporation. Our company reached an agreement with China Aerospace Science and Technology Corporation to distribute the product in Xiamen and provide supporting services to ACTCS.

There are two core technologies that support ACTCS: “Secure Cryptography Algorithm and Decryption Technology” and “Black Box” storage technology. ACTCS provides complete value-added tax security and control solutions through a closed-loop process of tax invoice issuance, tax invoice sales, and tax deduction. This closed-loop process eliminates the problems of invoice counterfeits, providing accurate and complete tax information for the regional and national audit system.

Secure Cryptography Algorithm and Decryption Technology: This Chinese national security technology coordinates with the encryption function provided by the anti-counterfeiting tax control system. Together, they can encrypt data on an invoice (such as invoice date, invoice number and tax registration number) into anti-counterfeit codes (also known as ciphertext), printed on a special invoice. A Black Box of an ACTCS records all the ciphertext information. To identify the authenticity of an invoice, customers can decrypt the ciphertext on the invoice through an authentication system, and then compare the decrypted information with the information on the invoice. If the decrypted information does not match the information presented on the invoice, then the invoice is a counterfeit.

Golden Tax Disk: This special-purpose hardware works in combination with the ACTCS software, and can only be purchased by retailers authorized by China Aerospace Science and Technology Corporation. With a USB interface, Golden Tax Disk is essential for ACTCS functions such as invoice data encryption and decryption and invoice management.

Black Box: Large-capacity invoice data storage device.

Xiamen’s ACTCS Market

The PRC government requires each ACTCS service provider that offers ACTCS supporting service, ACTCS supporting software and ACTCS related hardware services (the “ACTCS Service Providers”) to obtain permission from the State Taxation Bureau. The ACTCS market has been growing steadily since the adoption of the ACTCS system in early 1996. According to Xiamen city government’s official economic report issued in 2021, there were 201,110 business enterprises. All these business enterprises are mandated by the Chinese government to use ACTCS for their VAT reporting, collection and processing.   In recent years, the Chinese tax regulators have been rolling out the electronic invoicing system. Currently, electronic invoices can be used by all businesses. The electronic invoices enable enterprises to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese Tax authority. Electronic invoices are very useful in helping business entities reduce operating costs and streamline service process, since they do not involve printing, storage and postage procedures. From January 21, 2021, the new taxpayers can receive electronic tax control Ukey for free from the Tax authority.

The Chinese IT Industry

The PRC market of IT services is growing very fast since around 2006. According to the Investment analysis and prospect forecast report of China’s IT outsourcing market from 2022 to 2026, published by China Investment Industry Research Institute, Macroscopically, IT outsourcing occupies 46% of the market share in China’s service outsourcing market and occupies a leading position. Microscopically, IT operation and maintenance outsourcing services have increased significantly, and its growth rate in recent years has always maintained an advantage in the overall ITO service outsourcing field.

The PRC market of IT services is mainly comprised of four main sub-markets: IT Service Market, Market of Operations Services for IT Data Centers, Market of Third-party Operations Services for IT Data Centers, and IT Operations & Analytics Market. According to the Investment analysis and prospect forecast report of China’s IT outsourcing market from 2022 to 2026, the IT operation and maintenance sector, the proportion of third-party operation and maintenance has increased year by year, and its market share has nearly accounted for more than half from less than 40% in 2013 to more than half in 2019   Benefiting from the digital transformation of enterprises and the development of industrial Internet, IT services will continue to grow. The scale of China’s IT service market will be 858.3 billion yuan in 2020 and about 969.7 billion yuan in 2021. It is expected that China’s IT service market will maintain a growth rate of about 13%, and the market scale is expected to reach 1.2 trillion yuan by 2023.

Third-party operations services for IT data centers have been widely adopted in many different industries, including finance, telecommunications, electricity, transportations, etc. As such, the demand for third-party operations services are projected to increase in the future, and the market size is predicted to grow accordingly. In the process of transformation and upgrading for Chinese Enterprises, traditional industries have released a large number of IT service outsourcing needs, and there is broad growth space in the outsourcing market.

The Chinese Computer Hardware Sales Industry

According to Euromonitor International Limited, retail volume sales of computers and computer hardware has been declining since 2017, hit by the economic slowdown and the strong competition from smartphones. Most consumers use their own computers for recreation purposes rather than work when staying at home or travelling. With the growing penetration rate for smartphones and the popularity of large-screen smartphones (screen size> = 5.5”), a growing number of consumers do not feel the need to own or replace their computer with a new one, as they can browse websites, interact via social media and purchase online with their smartphones.

BUSINESS

Overview

We are an information technology (“IT”) consulting and solutions service provider focusing on delivering services to business in various industry sectors in China. As of the date of this prospectus, we have two lines of businesses— 1) services to small and medium businesses (“SMEs”), which consists of Anti-Counterfeiting Tax Control System (“ACTCS”) tax devices, including Golden Tax Disk (“GTD”) and printers, ACTCS services, and IT services, and 2) services to large businesses, which consists of hardware sales and software sales. We expect to actively develop our system integration services and online service platform in the near future. Our vision is to become a one-stop consulting destination for holistic IT and other business consulting services in China.

Value added tax (“VAT”) reporting is mandatory for all business companies in China. The ACTCS is one of the two major VAT control systems that a business entity may choose to comply with the VAT reporting requirements. Developed by the PRC government, ACTCS was intended to effectively eliminate counterfeit invoices, providing accurate and complete tax information for the regional and national audit system. We provide our customers with the necessary ACTCS for their value added tax (“VAT”) reporting, collection and processing. The VIE entity, Hitek, is authorized to carry out the sales of GTD. We are authorized by the State Taxation Bureau, Xiamen Branch, as one of the first ACTCS service providers in the Xiamen metropolitan area. GTD is an ACTCS device necessary for normal operation of ACTCS software. The purchase of GTD is allowed only in conjunction with the use of the ACTCS software and its supporting services. Currently, there are three ACTCS services providers for Xiamen business companies, and we are one of them.

While we are confident our competitive strengths will continue improving our business, we are aware of the challenges that our business faces, especially the challenges in our services to SMEs which are exempted from the ACTCS services. The services provided to the SMEs are restricted in the Xiamen metropolitan areas since authorization by the State Taxation Bureau, Xiamen Branch to provide ACTCS services is required. Prices of GTD and ACTCS annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. We are not able to adjust such pricing and as such our profit margin is limited. The Chinese tax regulators have been rolling out electronic invoicing from 2018. The electronic invoices enable companies to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of the Chinese Tax authority. Electronic invoices are very useful in helping business entities reduce operating costs and streamline service process, since they do not involve printing, storage and postage procedures. From January 21, 2021, new taxpayers can receive electronic tax control Ukey for free from the Tax authority. Increased use of electronic invoices and the free distribution of GTD will reduce our annual service fee revenue and thus negatively affect our total revenue. Our client base growth may be limited in spite of our marketing efforts, since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

Complementing our physical service center, we started our developing online service platform in 2018 to enable businesses in the Xiamen metropolitan area to securely process VAT reporting and payment from their desktop virtually anytime and anywhere. Currently, our customers range from small, medium to large companies across industries in the Xiamen metropolitan area. We plan to offer business management service, such as agent accounting services and online IT outsourcing services, to the SME clients using our ACTCS services. We also plan to expand our service to large businesses to other geographic regions.

In April 2021, WFOE established a wholly-owned subsidiary, Haitian Weilai under the laws of the PRC to integrate tax invoicing management services from Hitek to Haitian Weilai.

As part of the services provided to large businesses, Hitek currently sells Communication Interface System (“CIS”), its self-developed software which provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes.

As part of our services to large businesses, Huasheng sold hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. After we launched CIS sales, we also introduced our hardware products to our CIS users. Our major business strategy in the market is to connect and source through exclusive relationships with manufacturers so that Huasheng can offer competitively priced hardware. From the beginning of 2022, Huasheng transferred the above business to the VIE. We plan to market large scale hardware integration systems such as router for commercial use, industrial switch, server, large internet firewall etc. in the future. We established the online support system in the beginning of 2018. The online system further enhances our customer experience, which is complemented by highly trained professionals and attractive physical store environment.

Services

For the year ended December 31, 2023, Hitek’s two business lines had three revenue streams. The first business line, services to large businesses, including hardware sales, was 53% of total revenue, and software sales was 17% of total revenue; and the second business line, ACTCS devices and services, was 30% of total revenue.

For the year ended December 31, 2022, Hitek’s two business lines operated three revenue streams. Within the first business line, the services to large businesses, including the hardware sales, represented 39% of the total revenue, and the software sales represented 33% of total revenue. The second business line, ACTCS devices and services, represented 28% of total revenue.

In recent years, the Chinese tax regulators have been rolling out an electronic invoicing system. Electronic invoices enable companies to apply for, issue, transfer and check invoices through the unified online electronic invoice management system of Chinese Tax authority. Electronic invoices are very useful in helping business entities reduce operating costs and streamline service process, since they do not involve printing, storage and postage procedures. From January 21, 2021, new taxpayers can receive electronic tax control Ukey for free from the Tax authority. Increased use of electronic invoices and the free distribution of GTD will reduce our annual service fee revenue and thus negatively affect our total revenue. Our client base growth may be limited in spite of our diligent marketing efforts, since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

ACTCS Device and Services

For ACTCS supporting services, we charge fees on a yearly basis. This service guarantees smooth functions of ACTCS software covers any technical breakdowns related to the ACTCS software. For tax control system risk investigation service, we charge a one-time service charge for each investigation request.

Our ACTCS device consist primarily of selling GTD. For ACTCS devices sales, we charge one a piece-by-piece basis.

Revenue from our ACTCS device and services was 28.0% and 30.2%, respectively, of the total revenue derived from our businesses for the fiscal years ended December 31, 2022 and 2023.

In January 2019, we began to operate new service areas such as online agent accounting platforms and online IT outsourcing platforms. We intend to actively grow such general business management services.

Software Sales

For our software sales, we sell our self-developed Communication Interface System (“CIS”). This software provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes. Currently, almost all of the software sales revenue comes from sales of CIS. We do not resell any software developed by any third party.

Revenue from our software sales was 33% and 17%, respectively, of total revenue derived from our businesses for the years ended December 31, 2022 and 2023.

Hardware Sales

We also generate revenue from hardware sales, which includes sales of computer hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. We have established a carefully designed sales network in the Xiamen metropolitan area that combines online platforms developed in the beginning of 2018 and our retail storefront. We have developed our hardware sale client base over time via our marketing from our physical store. After we launched CIS sales, we also introduced our hardware products to our CIS users. We plan to market large scale hardware integration systems such as router for commercial use, industrial switch, server, large internet firewall etc. to large businesses in the future.

Revenue from our hardware sales was 39% and 53%, respectively, of total revenue derived from our businesses for the years ended December 31, 2022 and 2023.

Our Technology

We provide effective information technology services and secured tax solutions to business companies across a variety of monetization models. We have a dedicated team of three highly skilled in-house IT specialists, which includes three full-time IT professionals responsible for research and development. The following is a list of our self-developed software.

We provide effective information technology services and secured tax solutions to business companies across a variety of monetization models. We have a dedicated team of three highly skilled in-house IT specialists, which includes three full-time IT professionals responsible for research and development. The following is a list of our self-developed software.

Technology	Cert.. Number	Completion Date	Certificate Date	Expiration Date	General Functions
Mobile Invoice System (“MIS”)	0993272	October 15, 2013	June 15, 2015	June 15, 2065	MIS enables our clients to generate invoices anywhere, anytime.

Micro Service System (“MSS”)	0994937	July 30, 2014	June 16, 2015	June 16, 2065	MSS resolves service issues between service providers and our customers.

Secured Coordination System (“SCS”)	0994516	April 10, 2013	June 16, 2015	June 16, 2065	SCS provides real-time backup for the invoicing information generated by the users.

Communication Interface System (“CIS”)	0993277	April 17, 2014	June 15, 2015	June 15, 2065	CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal companies. The system can be used to communicate the RCTX-X module and collect data from work diagrams, electricity diagrams, pressure diagrams and temperature diagrams. It can generate the data from the txt, and then copy and import it to the software of the windows platform to display analysis.

Universal Invoice System (“UIS”)	0994532	February 13, 2014	June 16, 2015	June 16, 2065	AIS facilitates data transmission between users’ management and financial systems and ACTCS software.

Technology	Completion Date	Certificate Date	Expiration Date	General Functions
Invoice Query Management System (“IQMS”)	October 30, 2013	June 15, 2015	June 15, 2065	IQMS facilitates users’ invoice inquiries and verification process.

Micro-App System (“MAS”)	August 10, 2017	December 1, 2017	December 1, 2067	MAS diagnoses and resolves user-end application issues.

WeChat Cloud Business System (“WCBS”)	May 10, 2017	December 1, 2017	December 1, 2067	WCBS facilitates online transactions between the Company and its clients.

Collaborative Management System (“CMS”)	October 10, 2017	December 1, 2017	December 1, 2067	CMS facilitates our clients’ business and data management process amongst multiple operating systems.

Hitek APP application software	November 25, 2018	December 10, 2018	December 10, 2068	It is another name of “enterprise service platform”. It worked as Hitek’s online service platform, including IT services, sales and financial and tax services, etc.

Hitek network background management system	November 25, 2018	December 10, 2018	December 10, 2068	It is used for backstage unified management of Hitek’s app and Hitek online service platform.

Remote monitoring system	October 19, 2018	October 19, 2018	October 19, 2068	It is used for remote monitoring, debugging and early warning of the App.

Customers

We rely upon several of our large customers from whom we generated substantial revenue each year, and the composition of our largest customers has changed from year to year. For the year ended December 31, 2023, one customer accounted for 18% of total Hitek’s revenues. For the year ended December 31, 2022, two customers accounted for 49% of total Hitek’s revenues, the largest of which was 36%. While we believe that one or more of our major customers could account for a significant portion of our sales for at least the year 2022, we anticipate that our customer base will continue to expand and that in the future we will be less dependent on major customers.

Suppliers

Aside from a set number of suppliers from whom we purchase general hardware for our resale business, we are required by the government to purchase our ACTCS devices from specific suppliers. For the year ended December 31, 2023, one supplier accounted for 12% of total purchases. For  the year ended December 31, 2022, four suppliers accounted for 55% of total purchases.

We enter into procurement agreements in the ordinary course of business with our suppliers, pursuant to a form of supply order typically on a “deal by deal” basis.

Marketing and Sales

Since inception, our user base in both the services to large businesses and service to SMEs has grown primarily through word of mouth recommendations, digital advertising, and social media advertising. We accumulated a loyal customer base to our hardware sales via our physical store. In general, we focus on delivering a superior user experience through better products and services, which we believe can expand our user base and enhance our brand. We do not have a specific budget for advertising since we have built our brand with very low marketing costs.

While we have benefited from the effects of word of mouth recommendation, digital advertising, and social media advertising, we are considering cooperating with professional advertising companies to initiate campaigns designed to further promote our brand and services.

With respect to the services to SMEs, given the geographic limitation of our ACTCS services, we plan to focus on marketing and promotion of the business management service, which will include agent accounting services, online IT outsourcing services, IT internet operation and maintenance service and equipment purchasing and delivery Door-to-Door service to the SMEs. On the services to large business side, we plan to focus on marketing and promotion of hardware integration system going forward.

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements, to establish and protect our proprietary rights. Except for Chinese government developed ACTCS software used in connection with our day-to-day operations, we generally do not rely on third-party licenses of intellectual property for use in our business.

Our research and development activities (“R&D”) are project based and the number of projects we work on varies annually. As of December 31, 2023, we had three full-time R&D professionals. We were successful in developing 12 software products and had 6 Registration of Computer Software Copyright Certificates (the “Certificates”) in 2015, 3 Certificates in 2017 and 3 Certificates in 2018. Our Certificates last indefinitely. In the beginning of 2018, we establisheds 3 joint IT research collaborative syndicates with other Internet technology companies for innovative Internet service projects such as the Tax Service Mobile APP, WeChat Cloud Charging System and Remote monitoring system. In addition to the foregoing protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls, such as use of confidentiality agreements with our employees and outside consultants.

The Internet domains owned by our company are as follows:

Domain Name	Registration Date	Expiration Date
5080796.com	May 25, 2016	May 25, 2027
5080791.cn	October 25, 2017	October 25, 2025
xmhitek.com	March 26, 2007	March 26, 2025

Our History and Corporate Structure

We were incorporated in the Cayman Islands as an exempted company on November 3, 2017. Hitek Hong Kong Limited (“Hitek HK”), our wholly-owned subsidiary, was incorporated in Hong Kong on November 20, 2017. Tian Dahai (Xiamen) Information Technology Co. Ltd. (“WFOE”), Hitek HK’s wholly owned subsidiary, was organized pursuant to PRC laws on March 15, 2018. The variable interest entity, Xiamen Hengda Hitek Computer Network Co., Ltd., which we refer to as Hitek, was established on January 18, 1996 in Xiamen, Fujian Province, PRC pursuant to PRC laws. In April 2021, WFOE established a wholly-owned subsidiary, Xiamen Haitian Weilai Technology Co., Ltd. (“Haitian Weilai”) under the laws of the PRC.  The strategy purpose of establishing the new subsidiary is for the integration of tax invoicing management services from Hitek to Haitian Weilai. Hitek’s shareholders include certain PRC residents and corporate entities controlled by PRC residents.

On March 31, 2018, the Company consummated a reorganization pursuant to which, WFOE, Hitek and Hitek’s shareholders entered into a series of contractual arrangements. Such agreements are described under “Business — Contractual Arrangements between WFOE and Hitek. Hitek Global Inc. is a holding company with no business operation other than holding the shares in Hitek HK and Hitek HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of Hitek.

Pursuant to PRC laws, each entity formed under PRC law shall have certain business scope approved by the Administration of Industry and Commerce or its local counterpart. As such, WFOE’s business scope is to primarily engage in business development, technology service, technology consulting, intellectual property service and business management consulting. Since the sole business of WFOE is to provide Hitek with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a consulting fee solely at WFOE’s discretion and can be the net income of Hitek, such business scope is necessary and appropriate under the PRC laws. Hitek, on the other hand, has been granted a business scope different from WFOE to enable it to provide ACTCS tax device and services, hardware sales, software sales and IT services.

We control Hitek through contractual agreements, which are described under “Business — Contractual Arrangements between WFOE and Hitek. Hitek Global Inc. is a holding company with no business operation other than holding the shares in Hitek HK and Hitek HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of Hitek.

Our corporate structure as of the date of this prospectus is as follows:

Contractual Arrangements between WFOE and Hitek

Due to PRC legal restrictions on foreign ownership in the telecommunications sector, neither we nor our subsidiaries own any equity interest in Hitek. WFOE, Hitek and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on March 31, 2018. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of the Company. As such, through the VIE Agreements among WFOE, Hitek and Hitek’s shareholders, which have not been tested in a court of law, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. However, the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us.

Each of the VIE Agreements is described in detail below:

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement between Hitek and WFOE, WFOE provides Hitek with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to Hitek by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be paid per quarter in accordance with the consulting and service actually provided by WFOE. WFOE has the right, solely at its discretion, to determine the amount of the fees to be paid, and both parties agree to, at WFOE’s discretion, amend or enter into supplementary agreement in respect of the provisions under this agreement regarding consulting fees. The consulting fees could be 100% of Hitek’s quarterly profit.

The Exclusive Technical Consulting and Service Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both WFOE and Hitek before expiration. Otherwise, this agreement shall be extended by another ten years. Hitek does not have the right to terminate the agreement unilaterally.

The legal representative of WFOE, Mr. Shenping Yin, is currently managing Hitek pursuant to the terms of the Exclusive Technical Consulting and Service Agreement. WFOE has absolute authority relating to the management of Hitek, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Exclusive Technical Consulting and Service Agreement does not prohibit related party transactions. Upon establishment of the audit committee at the consummation of this offering, the audit committee of the registrant will be required to review and approve in advance any related party transactions, including transactions involving WFOE or Hitek.

Equity Interest Pledge Agreement

Under the Equity Interest Pledge Agreement between WFOE and Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd. and Baotou Zhongzhe Hengtong Technology Co., Ltd., together holding 100% shares of Hitek (“Hitek Shareholders”), the Hitek Shareholders pledged all of their equity interests in Hitek to WFOE to guarantee the performance of Hitek’s obligations under the Exclusive Technical Consulting and Service Agreement. Under the terms of the agreement, in the event that Hitek breaches its contractual obligations under the Exclusive Technical Consulting and Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The Hitek Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Interest Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Hitek Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Equity Interest Pledge Agreement shall be effective until all payments due under the Exclusive Technical Consulting and Service Agreement have been paid by Hitek. WFOE shall cancel or terminate the Equity Interest Pledge Agreement upon Hitek’s full payment of fees payable under the Exclusive Technical Consulting and Service Agreement.

The purposes of the Equity Interest Pledge Agreement are to (1) guarantee the performance of Hitek’s obligations under the Exclusive Technical Consulting and Service Agreement, (2) ensure the Hitek Shareholders do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent and (3) provide WFOE control over Hitek. Under the Equity Interests Purchase Agreement, WFOE may be able to acquire the equity interests in Hitek any time to the extent permitted by the PRC Law. In the event Hitek breaches its contractual obligations under the Exclusive Technical Consulting and Service Agreement, WFOE will be entitled to foreclose on the Hitek Shareholders’ equity interests in Hitek and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in Hitek and in this situation, WFOE may terminate the Exclusive Technical Consulting and Service Agreement, Equity Interest Pledge Agreement and Exclusive Equity Interests Purchase Agreement after acquisition of all equity interests in Hitek or form new VIE structure with the third parties designated by WFOE; or (2) dispose the pledged equity interests and be paid in priority out of proceed from the disposal in which case the VIE structure will be terminated.

Exclusive Equity Interests Purchase Agreement

Under the Exclusive Equity Interests Purchase Agreement, the Hitek Shareholders irrevocably granted WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests in Hitek held by the Hitek Shareholders. The purchase price is equal to the capital paid in by the Hitek Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this prospectus, if WFOE exercised such exclusive right, the total purchase price that would be paid to all of the Hitek Shareholders would be approximately $990,069, which is the aggregate registered capital of Hitek.

Under the Exclusive Equity Interests Purchase Agreement, WFOE may at any time under any circumstances, purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholders’ equity interests in Hitek.

The agreement remains effective for a term of ten years and may be extended by another ten years at WFOE’s election.

Powers of Attorney

Under each Power of Attorney, each Hitek Shareholder authorizes WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) the attendance of the shareholder’s meeting and the execution of relative Shareholder Resolution(s) of Hitek; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of Hitek.

Although it is not explicitly stipulated in the Powers of Attorney, the term of the Powers of Attorney shall be the same as the term of that of the Exclusive Equity Interests Purchase Agreement.

The Powers of Attorney are coupled with an interest and shall be irrevocable and continuously valid from the date of their execution, so long as the relevant Hitek Shareholder is a shareholder of Company.

Our Business Strategies

We intend to drive the growth of our business by executing on the following strategies:

●	Leveraging our existing ACTCS client base to deepen our relationship with our ACTCS clients and expanding our service and hardware sales offerings. As an ACTCS service and hardware sales provider, we currently work with approximately 55,993 ACTCS clients based in Xiamen that we believe have a wide range of organizational service needs and needs for various hardware products and systems to support their organizations. We expect such service needs to include, without limitation, technology- and finance-related organization needs. Leveraging our existing well-recognized service reputation in the ACTCS industry, we believe that we can deepen our relationship with existing ACTCS clients to provide expanded service offerings to respond to their business, finance, technology and organizational needs.

●	Broadening our geographic coverage with our online service platform to become a full-service platform with national coverage. With the recent launch of our online service platform capable of servicing the needs of our ACTCS customers primarily through online customer and technical support, and covering various aspects of the VAT filing process, we intend to support more service offerings for our customers. We have various software programs and online customer support processes in progress, which combined together are expected to provide full-service support with respect to tax, finance and IT services. We intend to offer our clients connection to other local, third-party service providers through our online platform, so that they are able to seek business, technology and operational support via our online service platform. We believe this will enable our expansion beyond the Xiamen market to reach national service coverage.

●	In the next few years, we plan to complete our full-service platform and aim to transfer 85% of our clients onto the platform. We plan to offer business management service, such as agent accounting services, online IT outsourcing services, IT internet operation and maintenance service and equipment purchasing and delivery Door-to-Door service to the SME clients using our ACTCS services. We also plan to expand our service to large businesses to other geographic regions.

Market Opportunities

From January 21, 2021, new taxpayers can receive electronic tax control Ukey for free from the Tax authority. We believe that companies of all sizes and across all industries in the Xiamen metropolitan area will continue to use ACTCS software and ACTCS tax device to process their VAT filing, as well as supporting services to help them automate, facilitate and accelerate the filing process. We estimate the ACTCS service industry in the Xiamen metropolitan area will generate approximately equal business for the fiscal years ended December 31, 2023 and December 31, 2024. We calculated this number by estimating the total number of competitors in our immediate core markets in the Xiamen metropolitan area across big business entities and SMEs. We then apply a government assigned contract value as well as our supporting service value (“collected value”) for ACTCS services in Xiamen area to each respective company based on its size, industry, and location in accordance with PRC tax regulation. We then utilized data collected from our current and past clients based on investment spend for ACTCS related services by size and industry. For example, we have applied the average collected value of our clients with top 100 revenue-generating capabilities, which we believe have applied for a relatively broader implementation of our ACTCS services. For medium-sized business entities, we have applied an average collected value on current commercial customer spend by size and industry. For small business enterprises, we have simply applied the annual price for our most basic plan.

We believe that Chinese IT Market will continue its growth. Application software will still be the major source of growth. Various factors together will provide good external environment for the rapid development of China’s software industry, including the informationization of enterprises and social production, governmental and policy support, as well as the market demand growth of multimedia market-based education, video, games and other software, etc. In addition, China’s IT services market is very promising. By estimation, the growth rate of the IT services market in 2024 will be higher than that in 2023, which is about 1.5%, and the proportion of the IT services sector in the entire IT market will continue increasing.

We believe that Chinese Computer Hardware market will continue its growth, even though the speed of its growth has been slowed down in the past years. We estimate that the desire for ultra-thin, gaming and convertible products will help to stimulate total volume sales of laptops over the forecast period.

Our Competitive Strengths

The ACTCS business market in which we compete has a high entry barrier and newcomers are strictly scrutinized by the Chinese government. Although the market is continuously growing and evolving, we do not believe any single competitor in the Xiamen metropolitan area currently has a directly comparable client base and customer goodwill as well as end-to-end ACTCS service as ours. In addition, newcomers who want to enter this highly regulated market face increasingly rigorous scrutiny from a variety of government agencies before they can be authorized to operate ACTCS related businesses. We believe that we will maintain our first-mover advantage in the Xiamen ACTCS service market for years to come.

Visionary Management Team

We have a talented and long-serving management team who have led us through multiple business breakthroughs. Most of our senior management team has been with us for around 20 years. Our Chief Executive Officer, Shenping Yin, is a leader in the Chinese IT industry with more than 20 years of experience. He is very well connected and has been involved in many large influential projects in China, managing client relations and serving as business counsel for the Chinese upstream heavy industries. The major projects he has engaged in include North Santai automation project for Xinjiang Zhundong Company, Luliang oilfield automation project for SINOPEC’s Xinjiang Subsidiary, automation engineering project Jidong oilfield, building automation project for the Fujian Quanzhou State Taxation Bureau Building and household registration management system project for the Ministry of Public Security. He was instrumental in building our company’s business and our success today.

Technology-Driven Experts

Our innovative IT talent and technology-focused business culture have enabled us to become a leader in Xiamen’s ACTCS devices and services industry. As of December 31, 2023, we had 3 full-time research and development professionals and focusing on various technology breakthroughs. 76% of our employees held bachelor’s degrees and 26% of our employees held master’s degrees or Ph.Ds. In the early 2018, we have established joint IT research collaborative syndicates with other Internet technology companies for innovative Internet service projects such as the Tax Service Mobile APP and WeChat Cloud Charging System. As of December 31, 2023, we had 12 Registration of Computer Software Copyright Certificates (the “Certificate”) in China covering VAT tax areas and internet technology areas. Six Certificates were issued in 2015, three Certificates were issued in 2017 and three Certificates were issued in 2018.

Robust client base with established brand recognition

We are one of the earliest companies authorized by the Chinese government to undertake ACTCS business in the Xiamen metropolitan area. Over the past 26 years, we have built a strong reputation amongst tax/finance professionals in the Xiamen metropolitan area. This level of brand recognition has gradually become one of our major marketing strategies. We also organize tax and finance related seminars regularly, developing client loyalty and enhancing the relationship between our customers and specialists.

We also established our good brand recognition upon a solid client base, consisting of small, medium and large business enterprises in the Xiamen metropolitan area. The ACTCS software is compatible with most types of businesses, offering service for clients from small business owners to large business enterprises. According to Xiamen Tax Bureau’s statistics, as of June 30, 2023, there are 200,008 ACTCS users in Xiamen; amongst these, 52,997 of them are our clients. Such solid client base and brand recognition enable us to utilize client resources for new monetization models. For example, we have offered IT outsourcing services for selective qualifying clients, providing significant support for the sustainable growth of our business. Our robust client base has also been critical to our planned future business development—we believe that we will be able to solicit substantial system integration clients and IT service clients directly from our large business entities and SMEs client base in the future, providing us with opportunities to work on innovative projects that brings technology breakthroughs.

Carefully Planned Marketing Efforts

We believe our business goodwill is not just built through our quality service, but also through our effective marketing strategy that maximizes the availability as well as the prestige of our service. For example, the relationships and trust with referring Hitek’s specialists are developed through in-person shop visits near governmental tax agencies by our loyal customers and local tax officials. Our carefully planned and implemented marketing efforts lead to a stronger service referral base, better networking opportunities, increased customer volume, and improved client satisfaction. In addition, we help our service teams maintain productivity during effective deployment and adjust deployment schedules to support our physical store front’s capacity requirements.

While we are confident that our competitive strengths will continue improving our business, we are keenly aware of the challenges that our business faces, especially the challenges in our services to SMEs which are stemmed from the ACTCS services. The services provided to the SMEs are restricted in the Xiamen metropolitan areas since we are only authorized by the State Taxation Bureau, Xiamen Branch to provide ACTCS services which is the cornerstone of our services to the SMEs. Prices of GTD and ACTCS annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. We are not able to adjust such pricing and as such our profit margin is limited. In recent years, the Chinese tax regulators have been rolling out he electronic invoicing. Increased use of electronic invoices will reduce our SME client base substantially in the future. Our client base growth may be limited in spite of our diligent marketing efforts since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

Services

For the year ended December 31, 2023, Hitek’s two business lines had three revenue streams. The first business line, services to large businesses, including hardware sales, accounted for 53.2% of the total revenue, and the software sales, accounted for 16.6% of the total revenue, and the second business line, ACTCS devices and services, accounted for 30.2% of the total revenue. For the year ended December 31, 2022, Hitek’s two business lines had three revenue streams. The first business line, services to large businesses, including hardware sales, accounted for 39.0% of total revenue, and software sales, accounted for 33.0% of total revenue, and the second business line, ACTCS devices and services accounted for 28.0% of the total revenue. For the year ended December 31, 2021, Hitek’s two business lines had three revenue streams. The first business line, services to large businesses, including hardware sales, accounted for 37.7% of the total revenue, and the software sales, accounted for 31.8% of the total revenue, and the second business line, ACTCS devices and services, accounted for 30.5% of the total revenue.

We generate substantial revenue from our ACTCS related services. Our SMEs client base and excellent customer support allow us to enhance the effectiveness of each of our targeted ACTCS service link, thereby strengthening our overall monetization capabilities.

We started to generate revenue by offering IT services, primarily contracted to resolve our clients’ IT issues in 2017. We also generate revenue from selling CIS software that we developed in 2014. In addition, we generate substantial revenue from hardware sales, which consist of selling laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors.

ACTCS Device and Services

For ACTCS supporting services, we charge fees on a yearly basis. This service guarantees smooth functions of ACTCS software covers any technical breakdowns related to the ACTCS software. From January 21, 2021, the new taxpayers can receive electronic tax control Ukey for free from the Tax authority. For tax control system risk investigation service, we charge a one-time service charge for each investigation request. Hitek could provide   tax invoicing management services to the new taxpayers.

Our ACTCS device consist primarily of selling GTD. For ACTCS devices sales, we charge one a piece-by-piece basis. For the year ended December 31, 2023, revenue generated from our ACTCS device and services accounted for 30.2% of the total revenue derived from our businesses. Revenue generated from our ACTCS device and services accounted for 28.0% and 30.5%, respectively, of the total revenue derived from our businesses in 2022 and 2021.

In January 2019, we began to operate new service areas such as online agent accounting platforms and online IT outsourcing platforms. We intend to actively grow such general business management services.

Software Sales

For our software sales, we sell our self-developed Communication Interface System (“CIS”). This software provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes. Currently, almost all of the software sales revenue comes from sales of CIS. We do not resell any software developed by any third party.

Revenue generated from our software sales was 33.0% and 16.6%, respectively, of total revenue derived from our business for the years ended December 31, 2022 and 2023. Revenue generated from our software sales accounted for 31.8% and 18.1%, respectively, of the total revenue derived from our businesses in 2021 and 2020.

Hardware Sales

We also generate revenue from hardware sales, which includes sales of computer hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. We established a carefully designed sales network in the Xiamen metropolitan area that combines online platforms developed in early 2018 and our retail storefront. We developed our hardware sale client base over time via our marketing from our physical store. After we launched CIS sales, we also introduced our hardware products to our CIS users.  We plan to market large scale hardware integration systems such as router for commercial use, industrial switch, server, large internet firewall etc. to large businesses in the future.

Revenue generated from our hardware sales was 53.2% and 39.0%, respectively, of total revenue derived from our business for the years ended December 31, 2023 and 2022. Revenue generated from our hardware sales accounted for 37.7% of the total revenue derived from our businesses in 2021.

Our Technology

We provide effective information technology services and secured tax solutions to business enterprises across a variety of monetization models. We have a dedicated team of nine highly skilled in-house IT specialists, which includes three full-time IT professionals responsible for research and development. The following is a list of our self-developed software.

Technology	Completion Date	Certificate Date	General Functions
Mobile Invoice System (“MIS”)	October 15, 2013	June 15, 2015	MIS enables our clients to generate invoices anywhere, anytime.
Micro Service System (“MSS”)	July 30, 2014	June 16, 2015	MSS resolves service issues between service providers and our customers.
Secured Coordination System (“SCS”)	April 10, 2013	June 16, 2015	SCS provides real-time backup for the invoicing information generated by the users.
Communication Interface System (“CIS”)	April 17, 2014	June 15, 2015	CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal enterprises. The system can be used to communicate the RCTX-X module and collect data from work diagrams, electricity diagrams, pressure diagrams and temperature diagrams. It can generate the data from the txt, and then copy and import it to the software of the windows platform to display analysis.
Universal Invoice System (“UIS”)	February 13, 2014	June 16, 2015	AIS facilitates data transmission between users’ management and financial systems and ACTCS software.

Technology	Completion Date	Certificate Date	General Functions
Invoice Query Management System (“IQMS”)	October 30, 2013	June 15, 2015	IQMS facilitates users’ invoice inquiries and verification process.
Micro-App System (“MAS”)	August 10, 2017	December 1, 2017	MAS diagnoses and resolves user-end application issues.
WeChat Cloud Business System (“WCBS”)	May 10, 2017	December 1, 2017	WCBS facilitates online transactions between the Company and its clients.
Collaborative Management System (“CMS”)	October 10, 2017	December 1, 2017	CMS facilitates our clients’ business and data management process amongst multiple operating systems.
Hitek APP application software	November 25, 2018	December 10, 2018	It is another name of “enterprise service platform”. It worked as Hitek’s online service platform, including IT services, sales and financial and tax services, etc.
Hitek network background management system	November 25, 2018	December 10, 2018	It is used for backstage unified management of Hitek’s app and Hitek online service platform.
Remote monitoring system	October 19, 2018	October 19, 2018	It is used for remote monitoring, debugging and early warning of the App.

Customers

We rely upon several of our large customers from whom we generated substantial revenue each year, and the composition of our largest customers has changed from year to year. For the year ended December 31, 2023, two customers accounted for 27% of total Hitek’s revenues, the largest of which represented 19%. For the year ended December 31, 2022 two customers accounted for 49% of total Hitek’s revenues, the largest of which represented 36%. While two major customers could account for a significant portion of our sales for at least the year 2023, we anticipate that our customer base will continue to expand and that in the future we will be less dependent on major customers.

Suppliers

Aside from a set number of suppliers from whom we purchase general hardware for our resale business, we are required by the government to purchase our ACTCS devices from specific suppliers. For the year ended December 31, 2023, four suppliers accounted for 21% of the total purchases. For the year ended December 31, 2022, six suppliers accounted for 58% of the total purchases.

We enter into procurement agreements in the ordinary course of business with our suppliers, pursuant to a form of supply order typically on a “deal by deal” basis.

Marketing and Sales

Since inception, our user base in both the services to large businesses and service to SMEs has grown primarily through word of mouth recommendations, digital advertising, and social media advertising. We accumulated a loyal customer base to our hardware sales via our physical store. In general, we focus on delivering a superior user experience through better products and services, which we believe can expand our user base and enhance our brand. We do not have a specific budget for advertising since we have built our brand with very low marketing costs.

While we have benefited from the effects of word of mouth recommendation, digital advertising, and social media advertising, we are considering cooperating with professional advertising companies to initiate campaigns designed to further promote our brand and services.

With respect to the services to SMEs, given the geographic limitation of our ACTCS services, we plan to focus on marketing and promotion of the business management service, which will include agent accounting services, online IT outsourcing services, IT internet operation and maintenance service and equipment purchasing and delivery Door-to-Door service to the SMEs. On the services to large business side, we plan to focus on marketing and promotion of hardware integration system going forward.

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements, to establish and protect our proprietary rights. Except for Chinese government developed ACTCS software used in connection with our day-to-day operations, we generally do not rely on third-party licenses of intellectual property for use in our business.

Our research and development activities are project based and the number of projects we work on varies annually. As of December 31, 2023, we had 45 full-time research and development professionals. From 2022 to 2023, we had 11 full-time research and development professionals focused on various software development projects. We were successful in developing 12 software products and had obtained 6 Registration of Computer Software Copyright Certificates (the “Certificates”) in 2015, 3 Certificates in 2017 and 3 Certificates in 2018. Our Certificates last indefinitely. In the beginning of 2018, we established 3 joint IT research collaborative syndicates with other Internet technology companies for innovative Internet service projects such as the Tax Service Mobile APP, WeChat Cloud Charging System and Remote monitoring system. In addition to the foregoing protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls, such as use of confidentiality agreement with our employees and outside consultants.

Research and Development

From 2014 to 2015, our R&D team mainly focused on developing two categories of software-- data collection software and ACTCS ancillary software. Among all the software we have developed, CIS is the only software product we are currently marketing and generated revenue. Our R&D team established joint research syndicates with other Internet technology companies in early 2018.

Facilities

Our headquarters are at Unit 304, No. 30 Guanri Road, Siming District, Xiamen City, Fujian Province, PRC, where we own the office building with a floor area of approximately 495 square meters. This includes our sales and marketing, communication and business development personnel and our management and operations facilities and customer services.

Employees

We had 48, 60 and 66 employees as of December 31, 2023, 2022 and 2021, respectively. The following table sets forth the numbers of our employees categorized by function as of December 31, 2023:

Function:
Management Department (Hitek)	7
Financial Department (Hitek)	5
Technical Service Department (Hitek)	9
Sales Training Department (Hitek)	4
Hotline Service Department (Hitek)	5
Research and Development Department (Hitek)	4
Operation and Maintenance Department (Hitek)	1
Financial Department (Huasheng)	1
Technical Service Department (Huasheng)	1
Management Department (Huoerguosi)	3
Operation and Maintenance Department (Huoerguosi)	1
Technical Service Department (weilai)	5
Financial Department (weilai)	2
Total	48

As of December 31, 2023, our employees were in Xiamen, Fujian province and Huoerguosi, Xinjiang, China.

As required by PRC laws and regulations, we participate in various employee social security plans organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance programs. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe we maintain a good working relationship with our employees, and we have not experienced any labor disputes.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATIONS

We operate our business in China under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the Ministry of Industry and Information Technology, State Administration for Industry & Commerce, State Administration of Taxation and their respective local offices. This section summarizes the principal PRC regulations related to our business.

Regulation Related to Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three previous major laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market entry stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s entry to specific fields or industries. Foreign investments beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with certain special requirements on shareholding and senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of the specific industries, fields and regions in which foreign investors are encouraged and guided to invest according to the national economic and social development needs. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely The Special Management Measures for the Entry of Foreign Investment (Negative List) (2020 version), or the 2020 Negative List, as promulgated on June 23, 2020 by the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce, or the MOFCOM, and taking effect on July 23, 2020, and the Encouraged Industry Catalogue for Foreign Investment (2019 version), as promulgated by the NDRC and the MOFCOM on June 30, 2019 and taking effect on July 30, 2019. Industries not listed in these two catalogues are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the State Administration for Market Regulation, or the SAMR, or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc.

Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system has been established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the national enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner.

Regulations on Value-added Tax Tax-control System Service Providers

The Circular on Issuing the Measures for the Supervision and Administration of Value-added Tax (VAT) Tax-control System Service Providers, or the SAT Circular 118, issued by the State Administration of Taxation (the “SAT”), or the SAT on October 9, 2015 and which became effective on November 1, 2015, regulates that the establishment and replacement of enterprises which engage in the sale of Value-added Tax tax-control system dedicated equipment (ACTCS tax device) and the provision of Value-added Tax tax-control system maintenance services to Value-added Tax payers using Value-added Tax tax-control system (the “Service Provider”) below the provincial level shall require the consent of the provincial authorities of the SAT. The service providers shall, pursuant to the SAT Circular 118, provide high-quality services to users, and guarantee their proper use of Value-added Tax tax-control system. The competent Tax authority are responsible for the supervision and administration of the service providers, and shall admonish the service providers, request them to make immediate correction, rectification or even cancel their service qualifications when service providers fail to meet the requirements of the SAT Circular 118.

As published on the official website of Xiamen Municipal office of SAT which is the provincial authority of the SAT at http://xiamen.chinatax.gov.cn/content/300662.html, the VIE entity, Hitek is one of the four recognized and qualified Service Providers in Xiamen.

Regulations on Value-added Telecommunication Services

On September 25, 2000, the State Council promulgated the Telecommunications Regulations of the PRC, or the Telecom Regulations, which was amended on July 29, 2014 and February 6, 2016. The Telecom Regulations is the primary PRC law governing telecommunication services and sets out the general regulatory framework for telecommunication services provided by PRC companies. The Telecom Regulations distinguishes between “basic telecommunication services” and “value-added telecommunication services.” The Telecom Regulations defines value-added telecommunications services as telecommunications and information services provided through public networks. Pursuant to the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the MIIT, or its provincial level counterparts.

The Catalog of Telecommunications Business, or the Catalog, which was issued as an attachment to the Telecom Regulations and updated in February 21, 2003, December 28, 2015, and June 6,2019, further categorizes value-added telecommunication services into two classes: Class 1 value-added telecommunication services and Class 2 value-added telecommunication services. Information services provided via cable networks, mobile networks or internet fall within Class 2 value-added telecommunications services.

On July 3, 2017, the MIIT issued the Measures on the Administration of Telecommunications Business Operating Permits, or the Telecom License Measures, which became effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures sets forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. Any telecommunication services operator must conduct its business in accordance with the specifications in its license.

To comply with the foregoing laws and regulations, the VIE entity, Hitek, obtained a Value-Added Telecommunications Services Operating License in 2018 for providing information services via internet, or the ICP License, which remained effective until March 19, 2023 and was not renewed after then.

Regulations on Foreign Direct Investment in Value-Added Telecommunications Companies

Foreign direct investment in telecommunications companies in China is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016. These regulations require that foreign-invested value-added telecommunications enterprises in China must be established as Sino-foreign equity joint ventures and that the foreign investors may acquire up to 50% equity interests in such joint ventures. In addition, a major foreign investor in a value-added telecommunications business in China must demonstrate a good track record and experience in operating value-added telecommunications businesses. Moreover, foreign investors that meet these requirements must obtain approvals from the MIIT and the MOFCOM, to provide value-added telecommunication services in China and the MIIT and the MOFCOM retain considerable discretion in granting such approvals.

On July 13, 2006, the Ministry of Information Industry, or the MII, released the Notice on Strengthening the Administration of Foreign Investment in the Operation of Value-added Telecommunications Business, or the MII Notice, pursuant to which, for any foreign investor to invest in telecommunications businesses in China, a foreign-invested telecommunications enterprise must be established and such enterprise must apply for the relevant telecommunications business operation licenses. Furthermore, under the MII Notice, domestic telecommunications enterprises may not rent, transfer or sell a telecommunications business operation license to foreign investors in any form, and they may not provide any resources, premises, facilities and other assistance in any form to foreign investors for their illegal operation of any telecommunications business in China. In addition, under the MII Notice, the internet domain names and registered trademarks used by a value-added telecommunication service operator shall be legally owned by such operator or its shareholders.

Regulations on Internet Content Providers

The Administrative Measures on Internet Information Services, or the Internet Content Measures, which was promulgated by the State Council on September 25, 2000 and amended on January 8, 2011, classifies internet information services into commercial internet information services and non-commercial internet information services. Commercial internet information services refer to services that provide information or services to internet users with charge. A provider of commercial internet information services must obtain an ICP License. The VIE entity, Hitek, obtained the ICP License, which will remained effective until March 19, 2023 and was not renewed after then.

Regulations on Intellectual Property Rights

Regulations on copyright

The Copyright Law of the PRC, or the Copyright Law, which took effect on June 1, 1991 and was amended in 2001, in 2010 and in 2020 (which will take effect on June 1, 2021), provides that Chinese citizens, legal persons, or unincorporated organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The Copyright Law as revised in 2010 extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, Copyright Law provides for a voluntary registration system administered by the China Copyright Protection Center, or the CPCC. According to the Copyright Law, an infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also subject to fines and/or administrative or criminal liabilities in severe situations.

The Computer Software Copyright Registration Measures, or the Software Copyright Measures, promulgated on February 20, 2002, regulates registrations of software copyright, exclusive licensing contracts for software copyright and assignment agreements. The National Copyright Administration, or the NCA administers software copyright registration and the CPCC, is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants which meet the requirements of both the Software Copyright Measures and the Computer Software Protection Regulations (Revised in 2013).

The Provisions of the Supreme People’s Court on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes on Infringement of the Information Network Dissemination Rights specifies that disseminating works, performances or audio-video products by the internet users or the internet service providers via the internet without the permission of the copyright owners shall be deemed to have infringed the right of dissemination of the copyright owner.

The Measures for Administrative Protection of Copyright Related to Internet, which was jointly promulgated by the NCA and the MIIT on April 29, 2005 and became effective on May 30, 2005, provides that upon receipt of an infringement notice from a legitimate copyright holder, an ICP operator must take remedial actions immediately by removing or disabling access to the infringing content. If an ICP operator knowingly transmits infringing content or fails to take remedial actions after receipt of a notice of infringement that harms public interest, the ICP operator could be subject to administrative penalties, including an order to cease infringing activities, confiscation by the authorities of all income derived from the infringement activities, or payment of fines.

On May 18, 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information (as amended in 2013). Under these regulations, an owner of the network dissemination rights with respect to written works or audio or video recordings who believes that information storage, search or link services provided by an Internet service provider infringe his or her rights may require that the Internet service provider delete, or disconnect the links to, such works or recordings.

Regulations on domain names

The MIIT promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by MII on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure. We registered the domain name of xmHitek.com in the PRC.

Regulations on Foreign Exchange

General administration of foreign exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and most recently amended on August 5, 2008 and various regulations issued by the SAFE and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside the PRC for of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office. Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by the SAFE or its local office. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular No. 59 promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was amended on May 4, 2015, approval is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for foreign-invested enterprises.

Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the SAFE Circular No. 13, effective from June 1, 2015, which cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration, the investors shall register with banks for direct domestic investment and direct overseas investment.

The Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or the SAFE Circular No. 19, which was promulgated by the SAFE on March 30, 2015 and became effective on June 1, 2015, provides that a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular No. 16, which was promulgated by the SAFE and became effective on June 9, 2016, provides that enterprises registered in the PRC may also convert their foreign debts from foreign currency into Renminbi on self-discretionary basis. The SAFE Circular No. 16 also provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis, which applies to all enterprises registered in the PRC.

Offshore investment

Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, or SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014 as an attachment of Circular 37.

Regulations on dividend distribution

The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in the PRC is the Company Law of the PRC, as amended in 2004, 2005, 2013 and 2018. Under the current regulatory regime in the PRC, foreign-invested enterprises in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the Standing Committee of the National People’s Congress promulgated the Law of the PRC on Enterprise Income Tax which was amended on February 24, 2017, and December 29, 2018, and on December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax, or collectively, the EIT Law. The EIT Law came into effect on January 1, 2008. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended on November 10, 2008, February 6, 2016, and November19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, VAT Law. On November 19, 2017, the State Council promulgated The Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%. The new VAT tax rates generally applicable from May 1, 2018 are simplified as 16%, 10%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is still 3%. Starting from April 1, 2019, the VAT rate for revenue generated from providing products was changed from 16% into 13%.

Dividend Withholding Tax

The EIT Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009 by the s, if the relevant PRC Tax authority determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC Tax authority may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT and became effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7. Pursuant to Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to Circular 7, where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises.

Regulations on Employment and Social Welfare

Labor Contract Law

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated on January 1, 2008 and amended on December 28, 2012, is primarily aimed at regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999 and the Social Insurance Law of the PRC implemented on July 1, 2011, amended on December 29, 2018, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council on April 3, 1999, amended on March 24, 2002 and March 24, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On July 6, 2021,  the State Council and General Office of the of the Communist Party China Central Committee issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law, which steps-up scrutiny of overseas listings by companies and calls for strengthening cooperation in cross-border regulation, improving relevant laws and regulations on cyber security, cross-border data transmission and confidential information management, including the confidentiality requirement and file management related to the issuance and listing of securities overseas, enforcing the primary responsibility of the enterprises for information security of China based overseas listed companies and promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Furthermore, establishing and improving a system of extraterritorial application of laws in the capital market are also mentioned, judicial interpretations and supporting rules for extraterritorial application provisions of the Securities Law shall be formulated as soon as possible.

On February 17, 2023, with the approval of the State Council, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (2) if the issuer meets both of the following criteria, the overseas offering and listing conducted by such issuer shall be deemed as indirect overseas offering and listing by a PRC domestic company: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year were derived from PRC domestic companies; and (ii) the majority of the issuer’s business activities are carried out in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management team in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China; and (3) where PRC domestic companies seeking indirect overseas offering and listing in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for initial public offerings or listings in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarified that (1) domestic companies that have submitted valid applications for their indirect overseas offering and listing prior to the effective date of the Trial Measures, March 31, 2023, but have not yet obtained approval from overseas regulatory authorities or stock exchanges, are allowed to reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) domestic companies that have obtained approval from overseas regulatory authorities or stock exchanges for their indirect overseas offering and listing prior to the effective date of the Trial Measures but have not yet completed their indirect overseas listing, are granted a six-month transition period from March 31, 2023. If these domestic companies fail to complete their indirect overseas offering and listing within such six-month transition period, they will be required to make filings with the CSRC pursuant to the Trial Measures; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies seeking listing with contractual arrangements if they duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources.

On February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and will come into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by the Company or the Company’s PRC subsidiaries and the VIE to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees. The following individuals are members of the Board and executive management of the Registrant.

Name	Age	Position(s)
Shenping Yin	54	Chairman of the Board
Xiaoyang Huang	54	Chief Executive Officer and Director
Tianyu Xia	34	Chief Financial Officer
Bo Shi	49	Chief Technology Officer
Weijun Wang	53	Independent Director
Shuiqing Huang	49	Independent Director
Lawrence Venick	51	Independent Director

Below is a summary of the business experience of each of our executive officers and directors:

Shenping Yin

Mr. Shenping Yin has been our Chairman since our inception. Mr. Yin has been the Chief Executive Officer and a director of Recon Technology, Ltd. (NASDAQ: RCON) since 2007. In 2003, Mr. Yin founded Nanjing Recon, a Chinese company that provides services to automate and enhance the extraction of petroleum in China, and has been the Chief Executive Officer since that time. Mr. Yin has founded and operated a number of companies engaged in the IT industry including Xiamen Hengda Haitian Computer Network Co., Ltd. (1994), Baotou Hengda Haitian Computer Network Co., Ltd. (1997), Beijing Jingke Haitian Electronic Technology Development Co., Ltd. (1999), and Jingsu Huasheng Information Technology Co., Ltd. (2000). Mr. Yin received his bachelor’s degree in 1991 from Nanjing Agricultural University in Information Systems.

Xiaoyang Huang

Ms. Xiaoyang Huang has been our CEO since our inception. Ms. Huang was appointed as our director upon closing of our initial public offering on April 4, 2023. She has been the Chief Executive Officer of Hitek, the VIE since 2000. Ms. Huang graduated from Nanjing Agricultural University and majored in Agricultural Information. She also went through a one-year accounting program in Renmin University of China from 2010 to 2011.

Tianyu Xia

Ms. Tianyu Xia has been our CFO since August 15, 2018. From April 2014 to December 2015, she worked as an Investor Relations Manager at Recon Technology Ltd. From December 2015 to October 2017, she worked as an Investor Relations Manager at Smartisan Technology Co., Ltd. Ms. Xia graduated from Saint Louis University, John Cook School of Business in 2012 and received her bachelor’s degree in accounting. She also minored in Information Technology Management. Ms. Xia received her master’s degree in Investor Relations from Fordham University, Graduate School of Business in 2013. She received her master’s degree in business administration from Cheung Kong Graduate School of Business in 2018.

Bo Shi

Mr. Bo Shi has been our CTO since our inception. From July 1996 to March 1998, he worked as a maintenance engineer at Xiamen Automotive Friction and Sealing Material Co., Ltd. He has been working for Hitek since March 1998 and has undertaken various responsibilities such as maintenance engineer, technical manager, technical director, deputy general manager and general manager. He is now the general manager of Hitek. Mr. Shi graduated from Wuhan University of Technology (formerly known as “Wuhan Automotive University”) in July 1996, with a bachelor’s degree in computer science and application.

Weijun Wang

Mr. Weijun Wang has served as the vice general manager of Shanghai UDH Technologies Co., Ltd since May 2022. He worked for GOLDTECH Group Company for more than eight years, including working as a technical engineer, the director of the Nanchang and Wuhan office, and the vice general manager of the Fuzhou branch from May 1994 to July 2002. From August 2002 to August 2003, he served as the manager of the marketing and sales department of Shanghai ShiWei Network System Engineering Co., Ltd. From September 2003 to October 2007, he served as the account manager of Cisco Systems (China) Research & Development Co Ltd., Shanghai branch. From November 2007 to April 2009, he served as the development business manager of Shanghai Kingsway Co., Ltd. From May 2009 to July 2016, he served as the account manager of Cisco Systems (China) Research & Development Co Ltd., Shanghai and Fuzhou branch. From August 2016 to April 2022, he served as the manager of different departments of Cisco China Company, Limited. Mr. Wang holds a bachelor’s degree in agriculture information at Nanjing Agricultural University.

Shuiqing Huang

Mr. Shuiqing Huang has been working at Nanjing Agricultural University for more than 35 years, including working as an associate professor and professor of the Department of Information Management, the director of the Department of Humanities and Social Sciences, the dean of the School of Information Technology, and a doctoral supervisor, since February 1988. Mr. Huang holds a bachelor’s degree in literature and a master’s degree in science at Peking University.

Lawrence Venick

Mr. Lawrence Venick has been our independent director since April 4, 2023. Mr. Venick has been a Partner at Loeb & Loeb LLP since 2007. He is a corporate and securities lawyer focusing his practice on United States capital market transactions and corporate governance matters involving U.S. listed companies. Over the course of his career, Mr. Venick has represented a number of publicly traded companies listed on NASDAQ and The NYSE. Mr. Venick currently splits his time between Loeb & Loeb LLP’s Hong Kong and Beijing offices. He serves as the Managing Partner of the Hong Kong office and is the Chief Legal Representative of the Beijing office. From 2004 to 2012, Mr. Venick worked as a corporate lawyer in Loeb & Loeb LLP’s Los Angeles office. Prior to that time, Mr. Venick worked as a corporate lawyer in Wilson Sonsini Goodrich & Rosati PC’s Palo Alto office. Mr. Venick holds a B.A. from the University of California at Santa Barbra and a J.D. from Loyola Law School.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K except that Mr. Yin and Ms. Huang are husband and wife.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Director Independence

Our Board of Directors has determined we currently do not have any independent director as that term is defined in the listing standards of the Nasdaq Capital Market. We intend to appoint independent directors upon initial closing of this offering as required by the listing standard of Nasdaq Capital Market.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not properly fetter the exercise of future discretion;

(iv)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors. There is currently no shareholding qualification for directors.

Audit Committee, Compensation Committee, and Nominating Committee and Corporate Governance Committee

We have three committees of the board of directors: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Even though we are exempted from corporate governance standards because we are a Foreign Private Issuer (“FPI”), we voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Mr. Weijun Wang, Mr. Shuiqing Huang and Mr. Lawrence Venick. Mr. Weijun Wang is the chairman of our audit committee. We have determined that Mr. Wang, Mr. Huang and Mr. Venick satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also determined that Mr. Wang qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of Mr. Weijun Wang, Mr. Shuiqing Huang and Mr. Lawrence Venick. Mr. Huang is the chairman of our compensation committee. We have determined that Mr. Wang, Mr. Huang and Mr. Venick satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Mr. Weijun Wang, Mr. Shuiqing Huang and Mr. Lawrence Venick upon the effectiveness of their appointments. Mr. Venick is the chairperson of our nominating and corporate governance committee. Mr. Wang, Mr. Huang and Mr. Venick satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our BOD to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Corporate Governance

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We made our code of business conduct and ethics publicly available on our website.

Summary Compensation Table

The following table shows compensation earned by our executive officers in the fiscal years ended December 31, 2023 and 2022:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total ($)
Xiaoyang Huang,	2022	12,484	56,476	-	-	-	-	-	68,960
Chief Executive Officer	2023	102,335	10,145	-	-	-	-	-	112,480

Bo Shi,	2022	28,706	29,724						58,430
Chief Technology Officer	2023	26,779	5,072	-	-	-	-	-	31,851

Tianyu Xia,	2022	53,504	-	-	-	-	-	-	53,504
Chief Financial Officer	2023	65,481	-	-	-	-	-	-	65,481

Agreements with Named Executive Officers

We entered into employment agreements with our CEO and CTO on July 1, 2018, and with our CFO on September 2, 2018. Each of our executive officers is employed for a specified time period, which will be renewed upon both parties’ agreement thirty days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following termination of the employment.

Our employment agreement with Xiaoyang Huang, our CEO, provides her term of one year with an annual salary of $70,000. Unless terminated pursuant to the terms thereof, the employment agreement will be renewed automatically for an additional one-year term. As of the date of this prospectus, the employment agreement with Xiaoyang Huang has been renewed and is currently in effect.

Our employment agreement with Bo Shi, our CTO, provides his term of one year with an annual salary of $55,000. Unless terminated pursuant to the terms thereof, the employment agreement will be renewed automatically for an additional one-year term. As of the date of this prospectus, the employment agreement with Bo Shi has been renewed and is currently in effect.

Our employment agreement with Tianyu Xia, our CFO, provides her term of three years with an annual salary of $60,000. Unless terminated pursuant to the terms thereof, the employment agreement will be renewed automatically for an additional one-year term. As of the date of this prospectus, the employment agreement with Tianyu Xia has been renewed and is currently in effect.

Compensation of Directors

For the fiscal year ended December 31, 2023, we compensated our three independent directors $20,000 each for their services. We did not compensate non-independent directors for their services as directors other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors. For the fiscal year ended December 31, 2022, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

RELATED PARTY TRANSACTIONS

Upon completion of this offering, Mr. Yin and Ms. Huang will hold ____% of the combined voting power of our outstanding ordinary shares assuming a minimum offering and ____% of the combined voting power of our outstanding ordinary shares assuming a maximum offering. Following the completion of this offering, Mr. Yin and Ms. Huang will continue to have the power to act alone in approving any action requiring a vote of the majority of our ordinary shares and to elect all of our directors.

Contractual Arrangements with WFOE, Hitek and Its Shareholders

To comply with PRC laws restricting foreign ownership in the IT business in China, we conduct our IT business through Hitek, a VIE entity that we control through a series of contractual arrangements between our PRC subsidiary WFOE, Hitek and its shareholders, Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd. and Baotou Zhongzhe Hengtong Technology Co., Ltd. Such contractual arrangements provide us (i) the power over Hitek, (ii) the exposure or rights to variable returns from our involvement with Hitek, and (iii) the ability to affect those returns through use of our power over Hitek to affect the amount of our returns. Therefore, we control Hitek. For a description of these contractual arrangements, see “Business — Our History and Corporate Structure”.

Payment of Dividend

See “Dividend Policy”.

Material Transactions with Related Parties

Advances from Related Parties

As of December 31, 2022, Company had outstanding advances owed to Fengqi (Beijing) Zhineng Technology Co., Ltd., 3.04% owned by Hitek’s Chairman Mr. Shenping Yin, of $598. The advances are due on demand and non-interest bearing. As of December 31, 2023, it was repaid by the Company.

Accounts receivables from related parties

As of December 31, 2022, accounts receivable from Beijing Zhongzhe Yuantong Technology Co., Ltd. was $399,465. As of December 31, 2023, it was collected by the Company.

Cost of revenues from related parties

The Company purchased from Fengqi (Beijing) Zhineng Technology Co., Ltd., 3.04% owned by Hitek’s Chairman Mr. Shenping Yin, in hardware of $8,480, $11,830 and $52,961 for the fiscal years ended December 31, 2023, 2022 and 2021.

Employment Agreements

See “Management — Employment Agreements”.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus for:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding Class A Ordinary Shares or Class B Ordinary Shares;

●	each of our executive officers and directors; and

●	all our executive officers and directors as a group.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares or Class B Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person is based on 21,107,364 Class A Ordinary Shares outstanding and 8,192,000 Class B Ordinary Shares outstanding as of the date of this prospectus.

The beneficial ownership of Class A Ordinary Shares or Class B Ordinary Shares is determined in accordance with the rules of the SEC and generally includes any Class A Ordinary Shares or Class B Ordinary Shares over which a person exercises sole or shared voting or investment power. For purposes of the table below, we deem shares subject to options, warrants or other exercisable or convertible securities that are exercisable or convertible currently or within 60 days of the date of this prospectus, to be outstanding and to be beneficially owned by the person holding the options, warrants or other currently exercisable or convertible securities for the purposes of computing the percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares, except to the extent authority is shared by spouses under community property laws.

	Class A Number		Class B Number		Percent of Class A	Percentage of Class B	Percent of Total Voting Power Before Offering*	Percent of Total Voting Power After Minimum Offering	Percent of Voting Power After Maximum Offering
Directors And Executive Officers:
Shenping Yin	—		8,192,000	(1)(2)	—	100%	85.3%
Xiaoyang Huang	—		8,192,000	(1)(2)	—	100%	85.3%
Tianyu Xia	—		—		—	—	—
Bo Shi	431,000	(3)	—		2.0%	—	**
Weijun Wang	—		—		—	—	—
Shuiqing Huang	—		—		—	—	—
Lawrence Venick	—		—		—	—	—
Directors and Executive Officers as a group (7 individuals):	431,000		8,192,000		2.0%	100%	85.3%

5% Shareholders:
Fortune Enterprise Holdings Limited	—		8,192,000	(1)(2)	—	100%	85.3%
Canaan International Ltd. (4)	18,18,000				8.6%		1.30%
Apex Management Limited (5)	20,00,000				9.5%		1.40%
Grand Bright International Holdings Limited (6)	21,80,000				10.3%		1.50%
Fairview Eastern International Holdings Limited (7)	20,00,000				9.5%		1.40%
Rapid Proceed Limited (8)	18,18,000				8.6%		1.30%
Gold Ray Ventures Limited (9)	20,00,000				9.5%		1.40%
HK Red Sun Co., Limited (10)	18,18,000				8.6%		1.30%
Yong Lin (11)	12,73,000				6.0%		**

*	Holders of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share. Holders of Class B Ordinary Shares are entitled to 15 votes per one Class B Ordinary Share.
**	Less than 1%.

(1)	These Class B Ordinary Shares are deemed as beneficially owned by Shenping Yin and Xiaoyang Huang as they are husband and wife.
(2)	These Class B Ordinary Shares are held by Fortune Enterprise Holdings Limited, a British Virgin Islands company. Since Mr. Yin and Ms. Huang are the shareholders and directors of Fortune Enterprise Holdings Limited, they are deemed as the beneficial owners of these securities. The registered address of Fortune Enterprise Holdings Limited is Unit 304, No. 30 Guanri Road, Siming District, Xiamen City, Fujian Province, People’s Republic of China.
(3)	Represents 431,000 Class A Ordinary Shares held by Star Discover Global Limited, a British Virgin Islands company which Bo Shi owns and controls 60% equity interest and voting power.
(4)	The registered address of Canaan Internation Ltd. Is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002.
(5)	The registered address of Apex Management Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, VG1110.
(6)	The registered address of Grand Bright International Holdings Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, VG1110.
(7)	The registered address of Fairview Eastern International Holdings Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, VG1110.
(8)	The registered address of Rapid Proceed Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, VG1110.
(9)	The registered address of Gold Ray Ventures Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, VG1110.
(10)	The registered address of HK Red Sun Co., Limited is Flat 902, Sino Center, 582-592, Nathan Road, Mongkok, Hong Kong.
(11)	The registered address of Yong Lin is No. 93 Wenhua Street, Weiyuan, Sichuan, China.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below.

As of the date of this prospectus, our authorized share capital consists of $50,000 divided into 500,000,000 shares, par value US$0.0001 per share, comprised of 431,808,000 Class A Ordinary Shares, 58,192,000 Class B Ordinary Shares, and 10,000,000 preference shares.

Our directors may, in their absolute discretion and without the approval of our shareholders, create and designate out of the unissued preference shares of our company one or more classes or series of preference shares, comprising such number of preference shares, and having such designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, as our directors may determine. As of the date hereof, there are 6,200,364 Class A Ordinary Shares and 8,192,000 Class B Ordinary Shares issued and outstanding. The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares.

Ordinary shares

Dividends. Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. No dividends shall be declared by the board out of our company except the following:

●	profits; or

●	“share premium account,” which represents the excess of the price paid to our company on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against the Company.

Voting Rights. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights as set forth in our memorandum and articles of association. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 15 votes per one Class B Ordinary Share. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis in accordance with the terms of our memorandum and articles of incorporation.

On a poll, a Class A Ordinary shareholder shall have one vote for each Class A Ordinary Share he holds whereas a Class B Ordinary shareholder shall have 15 votes for each Class B Ordinary Share he holds, unless any share carries special voting rights. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes cast in a general meeting, while a special resolution requires the affirmative vote of at least two-thirds of the votes cast.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders in the memorandum and articles of association to hold or exercise voting rights on the Class A Ordinary Shares or Class B Ordinary Shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Class A Ordinary Shares or Class B Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Class A Ordinary Shares or Class B Ordinary Shares in the Company have been paid.

Winding Up; Liquidation. Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the Class A Ordinary Shares or Class B Ordinary Shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our Class A Ordinary Shares or Class B Ordinary Shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our Class A Ordinary Shares or Class B Ordinary Shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any Class A Ordinary Shares or Class B Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. We may issue shares that are, or at its option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights. Holders of Class A Ordinary Shares or Class B Ordinary Shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Anti-Takeover Provisions. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

(a)	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares of each member;

(b)	the date on which the name of any person was entered on the register as a member; and

(c)	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members shall be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our Class A Ordinary Shares or Class B Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preference shares

Our amended and restated memorandum and articles of association authorizes the issuance of 10,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of our Class A Ordinary Shares and Class B Ordinary Shares. We may issue some or all of the preference shares to effect a business combination. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

Warrants

As of the date of this prospectus, there are outstanding warrants to purchase up to 14,907,000 Class A Ordinary Shares of the Company. The warrants have an exercise price of $0.55 per Class A Ordinary Share. The warrants became exercisable on July 29, 2024 and will expire on January 28, 2026. The exercise price and number of Class A Ordinary Shares issuable upon exercise of the warrants is subject to appropriate adjustment upon the occurrence of certain events, including, but not limited to, stock dividends or splits, business combination, sale of assets, similar recapitalization transactions or other similar transactions. The warrants also have a cashless exercise provision.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66.6% in value) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions.

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits.

Our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of civil liabilities.

The Cayman Islands has a different body of securities laws as compared to the United States and may provide less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Amended and Restated Memorandum and Articles of Association

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of the holders of at least two-thirds of such company’s issued and outstanding ordinary shares who attend and vote at a general meeting. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our amended and restated memorandum and articles of association, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide public shareholders with the opportunity to convert their public shares in connection with any such vote. The foregoing is set forth in our amended and restated memorandum and articles of association and cannot be amended.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Economic Substance — Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union and the OECD as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (As Revised) (the “Substance Act”) came into force in the Cayman Islands in January 2019, introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities.”) As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, in which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. It is anticipated that our Company will not be engaging in any “relevant activities” prior to the consummation of our initial business combination and will therefore not be required need to meet the economic substance requirements tests or will otherwise be subject to more limited substance requirements. Failure to satisfy applicable requirements may subject us to penalties under the Substance Act.

Data Protection – Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

c)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including Tax authority.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not properly fetter the exercise of future discretion;

(iv)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten per cent in par value of the issued shares which as at that date carry the right to vote at general meetings deposited in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Companies Act, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles, the office of a director may be terminated forthwith if (a) he is prohibited by applicable law, the rules of the stock exchange and/or the rules of any competent regulatory authority from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g)he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from three consecutive meetings of directors, or (i) he is removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Companies Act and our articles, our company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our articles may only be amended by special resolution of our shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 3, 2024, we had 431,808,000 Class A Ordinary Shares authorized and 21,107,364 Class A Ordinary Shares issued and outstanding. In addition, we have issued warrants to purchase an aggregate of 14,907,000 Class A Ordinary Shares that are immediately exercisable for $0.55 per Class A Ordinary Share. The Class A Ordinary Shares held by certain existing Company shareholders are subject to the lock-up restrictions described below. We expect the Class A Ordinary Shares underlying such warrants to be freely transferable upon such exercise. Sales of substantial amounts of ordinary shares in the public market could adversely affect prevailing market prices of the Class A Ordinary Shares.

Lock-up Agreements

We agreed that we will not offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our Class A Ordinary Shares or any securities that are convertible into or exercisable or exchangeable for our Class A Ordinary Shares, or file any registration statement with the SEC relating to the offering of any Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (other than a registration statement on Form S-8) without the prior written consent of the Placement Agent for 180 days after the commencement of sales of the offering, except issuances pursuant to the exercise of employee share options outstanding on the date hereof and certain other exceptions.

Each of our directors and executive officers and existing beneficial owners of 5% or more of our outstanding Class A Ordinary Shares has agreed, subject to some exceptions, not to offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares or make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for Class A Ordinary Shares, without the prior written consent of the Placement Agent for a period ending 180 days after the commencement date of the trading of the Class A Ordinary Shares. After the expiration of the 180-day period, Class A Ordinary Shares held by our directors, executive officers or existing beneficial owners of 5% or more of our outstanding Ordinary Shares may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 180-day restricted period is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions will continue to apply until the expiration of the 180-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless, with respect to the restricted period applicable to us, our directors and executive officers and our existing beneficial owners of 5% or more of our outstanding Class A Ordinary Shares, such extension is waived by the Placement Agent.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than six (6) months but not more than one year may sell such Class A Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than one year may freely sell our Class A Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Class A Ordinary Shares for at least six (6) months, may sell within any three (3)-month period a number of restricted securities that does not exceed the greater of the following:

●	1.0% of the then outstanding Class A Ordinary Shares; or

●	the average weekly trading volume of our Class A Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Class A Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material Cayman Islands, Chinese and U.S. federal income tax consequences related to an investment in our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws. Unless otherwise noted in the following discussion, this section is the opinion of Messina Madrid Law PA, our U.S. Tax counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Jingtian & Gongcheng, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of Chinese tax law.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX
ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX
CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Hitek Global Inc. does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Hitek Global Inc. and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Hitek Global Inc., including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC Tax authority. Accordingly, we believe that Hitek Global Inc. and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC Tax authority and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because Jingtian & Gongcheng, our PRC counsel, believes that it is possible but highly unlikely that the Company and its offshore subsidiaries would be treated as a “resident enterprise” for PRC tax purposes because they do not meet some of the conditions outlined in SAT Notice 82. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC Tax authority as of the date of the prospectus. Therefore it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors — Risks Related to Doing Business in the PRC — Under the enterprise Income Tax Law, we may be classified as a “Resident enterprise” of China.”

Our company pays an EIT rate of 25% for WFOE. Any gain or loss recognized by you generally will be treated as United States source gain or loss. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of the tax treaty between the United States and PRC, you may elect to treat such gain as PRC source gain under such treaty and, accordingly, you may be able to credit the PRC tax against your United States federal income tax liability.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of such shares.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act (As Revised)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with Hitek Global Inc. (“the Company”):

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

a.	On or in respect of the shares, debentures or other obligations of the Company; or

b.	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

These concessions shall be for a period of twenty years from the date hereof.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	Certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our shares (by vote or value);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as consideration; or

●	persons holding our Ordinary Shares through partnerships or other pass-through entities.

All of whom may be subject to tax rules that differ significantly from those discussed below.

Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of our ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term if the ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of individuals and certain other non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. In the event that gain from the disposition of the ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the Treaty may treat such gain as PRC-source gain under the Treaty. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to treat any such gain as PRC-source, then such U.S. Holder would generally not be able to use any foreign tax credit arising from any PRC tax imposed on the disposition of the ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year. Our actual PFIC status for the current taxable year will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change from no to yes. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares, our PFIC status will depend in large part on the market price of our Ordinary Shares. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income;

●	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders.

Under the Hiring Incentives to Restore Employment Act of 2010, certain United States Holders are required to report information relating to Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands company incorporated on November 3, 2017 as an exempted company with limited liability. Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

All of our assets are located in the PRC. In addition, a majority of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Jingtian& Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our Class A Ordinary Shares.

PLAN OF DISTRIBUTION

This is a best-efforts public offering of a minimum of $8 million of our Class A Ordinary Shares (the “Minimum Offering”), and a maximum of $20 million of our Class A Ordinary Shares (the “Maximum Offering”). The final number of our Class A Ordinary Shares offered, in each case for the Minimum Offering and the Maximum Offering, will be adjusted to reflect the final public offering price per share.

Pursuant to a placement agency agreement, dated as of _____, 2024, we have engaged AC Sunshine Securities LLC as our exclusive placement agent (“AC Sunshine” or the “Placement Agent”) to solicit offers to purchase the securities offered by this prospectus on a commercially reasonable best efforts basis. The Placement Agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is a minimum offering amount of $8 million that is a condition to closing of this offering. We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

Because this is a best-efforts offering, the Placement Agent does not have an obligation to purchase any securities. The placement agency agreement provides that the Placement Agent’s obligations are subject to conditions contained in the placement agency agreement.

The proceeds from the sale of securities in this offering will be deposited in the Escrow Account, until the minimum offering amount is raised. If we complete this offering, net proceeds will be delivered to us on each closing date (such closing date being the above mutually acceptable date, provided the minimum offering has been sold).

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee of 4% of the gross cash proceeds to us from the sale of the securities in the offering, in addition to 1% unaccountable expense. Pursuant to the placement agency agreement, we will agree to reimburse the Placement Agent for certain out-of-pocket expenses of the placement agent payable by us, including AC Sunshine’s legal fees, up to a maximum amount of $___ and a maximum amount of $___ in the event that the Company terminates the offering and $___ in the event that AC Sunshine terminates the offering. We have paid $___ to AC Sunshine as an advance to be applied towards reasonable out-of-pocket expenses (the “Advance”). Any portion of the Advance shall be returned back to us to the extent not actually incurred.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

	Per Units	Total (Min Offering)	Total (Max Offering)
Public offering price	$	$	$
Placement agent fees (4%)	$	$	$
Proceeds to us, before expenses	$	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the Placement Agent commission, will be approximately $___, all of which are payable by us.

Indemnification

We agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Offering Price

The actual public offering price of the securities we are offering was negotiated between us, the Placement Agent and the investors in the offering based on the trading of our Class A Ordinary Shares prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Deposit of Offering Proceeds

The proceeds in this offering will be deposited in a separate (limited to funds received on behalf of us) non-interest bearing bank account at the branch of ____ established by the Escrow Agent (the “Escrow Account”). The purpose of the Escrow Account is for (i) the deposit of all subscription monies (checks or wire transfers) which are received by the Placement Agent from prospective investors and are delivered by the Placement Agent to the Escrow Agent, (ii) the holding of amounts of subscription monies which are collected through the banking system, and (iii) the disbursement of collected funds.

The Placement Agent shall promptly deliver to the Escrow Agent all funds in the form of checks or wire transfers which it receives from prospective purchasers of the Class A Ordinary Shares by noon of the next business day following receipt where internal supervisory review is conducted at the same location at which subscription documents and funds are received. Simultaneously with each deposit to the Escrow Account, the Placement Agent shall inform the Escrow Agent about the subscription information for each prospective purchaser. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to “____..” The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Escrow Account checks which are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.

No interest will be available for payment to either us or the investors (since the funds are being held in a non-interest bearing account). All subscription funds will be held in trust pending the raising of the minimum offering amount and no funds will be released to us until the completion of the offering. Release of the funds to us is based upon the Escrow Agent reviewing the records of the depository institution holding the escrow to verify that the funds received have cleared the banking system prior to releasing the funds to us. All subscription information and subscription funds through checks or wire transfers should be delivered to the Escrow Agent. Failure to do so will result in subscription funds being returned to the investor. In event that the offering is terminated, all subscription funds from the escrow account will be returned to investors by noon of the next business day after the termination of the offering.

Lock-Up Agreements

Each of our directors, executive officers and certain holders of our outstanding Class A Ordinary Shares as of the effective date of the registration statement related to this offering have agreed to a 180-day “lock-up” period from the closing of this offering with respect to the Class A Ordinary Shares that they beneficially own. This means that, for a period of 180-days following the closing of the offering, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the placement agent. We have also agreed to 180-day restrictions on the issuance and sale of our securities for twelve months following the closing of this offering, subject to certain customary exceptions, without the prior written consent of the Placement Agent.

The Placement Agent has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Placement Agent may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Certain Relationships

The Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Listing

Our Class A Ordinary Shares are currently listed on the Nasdaq Capital Market under the symbol “HKIT.”

Affiliations

The Placement Agent and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and its affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the Placement Agent and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The Placement Agent and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent. In connection with the offering, the Placement Agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the placement agents are not required to comply with the disclosure requirements of NI 33-105 regarding placement agent conflicts of interest in connection with this offering.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom. The Placement Agent has represented and agreed that:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Prospective Investors in Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the Placement Agent fee, that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee		$2,952
FINRA Filing Fee		$3,500
Legal Fees and Expenses	$
Accounting Fees and Expenses	$
Miscellaneous	$
Total Expenses	$

These expenses will be borne by us.

LEGAL MATTERS

The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP, our counsel as to Cayman Islands law. Certain legal matters as to United States federal law will be passed upon for us by Haneberg Hurlbert PLC. The U.S. federal income tax laws in connection with this offering will be passed upon for us by Messina Madrid Law PA. The Placement Agent is being represented by Ortoli Rosenstadt LLP and Chen Chen and Associates PLLC with respect to legal matters of United States federal law. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the Placement Agent by Allbright Law Offices.

EXPERTS

The consolidated financial statements of our Company appearing in this prospectus for the fiscal years ended December 31, 2023 and 2022 have been audited by Wei, Wei & Co., LLP., independent registered public accounting firm. The consolidated financial statements of our Company appearing in this prospectus for the fiscal year ended December 31, 2021 have been audited by UHY LLP, independent registered public accounting firm.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANTS

On December 2, 2022, UHY LLP (“UHY”) notified us of its intention to resign as our auditor on January 1, 2023. The auditor’s report of UHY on our CFS as of and for the year ended December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during the fiscal year ended December 31, 2021, and the subsequent interim period through January 1, 2023, there has been: (1) no disagreement (as described under Item 16F(a)(1)(iv) of Form 20-F and the related instructions thereto) with UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to UHY’s satisfaction, would have caused UHY to make reference to the subject matter of the disagreement in connection with its reports on our CFS for such years, and (2) no “reportable events” (as defined under Item 16F(a)(1)(v) of the instructions to Form 20-F), except the material weaknesses in our internal control over financial reporting previously reported in Item 15 “Controls and Procedures” in our Annual Report on Form 20-F for the year ended December 31, 2021. The material weaknesses previously reported were: (i) we had insufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues; and (ii) we did not have sufficient systems and procedures in place to ensure effective supervision and monitoring of our annual financial statements preparation process.

On February 15, 2023, the Company engaged Wei, Wei & Co., LLP (“WW&C”) to serve as our independent registered public accounting firm. During the two most recent fiscal years and through the subsequent interim period preceding WW&C’s engagement, we have not consulted with WW&C regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that WW&C concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided UHY with a copy of the above disclosure and requested that UHY furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the above statement. A copy of UHY’s letter was filed as Exhibit 16.1 to our Current Report on Form 6-K filed on February 21, 2023.

INDEX TO FINANCIAL STATEMENTS

HITEK GLOBAL INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

HiTek Global Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HiTek Global Inc. and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

Flushing, New York

April 5, 2024

We have served as the Company’s auditor since 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of HiTek Global Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows of HiTek Global Inc. (the “Company”) for the year ended December 31, 2021, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of their operations and their cash flows of the Company for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinions

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor from 2017 to 2022.

New York, New York

May 13, 2022

HITEK GLOBAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
Assets
Current assets
Cash	$9,311,537	$1,203,160
Short-term investments	8,837,445	4,290,348
Accounts receivable, net	2,118,738	3,271,218
Accounts receivable - related party, net	-	399,465
Advances to suppliers, net	338,166	481,769
Inventories, net	219,505	430,670
Loans receivable	3,608,289	1,013,157
Prepaid expenses and other current assets	352,919	94,925
Total current assets	24,786,599	11,184,712

Non-current assets
Non-current accounts receivable	4,597,214	4,209,546
Non-current advance to a third party	410,509	421,679
Non-current loan receivable	4,227,079	4,342,100
Property, equipment and software, net	403,330	122,967
Deferred offering cost	-	917,446
Operating lease right-of-use assets	3,309	6,641
Long-term investments	1,000,000	-
Total non-current assets	10,641,441	10,020,379
Total Assets	$35,428,040	$21,205,091

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$532,130	$696,734
Advances from customers	4,616	-
Loan payable	493,159	506,578
Deferred revenue	166,760	977,054
Taxes payable	1,917,647	1,671,322
Due to related parties	-	598
Accrued expenses and other current liabilities	255,131	348,167
Operating lease liabilities	3,309	3,242
Total current liabilities	3,372,752	4,203,695

Non-current Liabilities
Loan payable, non-current	2,113,539	2,171,050
Deferred income tax liabilities, non-current	1,604,163	1,300,421
Operating lease liabilities, non-current	-	3,399
Total non-current liabilities	3,717,702	3,474,870
Total Liabilities	7,090,454	7,678,565

Commitments and Contingencies	-	-

Shareholders’ Equity
Ordinary Shares, par value $0.0001 per share, 490,000,000 shares authorized; 14,392,364 shares and 10,987,679 shares issued and outstanding as of December 31, 2023 and 2022, respectively.	1,439	1,099
Additional paid-in capital	16,721,551	2,628,356
Statutory reserve	836,215	836,215
Retained earnings	11,387,748	10,340,107
Accumulated other comprehensive loss	(609,367)	(279,251)
Total Shareholders’ Equity	28,337,586	13,526,526

Total Liabilities and Shareholders’ Equity	$35,428,040	$21,205,091

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2023	2022	2021
Revenues	$4,563,731	$6,428,608	$6,461,163
Cost of revenues	(2,642,491)	(2,891,565)	(2,581,218)
Gross profit	1,921,240	3,537,043	3,879,945

Operating expenses:
General and administrative	1,819,531	1,472,648	1,699,934
Selling	648	437,185	76,477
Total operating expenses	1,820,179	1,909,833	1,776,411

Operating income	101,061	1,627,210	2,103,534

Other income (expense)
Government subsidies	569,928	9,838	6,883
Net investment income (loss)	330,552	(19,363)	103,375
Interest income	911,875	545,555	10,515
Interest expense	(313,861)	(285,353)	-
Other expense, net	(5,029)	(8,924)	(12,097)
Total other income	1,493,465	241,753	108,676

Income before provision for income taxes	1,594,526	1,868,963	2,212,210
Income tax expense	546,885	453,218	542,853

Net income	$1,047,641	$1,415,745	$1,669,357
Comprehensive income
Net income	$1,047,641	$1,415,745	$1,669,357
Foreign currency translation (loss) gain	(330,116)	(1,015,447)	290,407

Comprehensive income	$717,525	$400,298	$1,959,764
Earnings per ordinary share
– Basic and diluted	$0.08	$0.13	$0.15

Weighted average number of ordinary shares outstanding
– Basic and diluted	13,257,469	10,987,679	10,987,679

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2023, 2022 and 2021

	Ordinary Shares		Additional			Accumulated other	Total
	Number of shares	Amount	paid-in capital	Statutory reserve	Retained earnings	comprehensive income (loss)	Shareholders’ Equity
Balance as of January 1, 2021	10,987,679	$1,099	$2,628,356	$713,737	$7,377,483	$445,789	$11,166,464
Foreign currency translation adjustment	-	-	-	-	-	290,407	290,407
Net income	-	-	-	-	1,669,357	-	1,669,357
Appropriation of Statutory reserve	-	-	-	53,470	(53,470)	-	-
Balance as of December 31, 2021	10,987,679	1,099	2,628,356	767,207	8,993,370	736,196	13,126,228
Foreign currency translation adjustment	-	-	-	-	-	(1,015,447)	(1,015,447)
Net income	-	-	-	-	1,415,745	-	1,415,745
Appropriation of Statutory reserve	-	-	-	69,008	(69,008)	-	-
Balance as of December 31, 2022	10,987,679	1,099	2,628,356	836,215	10,340,107	(279,251)	13,526,526
Shares issued	3,404,685	340	14,093,195	-	-	-	14,093,535
Foreign currency translation adjustment	-	-	-	-	-	(330,116)	(330,116)
Net income	-	-	-	-	1,047,641	-	1,047,641
Balance as of December 31, 2023	14,392,364	$1,439	$16,721,551	$836,215	$11,387,748	$(609,367)	$28,337,586

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2023	2022	2021
Operating Activities
Net income	$1,047,641	$1,415,745	$1,669,357
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	50,662	21,881	355,738
Amortization of right of use assets	3,167	-	-
Loss on disposal of property, plant and equipment	1,413	-	-
Accrued interest income from loans, net	(102,418)	(21,699)	(6,525)
Net investment (gain) loss	(208,626)	19,363	(103,375)
(Reversal of) credit losses of receivables and advances to suppliers	(2,325)	(6,442)	(123,754)
Provision for (reversal of ) allowance for obsolete inventories	5,559	2,217	(5,317)
Deferred income tax	339,332	177,029	340,624
Changes in operating assets and liabilities:
Short-term investments – trading securities	(1,696,545)	2,418,675	(2,625,216)
Accounts receivable	567,480	(2,490,725)	(1,100,056)
Accounts receivable – related party	390,197	499,933	578,157
Advances to suppliers	472,219	560,352	(184,369)
Deferred offering cost	(130,134)	60,000	155,915
Inventories	194,872	(57,899)	(276,672)
Prepaid expenses and other current assets	(13,028)	89,583	769,913
Accounts payable	(146,642)	225,198	127,422
Advances from customers	4,632	-	-
Deferred revenue	(787,062)	261,856	12,089
Taxes payable	291,578	488,419	327,807
Operating lease liabilities	(3,167)	-	-
Due to related parties	(584)	(3,320)	1,062
Accrued expenses and other current liabilities	(340,133)	163,884	(127,375)
Net cash (used in) provided by operating activities	(61,912)	3,824,050	(214,575)

Investing Activities
Advance payment for software development	(339,309)	(117,617)	(25,582)
Loans to third parties	(11,260,542)	(5,498,997)	(356,595)
Repayment from third-party loans	8,830,933	199,463	317,059
Prepayment for office renovation	(150,156)	-	-
Purchases of property, plant and equipment	(186,499)	-	-
Purchases of held-to-maturity investments	(11,000,000)	(1,932,080)	(1,240,329)
Redemption of held-to-maturity Investments	7,159,018	-	1,705,453
Net cash (used in) provided by investing activities	(6,946,555)	(7,349,231)	400,006

Financing activities:
Borrowing from third parties	-	2,749,498	-
Proceeds from issuance of ordinary shares	15,142,902	-	-
Net cash provided by financing activities	15,142,902	2,749,498	-

Effect of exchange rate changes on cash	(26,058)	(112,465)	44,323
Net increase (decrease) in cash	8,108,377	(888,148)	229,754
Cash at beginning of year	1,203,160	2,091,308	1,861,554
Cash at end of year	$9,311,537	$1,203,160	$2,091,308

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$36,504	$45,002	$32,646

Non-cash transactions:
Deferred offering cost	$1,049,367	$-	$-
Operating right-of-use assets recognized for related operating lease liabilities	$-	$6,820	$-

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC. AND SUBSIDIARIES

Notes to CONSOLIDATED Financial Statements

December 31, 2023 and 2022

NOTE 1 – NATURE OF OPERATIONS

HiTek Global Inc. (“HiTek Global”) was incorporated under the laws of the Cayman Islands on November 3, 2017 in anticipation of an initial public offering. HiTek Global, through its variable interest entity (“VIE”) and VIE’s subsidiaries (collectively, the “Company”) provides hardware sales, software sales, information technology (“IT”) maintenance services and tax devices and services in the People’s Republic of China (the “PRC”).

On November 20, 2017, HiTek Global formed its wholly-owned subsidiary, HiTek Hong Kong Limited (“HiTek HK”) in Hong Kong. On March 15, 2018, HiTek HK formed its wholly-owned subsidiary, Tian Dahai (Xiamen) Information Technology Co. Ltd. (“WFOE”) in PRC.

Xiamen Hengda HiTek Computer Network Co., Ltd. (“HiTek”), was established in January 1996 by Shenping Yin, Xiaoyang Huang (the spouse of Shenping Yin) and nine other shareholders, who held 29.83%, 44.74% and 25.43% of its equity interests, respectively, in Xiamen, Fujian Province, PRC pursuant to PRC laws. HiTek Global entered into a series of contractual arrangements with HiTek which were effective in March 2018, and its equity holders through WFOE to obtain control and became the primary beneficiary of HiTek for accounting purposes.

In September 1999, Xiamen Huasheng HiTek Computer Network Co., Ltd (“Huasheng”), a wholly owned subsidiary of HiTek was incorporated under the laws of the PRC.

In September 2017, Huoerguosi Hengda Information Technology Co., Ltd (“Huoerguosi”), a wholly owned subsidiary of HiTek was established in XinJiang Province, PRC.

In April 2021, Xiamen Haitian Weilai Technology Co., Ltd. (“Haitian Weilai”), a wholly owned subsidiary of WFOE was incorporated under the laws of the PRC.

The Company’s current corporate structure is as follows:

As all the above mentioned companies presented were under common control, the series of contractual arrangements between HiTek Global and HiTek in March 2018 constituted a reorganization under common control and was retrospectively applied to the consolidated financial statements (“CFS”) at their historical amounts. The CFS are prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including share and per share, which have been revised to reflect the effects of the reorganization.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Information

The accounting and financial reporting policies of the Company conform to generally accepted accounting principles (“GAAP”) in the United States and the preparation of the CFS is in conformity with GAAP which requires management to make estimates and assumptions that affect reported amounts and disclosures. Certain prior year balances have been reclassified to conform to current year presentation.

Principles of Consolidation

The accompanying CFS include financial information related to the Company and its wholly-owned subsidiaries and those variable interest entities (“VIEs”) where the Company is the primary beneficiary.

In preparing the CFS, all significant inter-company accounts and transactions were eliminated.

VIE Agreements with HiTek

Due to PRC legal restrictions of foreign ownership in certain sectors, neither we nor our subsidiaries own any equity interest in HiTek. Instead, WFOE, HiTek and HiTek’s shareholders entered into a series of contractual arrangements (“VIE Agreements”) on March 31, 2018, which have not been tested in a court of law. The VIE Agreements by and among WFOE, HiTek, and HiTek’s shareholders include (i) certain power of attorney agreements and equity interest pledge agreement, which provide WFOE effective control over HiTek; (ii) an exclusive technical consulting and service agreement which allows WFOE to receive substantially all of the economic benefits from HiTek; and (iii) certain exclusive equity interest purchase agreements which provide WFOE with an exclusive option to purchase all or part of the equity interests in and/or assets of HiTek when and to the extent permitted by PRC laws. Accordingly, the Company is considered the primary beneficiary of VIE for accounting purpose and has consolidated the VIE and the VIE’s subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

Each of the VIE Agreements is described in detail below:

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement between HiTek and WFOE, WFOE provides HiTek with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis. The Exclusive Technical Consulting and Service Agreement came into effect as of March 31, 2018. For services rendered to HiTek by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be paid per quarter of 100% of HiTek’s quarterly profit. The term of the Exclusive Technical Consulting and Service Agreement is ten years unless it is terminated by WFOE with 30-day prior notice.

Equity Interest Pledge Agreement

WFOE, HiTek and HiTek shareholders entered into an Equity Interest Pledge Agreement, pursuant to which HiTek shareholders pledged all of their equity interests in HiTek to WFOE in order to guarantee the performance of HiTek’s obligations under the Exclusive Technical Consulting and Service Agreement as described above. The Equity Interest Pledge Agreement came into effect as of March 31, 2018. During the term of the pledge, WFOE is entitled to receive any dividends declared on the pledged equity interests of HiTek. The Equity Interest Pledge Agreement ends when all contractual obligations under the Exclusive Technical Consulting and Service Agreement have been fully performed.

Exclusive Equity Interests Purchase Agreement

Under the Exclusive Equity Interests Purchase Agreement, the HiTek Shareholders granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, part or all of their equity interests in HiTek. The option price is equal to the capital paid in by the HiTek Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. The Exclusive Equity Interests Purchase Agreement remains effective for a term of ten years and may be renewed at WFOE’s election.

Power of Attorney

Each shareholder of the HiTek has executed an irrevocable power of attorney in favor of WFOE. Pursuant to this power of attorney, WFOE has full power and authority to exercise all of such shareholders’ rights with respect to their equity interest in the VIE Companies, including HiTek, Huasheng and Huoerguosi. The power of attorney will remain in force for so long as the shareholder remains a shareholder of HiTek.

During the years ended December 31, 2023, 2022 and 2021, there were no transactions in HiTek Global Inc. and HiTek HK besides minimal capital transactions, professional fee payments and interest income. As of December 31, 2023, the VIEs accounted for 57% and 100% of the Company’s total assets and total liabilities, respectively. As of December 31, 2022, the VIEs accounted for 96% and 98% of the Company’s total assets and total liabilities, respectively. As of December 31, 2023 and 2022, $1,041,909 and $843,705 of cash was denominated in RMB, respectively.

Use of Estimates and Assumptions

The preparation of the CFS in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the CFS and the reported amounts of revenues and expenses during the reporting period.

Significant accounting estimates reflected in the Company’s CFS include allowance for doubtful accounts, inventory obsolescence, deferred taxes, and the useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Fair Values of Financial Instruments

The U.S. GAAP regarding fair value (“FV”) of financial instruments and related FV measurements define FV, establish a three-level valuation hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring FV.

The three levels of inputs are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable.

ASC 825-10 “Financial Instruments”, allows entities to choose to measure certain financial assets and liabilities at FV (FV option). The FV option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the FV option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the FV option to any outstanding instruments.

The carrying amounts in the consolidated balance sheets for cash, accounts receivable, accounts receivable – related party, advances to suppliers, deferred offering costs, prepaid expenses and other, accounts payable and accrued liabilities, income taxes payable, VAT and other taxes payable, and due to related parties approximate their FV based on the short-term maturity of these instruments.

The Company’s investments measured at FV on a recurring basis consist of trading securities and held-to-maturity debt securities. The valuation for the Level 1 position is based on quoted prices in active markets. For detailed information, please see “NOTE 3 – INVESTMENTS.”

Earnings Per Share (“EPS”)

Basic EPS is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted-average number of ordinary shares and dilutive potential ordinary shares outstanding during the year.

For the years ended December 31, 2023, 2022 and 2021, there were no other contracts to issue ordinary shares, such as options, warrants or conversion rights, which would have a dilutive effect on EPS.

Cash

Cash consists of cash on hand and in banks. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash with various financial institutions in the PRC. As of December 31, 2023 and 2022, cash balances held in PRC banks were uninsured. The Company has not experienced any losses in bank accounts during the years ended December 31, 2023 and 2022.

Concentrations of Credit Risk

Currently, all of the Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic, and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the United States of America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, short-term investments, trade accounts receivable, and accounts receivable from related parties and advances to suppliers. A portion of the Company’s sales are credit sales which are to the customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Investments

Short-term investments consist of trading stock and debt securities, which include mutual funds and wealth management products issued by commercial banks with maturity within one year. Considering the Company’s short-term investments are highly liquid in nature, changes in the FV and related transactions of short-term investments are presented as operating activities in the Company’s consolidated statements of cash flows. Long-term investments include mutual funds and wealth management products with a maturity of over one year. The Company accounts for investment in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Dividend and interest income, including amortization of the premium and discount arising at acquisition, for all categories of investments in securities is included in Consolidated Statements of Operations. Net realized and unrealized holding gains and losses for investments are included in Consolidated Statements of Operations.

If a security is acquired with the intent of selling it within hours or days, the security is classified as a trading security. The Company classifies investments in trading stock and mutual funds as trading securities. Unrealized holding gains and losses for trading securities are included in earnings.

If the Company has positive intent and ability to hold to maturity, the security is classified as a held-to-maturity security. The Company classifies investments in wealth management products as held-to-maturity securities as the Company intends to hold these investments until maturity. The investments in wealth management products are valued at carrying value, which approximates the amortized cost. For individual securities classified as held-to-maturity securities, the Company evaluates whether a decline in FV below the amortized cost basis is other-than-temporary, in accordance with ASC 320. Other-than-temporary impairment loss is recognized in earnings equal to the entire excess of the debt security’s amortized cost basis over its FV at the balance sheet date of the reporting period for which the assessment is made.

Expected Credit Losses

On January 1, 2023, the Company adopted ASC 326, Credit Losses (“ASC 326”), which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods. The adoption did not have a material impact on the Company’s CFS.

Upon adoption of ASC 326, the Company maintains an allowance for credit losses in accordance with ASC 326 and records the allowance for credit losses as an offset to assets such as accounts receivable, etc., and the estimated credit losses charged to the allowance are classified as general and administrative expenses in the consolidated statements of operations and comprehensive income (loss). The Company assesses collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on the size and nature of specific customers’ receivables. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Bad debts are written off as incurred.

Advances to Suppliers

Advances to suppliers are amounts prepaid to suppliers for purchases of inventories and outsourced software services. In evaluating the recoverability of such advances, the Company mainly considers the age of the balance and the ability of the suppliers to perform the related obligations.

Deferred Offering Cost

The Company complies with ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering cost consisted of underwriting, legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering (IPO), and it was charged to shareholders’ equity upon the completion of the IPO.

Inventories

Inventories are stated at the lower of cost (weighted average basis) or net realizable value. The methods of determining inventory costs are used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items is lower than the cost.

Property, Equipment and Software

Property, equipment and software are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in the statement of operations in the year of disposition. The Company examines the possibility of decreases in the value of property, equipment and software, when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Classification	Estimated useful life
Furniture and office equipment	3-5 years
Computer equipment	2-3 years
Transportation equipment	5 years
Buildings and improvements	5-20 years
Software	3 years

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated FV and its book value.  The Company did not record any impairment charge for the years ended December 31, 2023, 2022 and 2021.

Revenue Recognition

The Company follows ASU 2014-09, Topic 606, “Revenue from Contracts with Customers” and its related amendments (collectively referred to as “ASC 606”) for its revenue recognition accounting policy that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. In accordance with ASC 606, revenue is recognized when all of the following five steps are met: (i) identify the contract(s) with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations; (v) recognize revenue when (or as) each performance obligation is satisfied.

The Company generates its revenues primarily from three sources: (1) hardware sales, (2) software sales, and (3) tax devices and services. The Company recognizes revenue when performance obligations under the terms of a contract with its customers are satisfied. This occurs when the control of the goods and services have been transferred to the customer.

●	Hardware sales

Hardware revenues are generated primarily from the sale of computer and network hardware to end users. The products include computers, printers, internet cables, certain internet servers, cameras and monitors. Sales of hardware have a single performance obligation. The Company recognizes the revenue when ownership is transferred to end customers. The Company’s revenue from sales of hardware is reported on a gross basis since the Company is primarily obligated in the transaction, bears inventory and credit risk and has discretion to establish the prices.

●	Software sales

HiTek also does business in software sales and focuses on the perpetual licenses sales for one of the self-developed software Communication Interface System (“CIS”). CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal companies. The system is used to communicate the RCTX-X module, collect the work diagram, the electricity diagram, the pressure temperature and other measures, and can extract the data and import it to the software of the windows platform to display analysis.

Performance Obligations - Software contracts with customers include multiple performance obligations such as sale of software license, installation of software, operation training service and warranty. The installation and operation training are essential to the functionality of the software which are provided to the clients prior to the acceptance of the software. The Company provides one-year warranty which mainly telephone supports. The Company estimates that costs associated with warranty are de minimis to the overall contract. Therefore, the Company does not further allocate transaction price.

The Company recognizes revenue from software sales when the software is accepted by the customer.

●	Tax Devices and Services

Before January 21, 2021, all VAT general taxpayer businesses in China were required to purchase the Anti-Counterfeiting Tax Control System (“ACTCS” or Golden Tax Disk or GTD) tax devices to issue the VAT Invoice and for quarterly VAT filing. HiTek is authorized to carry out the implementation of ACTCS specialty hardware retailing. The price of GTD and related supporting services are determined by the National Development and Reform Commission. From January 21, 2021, new taxpayers can receive electronic tax control Ukey for free from the tax authority. HiTek could provide supporting services to the new taxpayers.

Performance Obligations - Tax devices and services contracts with customers include multiple performance obligations such as delivery of products, installation and after-sales supporting services, tax control system risk investigation service, and tax invoicing management service, such as training service on issuing electronic invoice, complete tax declaration automatically and back up data online.

Revenue from the sales of GTD devices is recognized when ownership is transferred to end customers. The Company provides the tax device after-sales supporting services and tax invoicing management service, charging the service fee on an annual basis because the service period is usually one year. Revenue from its service is recognized as the services are performed and amounts are earned, using the straight-line method over the term of the related services agreement. The Company also charges a one-time service charge for each investigation request. Revenue from tax control system risk investigation service is recognized when the services are performed. Revenue is recognized based on each performance obligation’s standalone selling price that is sold separately and charged to customers at contract inception.

The Company’s revenue from its gross billings is reported on a gross basis since the Company is primarily obligated in the transaction, is subject to inventory and credit risk.

Revenue was comprised of the following.

	Years Ended December 31,
	2023	2022	2021
Revenues
Hardware	$2,428,592	$2,504,426	$2,434,694
Tax devices and service	1,376,323	1,803,650	1,970,363
Software	758,816	2,120,532	2,056,106
Total revenues	$4,563,731	$6,428,608	$6,461,163

●	Contract balances

Prepayments received from customers prior to the services being performed are recorded as deferred revenue. Deferred revenue consists of the annual service fees for GTD and tax invoicing management service received from customers while the services have not yet been performed. The Company recognizes the service fees as revenue on a straight-line basis in accordance with the service periods.

●	Practical expedients and exemptions

The Company generally expenses sales commissions as incurred because the amortization period would have been one year or less.

Deferred Revenue

Deferred revenue consists of the annual service fees for GTD received from customers but the services have not yet been performed. The Company recognizes the service amount as revenue on a straight-line basis in accordance with the service periods. For the years ended December 31, 2023, 2022 and 2021, the Company recognized revenue of $977,054, $784,530 and $752,286, respectively, that was included in the deferred revenue balance at the beginning of each year.

Cost of Revenue

Cost of revenue is comprised of (i) the direct cost of our hardware products purchased from third parties; (ii) logistics-related costs, which primarily include product packaging and freight-in charges; (iii) third-party royalties paid for the GTD; and (iv) compensation for the employees who handle the products and other costs that are necessary for us to provide the services to our customers.

Selling Expenses

Selling expenses consists of primarily shipping and handling costs for products sold and advertising and marketing expenses for promotion of our products.

General and Administrative Expenses

General and administrative expenses consist primarily of costs of salary and welfare for our general administrative and management staff, facilities costs, depreciation and amortization expenses, professional fees, accounting fees, meals and entertainment, utilities, additional expenses for public offering, and other miscellaneous expenses incurred in connection with general operations. All depreciation and amortization was recorded in general and administrative expenses because fixed assets are mainly for sales and administrative purposes.

Government Subsidies

Subsidies are given by the government to mainly support the Company for the increase in production and social insurance compensation for rural laborers. Subsidies are recognized as government subsidies income in the consolidated statements of operations when received.

Research and Development Expenses

The Company follows FASB ASC 985-20, Cost of Software to Be Sold, Leased or Marketed, regarding software development costs to be sold, leased, or otherwise marketed. FASB ASC 985-20-25 requires research and development (“R&D”) costs for software development to be expensed as incurred until the software model is technologically feasible. Technological feasibility is established when the enterprise has completed all planning, designing, coding, testing, and identification of risks activities necessary to establish that the product can be produced to meet its design specifications, features, functions, technical performance requirements. Some judgment and estimation is required to assess when technological feasibility Is established, as well as the ongoing assessment of the recoverability of capitalized costs. The Company’s products reach technological feasibility shortly before the products are released and sold to the public. Therefore, R&D costs are generally expensed as incurred.

The Company expenses R&D expenses as incurred and they are included as part of general and administrative expenses. R&D expenses for the years ended December 31, 2023, 2022 and 2021 were $38,221, $42,052 and $43,661, respectively.

The Company defers certain costs for the software development activities associated with certain software, which the Company determined has future economic benefit. Management periodically reviews and revises, when necessary, its estimate of the future benefit of these costs and expenses if it deems there no longer is a future benefit. The Company has two software (for internal use) (Finance and Taxation Service Platform Mobile Application and Corporate Full-Service Platform Mobile Application) and they were fully amortized as of December 31, 2022.

Income Taxes

The Company is governed by the Income Tax Law of the PRC. The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applies the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the Company’s CFS. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period.

Value Added Taxes (“VAT”)

VAT is reported as a deduction of revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable.

Foreign Currency Translation

The functional currency of the Company’s operations in the PRC is the Chinese Yuan or Renminbi (“RMB”). The CFS are translated to U.S. dollars using the period end rates of exchange for assets and liabilities, equity is translated at historical exchange rates, and average rates of exchange (for the period) are used for revenues and expenses and cash flows. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income / loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in its functional currency. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The exchange rates as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and 2022 are as follows:

	December 31,		Years Ended December 31,
	2023	2022	2023	2022
Foreign currency	Balance Sheet	Balance Sheet	Profits/Loss	Profits/Loss
RMB:1USD	7.0971	6.9091	7.0732	6.7285

Comprehensive Income

Comprehensive income is comprised of net income and all changes to the statements of shareholders’ equity, except those due to investments by shareholders and changes in paid-in capital. For the Company, comprehensive income for the years ended December 31, 2023, 2022 and 2021 consisted of net income and unrealized gain (loss) from foreign currency translation adjustment.

Related Parties

A party is considered related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Leases

On December 31, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (as amended by ASU 2018-01, 2018-10, 2018-11, 2018-20, and 2019-01, collectively “ASC 842”), using the modified retrospective method. The Company elected the transition method which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. As a result of electing this transition method, previously reported financial information has not been restated to reflect the application of the new standard to the comparative periods presented. The Company elected the package of practical expedients permitted under the transition guidance within ASC 842, which among other things, allows the Company to carry forward certain historical conclusions reached under ASC Topic 840 regarding lease identification, classification, and the accounting treatment of initial direct costs. The Company elected not to record assets and liabilities on its consolidated balance sheet for new or existing lease arrangements with terms of 12 months or less. The Company recognizes lease expenses for such lease on a straight-line basis over the lease term.

The most significant impact upon adoption is for the recognition of Right-of-use (“ROU”) assets and lease liabilities on the Company’s consolidated balance sheets for office and warehouse space leases. At the commencement date of a lease, the Company recognizes a lease liability for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term. The lease liability is initially measured as the present value of the future fixed lease payments that will be made over the lease term. The lease term includes periods for which it’s reasonably certain that the renewal options will be exercised and periods for which it’s reasonably certain the termination options will not be exercised. The future fixed lease payments are discounted using the rate implicit in the lease, if available, or the incremental borrowing rate (“IBR”). The Company will evaluate the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group. If the carrying value of the asset group is determined to not be recoverable and is in excess of the estimated fair value, the Company will record an impairment loss in other expenses in the consolidated statements of operations.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires disaggregated information about an entity’s effective tax rate reconciliation and additional discloses on income taxes paid. The new requirements are effective for annual periods beginning after December 15, 2024. The guidance is to be applied prospectively, with an option for retrospective application. The Company is currently evaluating the impact of this new guidance on disclosures within its CFS.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on its CFS.

NOTE 3 – INVESTMENTS

Short-term investments consist of trading stock and debt securities, which include mutual funds and wealth management products issued by commercial banks with maturity within one year. Long-term investments consist of wealth management products with maturity over one year. Investments consisted of the following.

		Quoted	Significant	Significant
		Prices in	Other	Other
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2023	(Level 1)	(Level 2)	(Level 3)
Short-term investments
Trading securities	$5,837,445	$5,837,445	$-	$-
Held-to-maturity debt securities	3,000,000	3,000,000	-	-
Long-term investment
Held-to-maturity debt securities	1,000,000	1,000,000	-	-
Total	$9,837,445	$9,837,445	$-	$-

		Quoted	Significant	Significant
		Prices in	Other	Other
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2022	(Level 1)	(Level 2)	(Level 3)
Short-term investment
Trading securities	$2,408,772	$2,408,772	$-	$-
Held-to-maturity debt securities	1,881,576	1,881,576	-	-
Total	$4,290,348	$4,290,348	$-	$-

Net investment (loss) income for the years ended December 31, 2023, 2022 and 2021 consists of the following.

	December 31,
	2023	2022	2021
Gain (loss) from sales of short-term investments:
Trading securities	$31,097	$(30,848)	$3,945
Held-to-maturity debt securities	11,397	-	17,189
Unrealized holding income (loss) of short-term investments:
Trading securities	49,245	(2,722)	82,241
Held-to-maturity debt securities	184,018	14,207	-
Unrealized holding income of long-term investments:
Held-to-maturity debt securities	54,795	-	-
Net investment income (loss)	$330,552	$(19,363)	$103,375

NOTE 4 – accounts receivable, Net

As of December 31, 2023 and 2022, accounts receivable, net consisted of the following.

	2023	2022
Accounts receivable	$2,279,593	$3,435,340
Less: allowance for credit losses	(160,855)	$(164,122)
Accounts receivable, net	$2,118,738	$3,271,218
Accounts receivable – related party, net	$-	$399,465
Non-current accounts receivable	$4,597,214	$4,209,546

The following table describes the movements in the allowance for credit losses during the years ended December 31, 2023 and 2022.

	2023	2022	2021
Balance at January 1	$164,122	$179,475	$298,224
Provision for (reversal of) doubtful accounts	1,084	(1,087)	(124,881)
Foreign exchange difference	(4,351)	(14,266)	6,132
Balance at December 31	$160,855	$164,122	$179,475

The Company reviews the outstanding receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances.

NOTE 5 – ADVANCES TO SUPPLIERS, Net

As of December 31, 2023 and 2022, advances to suppliers consisted of the following:

	2023	2022

Advances to suppliers - Inventories	$-	$483,435
Advances to suppliers – Services (1)	338,166	-
Less: reserve for amount not recoverable	-	(1,666)
Total	$338,166	$481,769

(1)	In 2023, the Company signed a software upgrade and development contract (for internal use) (Interface System), which obligated the software company to perform certain software upgrade and development activities from May to September 2023. As of December 31, 2023, the total contract price was $676,333 and shall be paid using installment payment method (50% within 5 working days after the signing of this contract, 40% within 5 working days upon launching of the official version, and 10% within 30 working days upon launching of the official version). The ownership of the final product belongs to the Company.

NOTE 6 – INVENTORIES, NET

As of December 31, 2023 and 2022, inventories consisted of the following.

	2023	2022

Inventory	$236,739	$442,681
Less: reserve for obsolete inventories	(17,234)	(12,011)
Total	$219,505	$430,670

Inventories include computer, network hardware, and GTDs. The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence or if a write-down is necessary if the carrying value exceeds net realizable value.

NOTE 7 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

As of December 31, 2023 and 2022, prepaid expenses and current assets consisted of the following.

	2023	2022

Interest receivable (1)	$171,657	$42,263
Prepaid expenses (2)	24,770	4,342
Other receivables, net (3)	156,492	48,320
Total	$352,919	$94,925

(1)	Interest receivable primarily consists of interest from loans to third parties and interest from investments.

(2)	Prepaid expenses primarily consist of insurance premium, investor relations and lawyer’s fee.

(3)	Other receivables primarily consist of cash advance to employees for business travel or expenses incurred in the ordinary courses of business, net of expected credit loss.

NOTE 8 – LOAN RECEIVABLE

As of December 31, 2023 and 2022, loan receivable consisted of the following.

	2023	2022

Guangxi Beihengda Mining Co., Ltd. (1)	$5,213,397	$5,355,257
Hongkong Sanyou Petroleum Co., Ltd (2)	2,621,971	-
Total loan receivable	7,835,368	5,355,257
Less: current portion	3,608,289	1,013,157
Loan receivable - non current	$4,227,079	$4,342,100

(1)	On January 21, 2022, March 28, 2022 and June 14, 2022, the Company made three loans of RMB30,000,000 ($4,272,079), RMB3,000,000 ($422,708) and RMB7,000,000 ($986,318) to a third party, which were restricted for its operating activities, carrying interest at 12%. The RMB30,000,000 loan was extended for one year and will mature on January 21, 2025. The RMB7,000,000 will mature on June 13, 2024. The RMB3,000,000 loan was repaid in August 2022 with an interest of RMB120,000 ($17,368). The change in the carrying value of these outstanding loans from $5,355,257 in 2022 to $5,213,397 in 2023 was due mainly to currency translation. Pursuant to a mining right pledge agreement dated August 5, 2022 between HiTek, as representative of the Lenders, and the Borrower, these three loans are secured by the Borrower’s coal mining permit issued by Bobai County Natural Resources Bureau, which grants the Borrower a 20-year mining right for certain building granite mine in Daguang Village, Shuiming Town, Bobai County, Guangxi Province, for production of 1.306 million cubic meters per year.

(2)	In 2023, the Company provided loans with interest of 1.5% per month to another third party for its operating activities. The loans are secured by their respective pledge contracts using their underlying assets. Such loans mature within nine months from the date of issue, with loan principal, interest, and handling fees to be settled immediately after the maturity date. From April to December 2023, total loans to such a third party were $9.8 million, of which $7.3 million of the principal was repaid prior to December 31, 2023.

Interest income for the loans for the years ended December 31, 2023, 2022 and 2021 was $909,362, $540,842 and $7,107, respectively.

NOTE 9 – NON-CURRENT ADVANCE TO A THIRD PARTY

In 2020, the Company signed a software development contract with a third party software development company to develop a Corporate Full-Service Platform Mobile Application for internal use. The ownership of the final product belongs to the Company and the copyrights will be shared with the software development company. In August 2023, the Company signed a supplemental agreement with an external vendor who took over the software development project. As of December 31, 2023, approximately $411,000 had been advanced to the software development company; and the Company is committed to additional costs under software development contract of approximately $12,000. The software development project is expected to be complete in the third quarter of 2024.

NOTE 10 – PROPERTY, equipment AND SOFTWARE, net

As of December 31, 2023 and 2022, property, equipment and software consisted of the following.

	2023	2022

Office furniture	$51,277	$2,576
Computer equipment	6,371	6,545
Transportation equipment	202,893	67,580
Buildings and improvements	586,373	448,607
Software	1,039,861	1,068,156
	1,886,775	1,593,464
Less: accumulated depreciation and amortization	(1,483,445)	(1,470,497)
	$403,330	$122,967

For the years ended December 31, 2023 and 2022, depreciation expenses were $50,662 and $21,881, respectively.

NOTE 11 – Taxes payable

As of December 31, 2023 and 2022, taxes payable consisted of the following.

	2023	2022

Value-added tax	$1,219,713	$1,135,002
Income tax	564,372	404,617
Other taxes	133,562	131,703
Total	$1,917,647	$1,671,322

NOTE 12 – RELATED PARTY TRANSACTIONS

The following are related party balances as of December 31, 2023 and 2022.

	2023	2022

Accounts receivable
Beijing Zhongzhe Yuantong Technology Co., Ltd.(1)	$-	$399,465
	$-	$399,465

	2023	2022

Due to related parties
Fengqi (Beijing) Zhineng Technology Co., Ltd.(2)	$-	$598
	$-	$598

The following are related party transactions for the years ended December 31, 2023, 2022 and 2021.

	2023	2022	2021

Cost of revenues
Fengqi (Beijing) Zhineng Technology Co., Ltd.(2)	$8,480	$11,830	$52,961
	$8,480	$11,830	$52,961

(1)	Beijing Zhongzhe Yuantong Technology Co., Ltd. (“Beijing Zhongzhe”) and one of the minority shareholders of HiTek are under common control. As of December 31, 2022, accounts receivable from Beijing Zhongzhe Yuantong Technology Co., Ltd. was $399,465. As of December 31, 2023, it was collected by the Company.

(2)	Mr. Yin is the director and a minority shareholder of Fengqi (Beijing) Zhineng Technology Co., Ltd. The Company purchased from Fengqi (Beijing) Zhineng Technology Co., Ltd. hardware of $8,480, $11,830 and $52,961 for fiscal year ended December 31, 2023, 2022 and 2021, respectively. As of December 31, 2023 and 2022, the Company has outstanding advances owed to Fengqi (Beijing) Zhineng Technology Co., Ltd., of $nil and $598, respectively. The advances are due on demand and non-interest bearing.

NOTE 13 – LEASES

A summary of supplemental information related to operating leases as of December 31, 2023 is as follows.

Operating lease ROU assets	$3,309

Operating lease liabilities-current	$3,309
Total operating lease liabilities	$3,309

Weighted average remaining lease term	1.0 year
Weighted average discount rate	4.8%

The following table represents the maturity of lease liabilities as of December 31, 2023.

12 months ending December 31,
2024	3,382
Total lease payments	3,382
Less: interest	(73)
Present value of lease liabilities	$3,309

NOTE 14 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

As of December 31, 2023 and 2022, accrued expenses and other current liabilities consisted of the following.

	2023	2022

Payroll	$130,463	$253,212
Interest payable	46,639	21,132
Other	78,029	73,823
Total	$255,131	$348,167

NOTE 15 – LOAN PAYABLES

As of December 31, 2023 and 2022, loan payables consisted of the following.

	2023	2022

Short-term borrowings	$493,159	$506,578
Long-term borrowings	2,113,539	2,171,050
Total	$2,606,698	$2,677,628

On January 21, March 28 and June 14, 2022, the Company entered into three loans of RMB15,000,000 ($2,113,539), RMB1,500,000 ($211,354) and RMB3,500,000 ($493,159) from a third party, carrying interest at 12%. The RMB15,000,000 loan is extended for one year and will mature on January 21, 2025. The RMB3,500,000 loan is due on June 13, 2024. The RMB1,500,000 loan was repaid prior to December 31, 2022. The change in the carrying value of these outstanding loans from $2,677,628 in 2022 to $2,606,698 in 2023 was due mainly to currency translation.

The interest expense for the years ended December 31, 2023, 2022 and 2021 was $313,861, $285,353 and $nil, respectively.

NOTE 16 – ORDINARY SHARES

In April 2023, the Company issued 3,404,685 Ordinary Shares, of which 3,200,000 shares were related to the IPO and 204,685 shares related to an over-allotment arrangement, at $5.00 per share with net proceeds of approximately $15.1 million.

On February 5, 2024, the 2024 annual general meeting of shareholders adopted the resolutions that the issued 14,392,364 ordinary shares of par value of US$0.0001 each are re-designated and re-classified into 6,200,364 Class A ordinary shares of par value US$0.0001 each with one vote per share (the “Class A Ordinary Shares”) and 8,192,000 Class B ordinary shares of par value US$0.0001 each with 15 votes per share (the “Class B Ordinary Shares”) on a one for one basis.

NOTE 17 – INCOME TAXES

The entities within the Company file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company is a tax-exempt entity incorporated in Cayman Islands.

Hong Kong

HiTek Hong Kong Limited was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax has been made in the CFS as HiTek Hong Kong Limited has no assessable profits for the years ended December 31, 2023, 2022 and 2021.

PRC

The Company’s PRC operating subsidiary and VIEs, being incorporated in the PRC, are governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applies to both domestic and foreign invested companies. One of the Company’s subsidiaries located in the Xinjiang Huoerguosi special development zones, Huoerguosi, is currently exempt from corporate income tax in China from January 1, 2017 to December 31, 2021. Since the beginning of 2022, Huoerguosi did not enjoy the above preferential tax policy. State Administration of Taxation and Ministry of Finance issued a notice related to the tax relief policy for small-scale companies in January 2019. According to the notice, from January 1, 2019 to December 31, 2021, if a small profit-making enterprise has annual taxable income less than or equal to RMB 1 million, only 25% of its annual taxable income will be subject to income tax at a reduced rate of 20%; for those with annual taxable income more than RMB 1 million but less than RMB 3 million, 50% of their annual taxable income will be subject to income tax at the reduced rate of 20%. In April 2021, on the basis of the previous preferential policy, State Administration of Taxation and Ministry of Finance issued a notice stating that, from January 1, 2021 to December 31, 2022, for those with annual taxable income less than or equal to RMB 1 million, only 12.5% of its annual taxable income will be subject to income tax at a reduced rate of 20%. In March 2022, on the basis of the previous preferential policy, State Administration of Taxation and Ministry of Finance further issued a notice stating that, from January 1, 2022 to December 31, 2024, for those with annual taxable income more than RMB 1 million but did not exceed RMB 3 million, 25% of their annual taxable income will be subject to income tax at the same reduced rate of 20%. In March 2023, on the basis of the previous preferential policy, State Administration of Taxation and Ministry of Finance issued a notice stating that, from January 1, 2023 to December 31, 2024, for those with annual taxable income less than or equal to RMB 1 million, 25% of their annual taxable income will be subject to income tax at the same reduced rate of 20%.

The Company’s income (loss) before income taxes includes the following for the years ended December 31.

	2023	2022	2021

Non-PRC operations	$(176,949)	$(385,297)	$(328,672)
PRC operations	1,771,475	2,254,260	2,540,882
Total income before income taxes	$1,594,526	$1,868,963	$2,212,210

Income tax expense was comprised of the following for the years ended December 31.

	2023	2022	2021

Current tax expense	$207,553	$276,189	$202,229
Deferred tax expense	339,332	177,029	340,624
Total income tax expense	$546,885	$453,218	$542,853

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The cumulative tax effect at the expected rate of 25% of significant items comprising the net deferred tax amount is at December 31, 2023 and 2022 as follows.

	2023	2022
Deferred tax assets
Net operating loss	$8,338	$5,313
Deferred revenue	39,340	205,605
Unbilled cost	374,357	355,461
Unbilled interest expenses	37,727	34,592
Software amortization	259,965	267,039
Allowance for doubtful accounts	13,459	8,308
Inventories obsolescence	(6,591)	7,043
Unrealized losses on trading securities	1,761	1,809
Accrued Bonus	43,074	62,441
Other	34,246	31,819
Total deferred tax assets	805,676	979,430
Deferred tax liabilities
Unbilled revenue	(2,270,234)	(2,149,169)
Unbilled interest income	(50,369)	(69,149)
Deferred government subsidiary income	(41,673)	(42,806)
Unrealized gain on short-term investment	(285)	(2,796)
Other	(14,336)	(4,462)
Total deferred tax liabilities	(2,376,897)	(2,268,382)
Valuation allowance	(32,942)	(11,469)
Net deferred tax liabilities	$(1,604,163)	$(1,300,421)

Following is a reconciliation of income tax expense at the effective rate to income tax at the calculated statutory rates for the years ended December 31.

	2023	2022	2021

PRC statutory tax rate	25%	25.0%	25.0%
Effect of different tax rates in different jurisdictions	2.8%	5.2%	3.7%
Permanent difference	-%	(0.1)%	1.1%
Tax holiday effect (1)	6.5%	(5.9)%	(5.3)%
Effective tax rate	34.3%	24.2%	24.5%

(1)	A PRC subsidiary incurred loss in 2023, which resulted in tax benefit and positive tax holiday effect in 2023.

Uncertain Tax Positions

The Company had no significant unrecognized uncertain tax positions or unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of and for the years ended December 31, 2023 and 2022.

NOTE 18 – CONCENTRATIONS

Major Customers

Details of the Company’s major customers (including those accounting for 10% or more of the Company’s total revenues) are as follows.

	Years Ended December 31,
	2023		2022		2021

Customer A	$801,344	18%	$2,291,651	36%	$1,784,738	28%
Customer B	398,488	9%	834,911	13%	896,220	14%
Total	$1,199,832	27%	$3,126,562	49%	$2,680,958	42%

Details of the Company’s major customers (including those accounting for 10% or more of the Company’s accounts receivable are as follows.

	December 31,
	2023		2022		2021

Customer A	$4,615,308	67%	$5,274,060	67%	$4,256,804	66%
Customer B	1,901,481	28%	1,864,208	24%	1,027,238	16%
Customer C	-	-%	399,465	5%	963,034	15%
Total	$6,516,789	95%	$7,537,733	96%	$6,247,076	97%

Major Suppliers

Details of the Company’s major suppliers (including those accounting for 10% or more of the Company’s total purchases) are as follows.

	Years Ended December 31,
	2023		2022		2021

Supplier A	$13,532	1%	$62,647	2%	$295,283	11%
Supplier B	312,039	12%	20,586	1%	109,764	4%
Supplier C	-	-%	472,988	16%	215,526	8%
Supplier D	-	-%	430,744	15%	267,933	10%
Supplier E	105,852	4%	366,115	13%	138,849	5%
Supplier F	94,348	4%	326,836	11%	-	-%
Total	$525,771	21%	$1,679,916	58%	$1,027,355	38%

Details of the Company’s major suppliers (including those accounting for 10% or more of the Company’s accounts payable) are as follows.

	December 31,
	2023		2022		2021

Supplier C	$256,623	47%	$52,539	8%	$-	-%
Supplier E	18,562	3%	155,990	22%	39,077	8%
Supplier G	14,649	3%	131,661	19%	6,061	1%
Supplier H	-	-%	79,605	11%	86,494	17%
Supplier I	-	-%	8,887	1%	84,671	16%
Supplier J	59,195	11%	60,806	9%	66,068	13%
Total	$349,029	64%	$489,488	70%	$282,371	55%

NOTE 19 – COMMITMENTS AND CONTINGENCY

Contingencies

The Company may be involved in various legal proceedings, claims and other disputes arising from the commercial operations, projects, employees and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. As of December 31, 2023, the Company was not aware of any litigation or proceedings against it.

Risks in relation to the VIE structure

It is possible the Company’s operations and businesses through its VIE could be found by PRC authorities to violate PRC law and regulations prohibiting or restricting foreign ownership of companies that engage in such operations and businesses. While the Company’s management considers the possibility of such a finding by PRC regulatory authorities under current law and regulations to be remote, on January 19, 2015, the Ministry of Commerce of the PRC, or (the “MOFCOM”) released on its Website for public comment a proposed PRC law (the “Draft FIE Law”) that appears to include VIEs within the scope of entities that could be considered foreign invested companies (or “FIEs”) that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of “actual control” for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of “actual control.” If the Draft FIE Law is passed by the People’s Congress of the PRC and goes into effect in its current form, these provisions regarding control through contractual arrangements could be construed to reach the Company’s VIE arrangements, and as a result, the Company’s VIE could become subject to the current restrictions on foreign investment in certain categories of industry. If a finding were made by PRC authorities, under existing law and regulations or under the Draft FIE Law if it becomes effective, about the Company’s operation of certain of its operations and businesses through its VIEs, regulatory authorities with jurisdiction over the licensing and operation of such operations and businesses would have broad discretion in dealing with such a violation, including levying fines, confiscating the Company’s income, revoking the business or operating licenses of the affected businesses, requiring the Company to restructure its ownership structure or operations, or requiring the Company to discontinue all or any portion of its operations. Any of these actions could cause significant disruption to the Company’s business operations and have a severe adverse impact on the Company’s cash flows, financial position and operating performance.

In addition, it is possible the contracts among WFOE, HiTek and HiTek’s shareholders would not be enforceable in China if PRC government authorities or courts found that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. If the Company was unable to enforce these contractual arrangements, the Company would not be able to exert effective control over the VIEs. Consequently, the VIEs’ results of operations, assets and liabilities would not be included in the Company’s CFS. If such were the case, the Company’s cash flows, financial position, and operating performance would be materially adversely affected. The Company’s contractual arrangements WFOE, HiTek and HiTek’s shareholders are approved and in place. Management believes such contracts are enforceable, and considers the possibility remote that PRC regulatory authorities with jurisdiction over the Company’s operations and contractual relationships would find the contracts to be unenforceable.

The Company’s operations and businesses rely on the operations and businesses of its VIEs, which hold certain recognized revenue-producing assets. The VIEs also have an assembled workforce, focused primarily on R&D, whose costs are expensed as incurred. The Company’s operations and businesses may be adversely impacted if the Company loses the ability to use and enjoy assets held by its VIE.

VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision-making ability. All VIEs and their subsidiaries of the Company must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

Summary information regarding consolidated VIEs and their subsidiaries is as follows.

	As of December 31,
	2023	2022

Total current assets	$10,571,775	$11,276,852
Total non-current assets	$9,641,441	$9,102,933
Total Assets	$20,213,216	$20,379,785
Total Liabilities	$7,073,660	$5,329,843

	Years Ended December 31,
	2023	2022	2021
Revenues	$4,335,591	$6,228,595	$6,473,638
Net income	$1,098,947	$1,684,991	$2,061,517

	Years Ended December 31,
	2023	2022	2021
Net cash provided by (used in) operating activities	$834,596	$4,016,852	$(757,861)
Net cash (used in) provided by investing activities	$(675,964)	$(7,349,231)	$400,006
Net cash provided by financing activities	$-	$2,749,498	$-

NOTE 20 – SUBSEQUENT EVENTS

The Company performed an evaluation of events and transactions for potential recognition or disclosure through the date of this report. The Company is not aware of any material subsequent event other than the item disclosed below.

In January 2024, the Company signed a supplementary agreement with Beijing Baihengda Petroleum Technology Co., Ltd. (“Beijing Baihengda,” together with HiTek, the Lenders) and Guangxi Beihengda Mining Co., Ltd. (“Guangxi Beihengda,” or the Borrower) to extend RMB30,000,000 loan receivable and RMB15,000,000 loan payable for one year, due on January 21, 2025.

On February 5, 2024, the 2024 annual general meeting of shareholders adopted the resolutions that the issued 14,392,364 ordinary shares of par value of US$0.0001 each are re-designated and re-classified into 6,200,364 Class A ordinary shares of par value US$0.0001 each with one vote per share (the “Class A Ordinary Shares”) and 8,192,000 Class B ordinary shares of par value US$0.0001 each with 15 votes per share (the “Class B Ordinary Shares”) on a one for one basis.

NOTE 21 – CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Pursuant to Rules 12-04(a), 5-04(c), and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such rules and concluded they were applicable to the Company as the restricted net assets of the Company’s PRC subsidiary and VIEs exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed CFS for the parent company are included herein.

PARENT COMPANY BALANCE SHEETS

	December 31,
	2023	2022
Assets
Current assets
Cash	$8,236,065	$226,578
Short-term investments	3,000,000	-
Intercompany receivables	15,000	10,000
Loan receivable	2,621,971	-
Prepaid expenses and other current assets	204,604	-
Total current assets	14,077,640	236,578

Non-current assets
Non-current deferred offering cost	-	349,842
Long-term investments	1,000,000	-
Investments in non-VIE subsidiaries	14,621,943	14,299,036
Total non-current assets	15,621,943	14,648,878
Total Assets	$29,699,583	$14,885,456

Liabilities and Shareholders’ Equity
Current liabilities
Intercompany payable	$1,361,997	$1,358,930
Total current liabilities	1,361,997	1,358,930

Total Liabilities	1,361,997	1,358,930

Commitments and Contingencies

Shareholders’ Equity
Ordinary Shares, par value $0.0001 per share, 490,000,000 shares authorized; 14,392,364 shares and 10,987,679 shares issued and outstanding as of December 31, 2023 and 2022, respectively.	1,439	1,099
Additional paid-in capital	16,721,551	2,628,356
Statutory reserve	836,215	836,215
Retained earnings	11,387,748	10,340,107
Accumulated other comprehensive loss	(609,367)	(279,251)
Total Shareholders’ Equity	28,337,586	13,526,526
Total Liabilities and Shareholders’ Equity	$29,699,583	$14,885,456

PARENT COMPANY STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2023	2022

Revenues	$36,402	$-
Gross profit	36,402	-

Operating expenses:
General and administrative	764,111	378,857
Total operating expenses	764,111	378,857

Operating loss	(727,709)	(378,857)

Other income (expense)
Net investment income	238,812	-
Interest income	317,505	35
Other expense, net	(3,382)	(4,327)
Total other income (loss)	552,935	(4,292)

Share of income from subsidiaries	1,222,415	1,798,894
Income before provision for income taxes	1,047,641	1,415,745

Net income	$1,047,641	$1,415,745
Comprehensive income
Net income	$1,047,641	$1,415,745

Comprehensive income	$1,047,641	$1,415,745
Earnings per ordinary share
– Basic and diluted	$0.08	$0.13

Weighted average number of ordinary shares outstanding
– Basic and diluted	13,257,469	10,987,679

PARENT COMPANY STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2023	2022

Operating Activities
Net income	$1,047,641	$1,415,745
Adjustments to reconcile net income to net cash used in operating activities:
Accrued interest income from loans	(317,172)	-
Net investment gain	(1,461,227)	(1,798,894)
Changes in operating assets and liabilities:
Deferred offering cost	(130,134)	60,000
Due from intercompany	(5,000)	-
Due to intercompany	3,067	-
Prepaid expenses and other current assets	-	40,000
Net cash used in operating activities	(862,825)	(283,149)

Investing Activities
Loans to third parties	(11,260,542)	-
Repayment from third-party loans	8,830,933	-
Purchases of held-to-maturity investments	(11,000,000)	-
Redemption of held-to-maturity investments	7,159,018	-
Net cash used in investing activities	(6,270,591)	-

Financing activities:
Proceeds from issuance of ordinary shares	15,142,902	-
Net cash provided by financing activities	15,142,902	-

Net increase (decrease) in cash	8,009,486	(283,149)
Cash and equivalents at beginning of year	226,578	509,727
Cash and equivalents at end of year	$8,236,064	$226,578

Hitek Global Inc.

Class A Ordinary Shares

Minimum offering: $8,000,000

Maximum Offering: $20,000,000

Prospectus

__________, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon completion of this offering, provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Placement Agent Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

As of July 29, 2024, the Company issued an aggregate of (a) 14,907,000 Class A Ordinary Shares and (b) warrants to purchase an aggregate of 14,907,000 Class A ordinary shares to eight investors. The issuance was conducted in a private transaction under Cayman Islands laws. Such issuances were exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Placement Agent at the closing specified in the Placement Agent Agreement, certificates in such denominations and registered in such names as required by the Placement Agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Placement Agent Agreement **
3.1	Second Amended and Restated Memorandum and Articles of Association ****
4.1	Specimen Class A Ordinary Share certificate ***
4.2	Form of Warrant ******
5.1	Opinion of Maples and Calder (Cayman) LLP regarding the validity of the securities being registered **
8.1	Opinion Maples and of Calder (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1) **
8.2	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters **
8.3	Opinion of Haneberg Hurlbert PLC regarding certain U.S. tax matters **
10.1	Employment Agreement between CEO Xiaoyang Huang and the Registrant, dated July 1, 2018 ***
10.2	Employment Agreement between CTO Bo Shi and the Registrant, dated July 1, 2018 ***
10.3	Employment Agreement between CFO Tianyu Xia and the Registrant, dated September 2, 2018 ***
10.4	Exclusive Technical Consultation and Service Agreement between WFOE and Hitek, dated March 31, 2018 ***
10.5	Equity Interests Pledge Agreement by and between WFOE, Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd., and Baotou Zhongzhe Hengtong Technology Co., Ltd., dated March 31, 2018 ***
10.6	Exclusive Equity Interests Purchase Agreement by and between WFOE, Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd., and Baotou Zhongzhe Hengtong Technology Co., Ltd., dated March 31, 2018 ***
10.7	Form of Power of Attorney by and between WFOE, Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd., and Baotou Zhongzhe Hengtong Technology Co., Ltd., dated March 31, 2018 ***
10.8	Form of Lock-Up Agreement **
10.9	Form of Securities Purchase Agreement ******
10.10	Form of Escrow Agreement **
16.1	Letter from UHY LLP to the U.S. Securities and Exchange Commission, dated February 21, 2023 *****
21.1	List of Subsidiaries **
23.1	Consent of UHY LLP *
23.2	Consent of Wei, Wei & Co., LLP *
23.3	Consent of Maples and Calder (Cayman) LLP **
23.4	Consent of Jingtian & Gongcheng *
23.5	Consent of Haneberg & Hurlbert PLC **
24.1	Power of Attorney (contained on signature page) *
99.1	Opinion of Jingtian & Gongcheng, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements **
107	Filing Fee Table *
101.INS	Inline XBRL Instance Document.*
101.SCH	Inline XBRL Taxonomy Extension Schema Document.*
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.*
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.*
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.*
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.*
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).*

*	Filed herewith
**	To be filed by amendment.
***	Incorporated by reference to the Registrant’s Form F-1 (No. 333-228498), filed on December 31, 2018.
****	Incorporated by reference to the Registrant’s Annual Report on Form 20-F, filed on April 5, 2024.
*****	Incorporated by reference to the Registrant’s Current Report on Form 6-K, filed on February 21, 2023.
******	Incorporated by reference to the Registrant’s Current Report on Form 6-K, filed on August 12, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xiamen, People’s Republic of China, on September 3, 2024.

Hitek Global Inc.

By:	/s/ Xiaoyang Huang
Xiaoyang Huang
Chief Executive Officer
(Principal Executive Officer)

/s/ Tianyu Xia
Tianyu Xia
Chief Financial Officer
(Principal Accounting and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xiaoyang Huang and Tianyu Xia, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement or Amendment thereto on Form F-1.

Signature	Capacity	Date

/s/ Xiaoyang Huang	Chief Executive Officer	September 3, 2024
Xiaoyang Huang

/s/ Shenping Yin	Chairman of the Board	September 3, 2024
Shenping Yin

/s/ Tianyu Xia	Chief Financial Officer	September 3, 2024
Tianyu Xia

/s/ Bo Shi	Chief Technology Officer	September 3, 2024
Bo Shi

/s/ Wenhua Yang	Director	September 3, 2024
Wenhua Yang

/s/ Jianben Song	Director	September 3, 2024
Jianben Song

/s/ Lawrence Venick	Director	September 3, 2024
Lawrence Venick

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in Newark, DE on September 3, 2024.

Authorized U.S. Representative	By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director Puglisi & Associates